UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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WYNN RESORTS, LIMITED
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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2 0 2 6

Proxy *Statement*

& NOTICE OF ANNUAL MEETING

Wynn RESORTS

PISCES BAR & SEAFARE, WYNN LAS VEGAS
OPENED MAY 2025

Dear Fellow Shareholders,

At Wynn Resorts, we have always believed that a robust culture is not a byproduct of success—it is the engine of it. In 2025, that belief was validated once again, as our deeply held commitment to exceptional guest experiences translated directly into financial results that continue to distinguish us from our peers.

What sets Wynn apart is not simply the elegance of our resorts or the high quality of our amenities—it is the relentless, service-driven dedication of our people. From the moment a guest arrives in one of our floral atriums to the time a bellman waves goodbye, every interaction is an opportunity to exceed an expectation. That standard is not imposed from above; it is woven into the fabric of who we are. Our team members at every level share a genuine passion for hospitality that no competitor can easily replicate. Culture, in this sense, is our most durable competitive advantage.

This commitment to excellence produced remarkable results in 2025. We generated net revenues of $7.1 billion and Adjusted Property EBITDAR of $2.2 billion, resulting in a margin of 31.2 percent across our portfolio. The market recognized what our guests already know: Forbes Travel Guide awarded us 18 Five-Star Awards and Fortune Magazine once again named us one of its Most Admired Companies.

We also continued to reward our shareholders, maintaining our quarterly dividend of $0.25 per share and repurchasing $358 million of shares, representing approximately 4.2% of shares outstanding.

These numbers do not happen by accident. They are the direct consequence of a culture that asks every employee to take personal ownership of the guest experience and to approach their work with artistry and intention. When our guests feel that difference—and they consistently do—they return and they tell others. The financial results, as we often say, speak for themselves.

The Board and I remain fully committed to our success and believe our future continues to be bright with the right team in place to successfully execute on both the opportunities and challenges that lie ahead. On behalf of the entire Board, I want to thank our team members across the globe, whose dedication makes Wynn what it is, and thank you to our shareholders, whose continued trust and confidence in the Board inspires us every day.

Sincerely,

Philip G. Satre

Chair of the Board of Directors

Dear Fellow Shareholders,

Growth is critical to the long-term success of any great company. But how you grow matters every bit as much as the fact that you are growing. At Wynn Resorts, we are pursuing significant growth, in new markets and in our existing properties, with a deep commitment to protecting our culture and our brand. Growing ambitiously while staying true to who we are requires discipline, a relentless focus on our core customer segment and an uncompromising focus on what makes Wynn, Wynn.

Our ability to execute “on-brand” growth always starts with our people, the single most important element of our business. In operations, delivering the Wynn experience requires individuals who bring not only skill and professionalism, but also a genuine sense of caring for others paired with an entrepreneurial spirit that drives them to exceed expectations. It is that rare combination of empathy and initiative that allows our resorts to create the moments that our guests remember forever. Many of the individuals best positioned to deliver these experiences have been with us for many years. It is therefore important to “seed” new developments with seasoned members of the Wynn team.

On the design and development side, we are fortunate to have our in-house team at Wynn Design and Development (WDD), a group of more than 200 professionals who deeply understand our DNA. Working closely with me, WDD has the privilege and the pressure of interpreting our legacy and the opportunities for evolution in new developments. Maintaining and nurturing this team is fundamentally different from outsourcing design on a project-by-project basis, and it is a meaningful competitive advantage for Wynn Resorts.

Nowhere is this strategy of “on-brand” growth more evident than in the planning for Wynn Al Marjan Island, our development in the United Arab Emirates. Each aspect of the property is carefully considered and represents the next iteration of Wynn design. The operations team, some 300 strong now, is a carefully composed group of legacy Wynn leaders and new team members with regional and local experience. Together, they will deliver the Wynn experience to an entirely new market.

As we expand our global presence, we remain vigilant in protecting and preserving the culture and brand that define Wynn Resorts. Growth will never come at the expense of our standards. Whether a guest walks through the doors of Wynn Las Vegas, Encore Boston Harbor, Wynn Palace, Wynn Macau, or soon Wynn Al Marjan Island, they will encounter the same hallmarks of excellence in design and service that have set us apart from the beginning. That is a promise we take seriously—and one we will keep, without exception.

I thank you for your continued support of Wynn Resorts, and I encourage you to vote in favor of the items described in this proxy statement.

Sincerely,

Craig Billings

Chief Executive Officer

Notice of the 2026 Annual Meeting of Shareholders of Wynn Resorts, Limited

The 2026 Annual Meeting of Shareholders (“Annual Meeting”) of Wynn Resorts, Limited (the “Company”) will be held as follows:

DATE AND TIME:	PLACE:
May 6, 2026 8:00 am PT	Virtual meeting conducted via live webcast accessed at this website: http://www.virtualshareholdermeeting.com/WYNN2026

The Board of Directors unanimously recommends that you vote as follows on each of the following proposals, which are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting (the “Proxy Statement”).

THE ANNUAL MEETING WILL BE HELD FOR THE FOLLOWING PURPOSES:	BOARD RECOMMENDATION

1. To elect three Class III directors to serve until the 2029 Annual Meeting of Shareholders	FOR EACH DIRECTOR NOMINEE

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026	FOR

3. To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the Proxy Statement	FOR

4. To approve an amendment and restatement of our amended and restated 2014 Omnibus Incentive Plan to increase the authorized shares by 3,000,000 shares	FOR

And to consider and transact such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

WHO CAN VOTE AND PARTICIPATE

Only the Company’s shareholders of record at the close of business on March 12, 2026, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments or postponements thereof. Only such shareholders, their proxy holders, and our invited guests may attend the Annual Meeting.

HOW TO PARTICIPATE IN THE VIRTUAL ANNUAL MEETING

To participate in the virtual Annual Meeting, visit http://www.virtualshareholdermeeting.com/WYNN2026, and log in using the 16-digit control number printed in the box marked by the arrow on your Notice of Internet Availability, proxy card or voter instruction form.

HOW TO VOTE

Further information and instructions regarding the Annual Meeting, the voting process, the quorum and the required votes for the approval of each of the proposals can be found in the “General Information” section.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, it is important to read the Proxy Statement in its entirety and then cast your vote as promptly as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THIS MEETING

The Proxy Statement and our Annual Report for the fiscal year ended December 31, 2025, are available at http://www.wynnresorts.com on the ”COMPANY INFO” page under the “Annual Meeting” heading.

Beginning on or about March 25, 2026, we sent to our shareholders either a printed copy of our proxy materials or a Notice of Internet Availability containing instructions on how to access our proxy materials electronically.

By Order of the Board of Directors,

Jacqui Krum

Secretary

Las Vegas, Nevada

March 25, 2026

PAY RATIO DISCLOSURE	66

PAY VS. PERFORMANCE	67

SECURITY OWNERSHIP
- Certain Beneficial Ownership and Management	71

ITEMS TO BE VOTED ON
Proposal 1: Election of Directors	75
Proposal 2: Ratification of Appointment of Independent Auditors	75
- Audit and Other Fees	76
- Report of the Audit Committee	77
Proposal 3: Advisory Vote to Approve the Compensation of Named Executive Officers	79
Proposal 4: Approval of an Amendment and Restatement of the 2014 Amended and Restated Omnibus Incentive Plan to Increase the Authorized Shares By 3,000,000 Shares	80

GENERAL INFORMATION
Our 2026 Annual Meeting of Shareholders	93
- How You Can Vote	94
- Shareholder Nominations and Proposals	96
- Annual Report	97
- Other Business	97

APPENDIX A
Appendix A: Wynn Resorts, Limited Third Amended and Restated 2014 Omnibus Incentive Plan	A-1

2 0 2 6 PROXY STATEMENT

2025 Highlights

LAS VEGAS OPERATIONS	ENCORE BOSTON HARBOR	MACAU OPERATIONS
$902.4M	$236.7M	$1,085.0M

Adjusted Property EBITDAR(1)	Adjusted Property EBITDAR(1)	Adjusted Property EBITDAR(1)

18 ««««« 5-STAR AWARDS FROM FORBES TRAVEL GUIDE –More Forbes Five-Star awards across more destinations than any other independent hotel company in the world	18th Year INCLUDED IN FORTUNE MAGAZINE’S MOST ADMIRED COMPANIES AND RANKED THIRD OVERALL IN THE HOTELS, CASINOS & RESORTS CATEGORY

PURSUING GROWTH OPPORTUNITIES

•

Significantly advanced construction of Wynn Al Marjan Island, our 40%-owned planned integrated resort in the UAE, where we topped out the hotel tower in December 2025 at 283 meters in height across 70 floors

•

Acquired and integrated Wynn Mayfair into our global portfolio, representing our first foray into the European market and creating a conduit for Wynn guests to visit our resorts, particularly Wynn Al Marjan Island

•

Launched multiple new and reimagined spaces across the portfolio including the Gourmet Pavillion at Wynn Palace and PISCES Bar & Seafare at Wynn Las Vegas

•

Continued to advance design and planning efforts for non-gaming capital expenditure commitments related to the 10-year concession agreement in Macau

STRENGTHENED BALANCE SHEET & INCREASED SHAREHOLDER ENGAGEMENT

•

Strengthened the balance sheet and enhanced our liquidity position through several strategic debt finance transactions which included upsizing our borrowing capacity under the Wynn Resorts Finance Credit Facility by $500 million and extending its maturity by three years, upsizing our borrowing capacity under the Wynn Macau Cayman II Credit Facility by $1 billion, and refinancing all of our remaining 2026 debt maturities.

•

Continued Wynn Resorts quarterly dividend of $0.25 per share and opportunistically repurchased $358 million of shares, representing approximately 4.2% of shares outstanding as of December 31, 2025

•

Hosted our first in-market Investor Day in the UAE showcasing Wynn Al Marjan Island, which was attended by investors and nearly all of our sell-side research analysts, representing some of the world’s largest asset managers

(1) Adjusted Property EBITDAR is net income before interest, income taxes, depreciation and amortization, pre-opening expenses, impairment of goodwill and intangible assets, property charges and other expenses, triple-net operating lease rent expense related to Encore Boston Harbor, management and license fees, corporate expenses and other expenses (including intercompany golf course, meeting and convention, and water rights leases), stock-based compensation, change in derivatives fair value, loss on debt financing transactions, and other non-operating income and expenses. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (Item 8, Note 20—“Segment Information” to our Consolidated Financial Statements) for the definition of “Adjusted Property EBITDAR” and a reconciliation of Adjusted Property EBITDAR to net income attributable to Wynn Resorts.

2 0 2 6 PROXY STATEMENT

Governance

WHO WE ARE

Our corporate governance practices reflect our commitment to accountability, effective risk oversight, and decision-making aligned with our shareholders’ interests and designed to enhance long-term shareholder value and are grounded in sound governance principles.

GOVERNANCE PRINCIPLES	CORPORATE GOVERNANCE PRACTICE

ACCOUNTABILITY TO SHAREHOLDERS	✓ Our common stock is our only outstanding class of stock, with one vote per share
✓ Our directors are elected by a majority vote standard in uncontested elections

EFFECTIVE RISK OVERSIGHT	✓ Our full Board assesses risks to the Company’s long-term strategic objectives, including development projects and growth initiatives
✓ Our full Board oversees cybersecurity risk and information security

✓ An independent Compliance Committee comprised of three individuals who are not otherwise affiliated with the Board and the Company oversees and promotes compliance and ensures that the Company meets its strict policy to conduct business at the highest levels of honesty and integrity

RISK MITIGATION AND ALIGNMENT OF INTERESTS	✓ Our stock ownership requirements for non-employee directors were increased in 2025

✓ Our clawback policy provides for the recoupment of certain incentive-based compensation received by our current and former executive officers in the event the Company is required to prepare an accounting restatement due to material noncompliance with its financial reporting requirements

✓ Our Insider Trading Policy prohibits directors and executive officers from engaging in speculative transactions in the Company’s securities, such as trading in puts and calls, or selling securities short, and from all hedging and prospective pledging of Company securities as collateral for any loan

BOARD COMPOSITION

INDEPENDENT CHAIR The separation of the roles of Chair of the Board and CEO are enshrined in our Bylaws	89% BOARD INDEPENDENCE Eight of our nine directors are independent

67% CEO EXPERIENCE 6 of our 9 directors have performed or are currently performing CEO roles	6 YEARS AVERAGE DIRECTOR TENURE Seven of our eight independent directors were appointed since 2018

Our Board currently has nine members: Philip Satre, who serves as independent Chair of the Board, Betsy Atkins, Craig Billings, our Chief Executive Officer, Richard Byrne, Paul Liu, Patricia Mulroy, Anthony Sanfilippo, Darnell Strom, and Winifred Webb.

Mr. Byrne, Ms. Mulroy and Mr. Satre have been nominated for re-election at the 2026 Annual Meeting as Class III directors at the Annual Meeting.

DIRECTOR SKILLS AND EXPERIENCE

The table and biographies below highlight the key skills and experiences that our directors have developed through education, direct experience and oversight responsibilities. The details of how such expertise was gained are included in each individual’s biography. We believe these collective qualities, skills, experiences and attributes are essential to the Board’s ability to provide independent oversight, exercise its risk oversight function and guide the Company to long-term, sustainable shareholder value.

If an individual director is not listed as having a particular attribute, it does not signify that individual’s lack of ability to contribute in that specific area. Rather, it is intended to depict notable areas of focus.

	ATKINS	BILLINGS	BYRNE	LIU	MULROY	SANFILIPPO	SATRE	STROM	WEBB

GAMING OR OTHER REGULATED INDUSTRY Government, regulatory and public policy experience enhances the Board’s risk oversight of our business which operates within a highly regulated industry	X	X	X		X	X	X

TRAVEL, LEISURE, HOSPITALITY & ENTERTAINMENT Experience in a customer-centric industry is key to the Board’s ability to understand consumer needs and identify changes in consumer trends	X	X		X		X	X	X	X

EXECUTIVE LEADERSHIP Experience as a public company executive empowers the Board’s oversight of our growth strategies and operating plans	X	X	X			X	X		X

OUTSIDE PUBLIC BOARDS Corporate governance fluency provides additional shareholder and stakeholder perspectives	X	X	X		X	X	X		X

FINANCE & ACCOUNTING Financial expertise provides greater understanding of internal controls over financial reporting, disclosures, and capital allocation strategy		X	X*	X		X*	X		X*

CYBERSECURITY & DATA PRIVACY Technology and information security expertise enhances the Board’s risk oversight of data and privacy management and cybersecurity	X	X							X

GEOPOLITICAL AFFAIRS Experience in navigating geopolitical risks and opportunities enhances the Board’s oversight of risks related to international operations and foreign market access		X						X

REAL ESTATE & PROJECT CONSTRUCTION Experience in real estate and ground-up development informs the Board’s oversight of operational and developmental strategies	X	X	X	X	X	X	X		X

ENVIRONMENTAL & SUSTAINABILITY Hands-on expertise driving real-world sustainability processes empowers the Board’s oversight of corporate responsibility initiatives	X				X			X	X

Male Director		X	X	X		X	X	X

Female Director	X				X				X

Racial/Ethnic Minority Director				X				X

* Denotes those designated as Audit Committee financial experts.

Director Biographies Biographical and other information for our director nominees and continuing directors is provided below.

Betsy S. Atkins Chief Executive Officer and Founder, Baja Corporation

Ms. Atkins has been Chief Executive Officer and Founder of Baja Corporation, an independent venture capital firm focused on technology, renewable energy and life sciences, since 1994. Ms. Atkins currently serves as a director of SolarEdge Technologies, Inc. (since June 2021), Enovix Corporation (since July 2021) and Rackspace Technology, Inc (since June 2023).

PREVIOUS EXPERIENCE

–  February 2009 to August 2009: Chair and Chief Executive Officer, Clear Standards (until acquired by SAP, AG)

–  1991 to 1993: Chair and Chief Executive Officer, NCI, Inc.

–  1989 to 1999: Co-founder, Director, Executive Vice President Sales, Marketing, International Operations, Ascend Communications (until acquired by Lucent Technologies)

–  Previously served as a director of Chico’s FAS, Ciber, Cognizant Technology Solutions, Darden Restaurants. HD Supply Holdings, Polycom, Schneider Electric, SL Green Realty, Corp., SunPower Corporation, Volvo Car Group, and NASDAQ

–  Formerly Chair, Executive Advisory Board, SAP, AG, and Chair, Executive Advisory Board, British Telecom and presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee

EDUCATION

Ms. Atkins graduated with a B.A. from the University of Massachusetts.

EXPERTISE

Ms. Atkins brings to our Board executive leadership and operational experience in various technology, food & beverage and retail industries, as well as significant public board experience and executive compensation, sustainability and enterprise risk management expertise.

Director Since	April 2018
Term Expires	2027 Annual Meeting
Age	72
Board Committees:	Compensation (Chair), Nominating and Corporate Governance

SKILLS AND QUALIFICATIONS

Gaming or Other Regulated Industry	Ms. Atkins served as a director of NASDAQ, dealing closely with the Financial Industry Regulatory Authority, Inc. (“FINRA”), and as a member of the advisory board of the Pension Benefit Guaranty Corporation.

Travel, Leisure, Hospitality & Entertainment	Ms. Atkins served as a director of Darden Restaurants, owner and operator of numerous restaurant chains.

Executive Leadership	Ms. Atkins served as Chair and Chief Executive Officer of NCI, Inc., and Chair and Chief Executive Officer of Clear Standards.

Outside Public Boards	Ms. Atkins currently serves as a director of SolarEdge Technologies, Inc., Enovix Corporation, and Rackspace Technology, and previously as a director of Chico’s FAS, Ciber, Cognizant Technology Solutions, Darden Restaurants, HD Supply Holdings, Polycom, Schneider Electric, SL Green Realty Corp., SunPower Corporation, Volvo Car Group, and NASDAQ.

Cybersecurity & Data Privacy	Ms. Atkins is the Chief Executive Officer and Founder of Baja Corp., an independent venture capital firm with recent investments in cybersecurity software and technology. Ms. Atkins has earned a CERT Certificate in Cyber-Risk Oversight.

Real Estate & Project Construction	Ms. Atkins served as a director of SL Green Realty Corp., a fully integrated New York-focused public real estate investment trust from 2015 to 2024.

Environmental & Sustainability	Ms. Atkins served as Chair and Chief Executive Officer of Clear Standards (acquired by SAP, AG), which provided Enterprise Carbon Management Sustainability software to help organizations measure, mitigate, and monetize carbon and other resources, a director of SunPower Corporation a renewable energy company, a director of Darden Restaurants Inc., which was then focused on its ESG, community programs and ethnic inclusion programs, and a director of Volvo Car Group, focusing on global ESG programs for community engagement and carbon neutrality sustainability.

Craig S. Billings Chief Executive Officer, Wynn Resorts, Limited

Mr. Billings has served as the Company’s Chief Executive Officer since February 1, 2022, and as President from March 2019 until May 2020 when he also became Chief Executive Officer of Wynn Interactive. Mr. Billings joined the Company in March 2017 and served as Chief Financial Officer until he was appointed Chief Executive Officer. Mr. Billings is also Chief Executive Officer and an Executive Director of Wynn Macau, Limited, a majority owned subsidiary of the Company. Mr. Billings serves as a director of AppLovin Corporation.

PREVIOUS EXPERIENCE

–  2015 to 2018: Director and Non-Executive Chair, NYX Gaming Group

–  2015 to 2017: Gaming industry independent advisor and investor

–  2012 to 2015: Chief Digital Officer, Strategy & Business Development Managing Director, various roles, Aristocrat Leisure Ltd.

–  Previously Vice President in the Investment Banking Division of Goldman Sachs, in both New York and London, covering the gaming industry

–  Previously audit and assurance manager at Deloitte

EDUCATION

Mr. Billings graduated with a B.S. cum laude in Accounting from the University of Nevada, Las Vegas, and received a Masters of Business Administration from Columbia Business School. Mr. Billings is a Certified Public Accountant (inactive).

EXPERTISE

Mr. Billings has extensive leadership and innovation experience in the gaming industry, both domestically and internationally, as well as experience in the investment banking and financial services industries.

Director Since	February 2022
Term Expires	2028 Annual Meeting
Age	53

SKILLS AND QUALIFICATIONS

Gaming or Other Regulated Industry	Mr. Billings was a Vice President of Investment Banking for Goldman Sachs focusing on financing and mergers and acquisitions for the gaming industry, and Chief Digital Officer and Managing Director, Strategy and Business Development of Aristocrat, a leading gaming equipment manufacturer and online gaming provider. Mr. Billings also served as non-executive director and Chairman of NYX, a regulated sports betting company.

Travel, Leisure, Hospitality & Entertainment	In his role as CEO, Mr. Billings leads Wynn Resorts’ strategy to develop a broad array of luxury experiences in hotel, entertainment, and culinary arts.

Executive Leadership	Mr. Billings is the current CEO and former President and CFO of Wynn Resorts.

Outside Public Boards	Mr. Billings serves as a director and chair of the compensation committee of Applovin Corporation, an AI-driven advertising technology leader.

Finance & Accounting	Mr. Billings is the former CFO of Wynn Resorts, and previously served as a Vice President of Investment Banking at Goldman Sachs and an audit and assurance manager at Deloitte.

Real Estate & Project Construction	Mr. Billings is a member of the executive team that opened Encore Boston Harbor in 2019 and is overseeing the development of Wynn Al-Marjan Island.

Cybersecurity & Data Privacy	Mr. Billings led cybersecurity efforts both with the Company in his capacity as CFO at Wynn Resorts and previously in his development roles at technology companies.

Geopolitical Affairs	Mr. Billings has served as a member of the board of directors on the US-China Business Council since 2022.

Richard J. Byrne President of Benefit Street Partners

Mr. Byrne has served as President of Benefit Street Partners, LLC, a Franklin Templeton company, since 2013. He is also Chair of the Board of Franklin BSP Realty Trust, Inc., a publicly traded commercial real estate finance company, since 2017. In addition, Mr. Byrne has served as the CEO and Chair of the Board of Franklin BSP Capital Corp., a non-publicly traded business-development company regulated by the Investment Company Act of 1940 since 2020. Mr. Byrne is also the Founder and Chief Executive Officer of KASAI Elite Grappling Championships.

PREVIOUS EXPERIENCE

–  1999 to 2013: Chief Executive Officer, Deutsche Bank Securities, Inc. (2008-2013); Head of Global Capital Markets at Deutsche Bank (2006-2013); member of the Global Banking Executive Committee and the Global Markets Executive Committee (2001-2010)

–  1985 to 1999: Global Co-Head of the Leveraged Finance Group and Global Head of Credit Research at Merrill Lynch & Co.

–  Highly-ranked credit research analyst, principally in the gaming, lodging and leisure sector

EDUCATION

Mr. Byrne graduated with a B.A. from Binghamton University and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

EXPERTISE

Mr. Byrne has extensive high-level experience in the investment banking and financial services industries, adding expertise in corporate finance and substantial knowledge of the public and private capital markets to our Board. Mr. Byrne also has a deep background in the casino resort industry.

Director Since	August 2018
Term Expires	2026 Annual Meeting
Age	64
Board Committees:	Audit (Financial Expert) Compensation

SKILLS AND QUALIFICATIONS

Gaming or Other Regulated Industry	Each of the entities where Mr. Byrne serves or served in executive capacities are regulated by various state and federal agencies, including the SEC and FINRA. Further, throughout his career with both Merrill Lynch and Deutsche Bank, Mr. Byrne was a top-ranked research analyst in casino gaming.

Executive Leadership	Mr. Byrne was CEO of Deutsche Bank Securities, Inc., and was also the head of global capital markets at Deutsche Bank and a member of their global banking and global markets executive committees. Before joining Deutsche Bank, Mr. Byrne was global co-head of the leveraged finance group and global head of credit research at Merrill Lynch.

Outside Public Boards	Mr. Byrne serves as Chair of the Board of Directors of Franklin BSP Realty Trust, Inc.

Finance & Accounting	Mr. Byrne ran global leveraged finance at Merrill Lynch & Co. He served in many capacities at Deutsche Bank, including global head of capital markets, and ultimately, CEO of Deutsche Bank Securities until 2013. He has been President of Benefit Street Partners, LLC, an alternative asset management firm, since 2013.

Real Estate & Project Construction	Franklin BSP Realty Trust, Inc., where Mr. Byrne is CEO and Chair of the Board, is a real estate investment trust that originates, acquires and manages a diversified portfolio of commercial real estate debt secured by properties located in the United States.

Paul Liu Former Partner, Egon Zehnder, AG

Mr. Liu has significant professional experience in hospitality, entertainment, and financial services both in China and the Asia Pacific region, most recently serving as a Partner at Egon Zehnder, AG where he led the Services Practice in the Asia Pacific region with a focus on hotels and hospitality, serving multinational and Chinese companies.

PREVIOUS EXPERIENCE

–  2011 to 2023 Consultant / Partner, Egon Zehnder, AG, Services Practice Group for Greater China and Asia Pacific

–  2009 to 2011 Chief Operating Officer, China, Anschutz Entertainment Group (“AEG”)

–  2000 to 2007 Executive Director and Chief Financial Officer, Three on the Bund

–  Previous roles with multinational investment banks

EDUCATION

Mr. Liu graduated with a B.A. in 1983, from the University of Michigan, and an M.A. from Johns Hopkins University School of Advanced International Studies in 1986.

EXPERTISE

Mr. Liu has significant professional experience in hospitality, entertainment, financial services, as well as talent management and appraisal, both in China and the Asia Pacific region. Most recently he served as a Partner at Egon Zehnder AG where he led the Services Practice in the Asia Pacific region with a focus on hotels and hospitality, serving multinational and Chinese companies. Mr. Liu holds a Directorship Certification issued by the National Association of Corporate Directors.

Director Since	August 2023
Term Expires	2027 Annual Meeting
Age	66
Board Committees:	Audit

SKILLS AND QUALIFICATIONS

Finance & Accounting

Mr. Liu was in banking for 14 years based in New York and Hong Kong, serving in corporate finance, asset management and capital markets roles.

Mr. Liu has served previously as CFO for Three on the Bund, an iconic Shanghai destination, and as COO, China for AEG, which included responsibility for finance.

Real Estate & Project Construction	Mr. Liu has overseen several hospitality and lifestyle-related construction projects and negotiated luxury retail partnerships.

Travel, Leisure, Hospitality & Entertainment	Mr. Liu was a founder of Three on the Bund, an iconic lifestyle development on the Shanghai Bund. He also managed the build-out of the AEG China operations during the design and construction of the Shanghai World Expo Performing Arts Center (now the Mercedes-Benz arena).

Patricia Mulroy Non-Resident Senior Fellow for Climate Adaptation & Environmental Policy, Practitioner in Residence, Saltman Center for Conflict Resolution, William S. Boyd School of Law, University of Nevada, Las Vegas

Ms. Mulroy is currently a Non-Resident Senior Fellow for Climate Adaptation and Environmental Policy and Practitioner in Residence at the Saltman Center for Conflict Resolution at the William S. Boyd School of Law at the University of Nevada, Las Vegas, joining them after having served as a Non-Resident Senior Fellow of the Brookings Institute. She serves as a director of Bowman Consulting, Inc., a publicly traded engineering consulting firm. Ms. Mulroy operates a consulting firm representing both corporate and government clients in water matters. Ms. Mulroy is a recognized expert in climate related adaptation strategies for both governments and corporations having worked with organizations such as the World Bank in China and with the government of Saudi Arabia on their Project Neom. Ms. Mulroy formerly was a member of the Global Agenda Council on Water of the World Economic Forum and still serves as a Water Advisor to the organization.

PREVIOUS EXPERIENCE

–  July 2014 to October 2015: served on the Nevada Gaming Commission

–  1995 to 2014: Nevada’s representative in all interstate, national and international negotiations and matters regarding the Colorado River negotiating numerous groundbreaking interstate agreements and international treaty modifications.

–  1993 to 2014: Chief executive of the Southern Nevada Water Authority

–  1989 to 2014: Chief executive of the Las Vegas Valley Water District

EDUCATION

Ms. Mulroy graduated with a B.A. and M.A. from the University of Nevada, Las Vegas and pursued doctoral studies at Stanford University.

EXPERTISE

Ms. Mulroy brings more than 30 years of government experience to the Board, serving in numerous leadership roles focusing on Nevada’s public infrastructure. Additionally, Ms. Mulroy’s experience on the Nevada Gaming Commission brings experience and insight into state regulatory and public policy issues impacting the Company’s operations.

Director Since	October 2015
Term Expires	2026 Annual Meeting
Age	73
Board Committees:	Audit Nominating and Corporate Governance (Chair)

SKILLS AND QUALIFICATIONS

Gaming or Other Regulated Industry	Ms. Mulroy served as a member of the Nevada Gaming Commission.

Outside Public Boards	Ms. Mulroy serves as a director of Bowman Consulting, Inc., a publicly traded engineering consulting firm.

Geopolitical Affairs	Ms. Mulroy served as a member of the Global Agenda Council on Water of the World Economic Forum and continues to serve as a Water Advisor to the organization.

Real Estate & Project Construction	As the chief executive of the Southern Nevada Water Authority, Ms. Mulroy managed several massive construction projects to protect the Las Vegas community from water shortages and to ensure state-of-the-art water infrastructure and treatment facilities.

Environmental & Sustainability	Ms. Mulroy is an acknowledged expert in environmental strategies having represented both governments and companies in water matters. She was the chief executive of the Southern Nevada Water Authority which is responsible for all regional water management and facilities serving Southern Nevada and its 3 million inhabitants and 42 million annual visitors.

Anthony M. Sanfilippo Co-Founder, Sorelle Capital

Mr. Sanfilippo has extensive experience in the hospitality and gaming industries. Mr. Sanfilippo is the co-founder of Sorelle Capital and Sorelle Hospitality, entities focused on investing and operating companies in the hospitality sector and real estate development ventures.

PREVIOUS EXPERIENCE

–  2010 to 2018: Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc.

–  2008 to 2010: President and Chief Executive Officer of Multimedia Games, Inc.

–  Various roles at Harrah’s Entertainment, Inc., including President and Chief Operating Officer for Harrah’s New Orleans.

EDUCATION

Mr. Sanfilippo attended the University of Texas in Austin and the Stanford Executive Program

EXPERTISE

Mr. Sanfilippo’s prior experience as an executive in our industry enhances the Board’s understanding of our regulatory, operational, financial, and strategic matters. His board service in various industries complements and strengthens our corporate governance and risk oversight.

Director Since	April 2025
Term Expires	2028 Annual Meeting
Age	67
Board Committees:	Audit (Financial Expert) Nominating and Corporate Governance

SKILLS AND QUALIFICATIONS

Gaming or Other Regulated Industry	During his service as Chairman and CEO of Pinnacle Entertainment, Inc., Mr. Sanfilippo led multiple strategic transactions through to its ultimate sale to Penn Entertainment, Inc. (formerly known as Penn National Gaming). Prior to its sale, Pinnacle operated 16 casino locations in 10 states.

Travel, Leisure, Hospitality & Entertainment	Mr. Sanfilippo has over 35 years of experience specifically in gaming hospitality, having served as a board member and chief executive officer in the gaming hospitality industry for over 12 years. Mr. Sanfilippo is the Managing Partner of Sorelle Hospitality, based in Nashville, Tennessee, which owns and operates hospitality related businesses.

Executive Leadership	Mr. Sanfilippo served as CEO of Pinnacle Entertainment, Inc. for almost 10 years, and, prior to that, as CEO of Multimedia Games, Inc.

Outside Public Boards	Mr. Sanfilippo has served on the boards of Papa Johns International, Inc., Tivity Health, Inc, and Jazz Casino Corporation.

Real Estate or Project Construction	Mr. Sanfilippo co-founded Sorelle Capital, a Family Office focused in part on investing in and developing real estate-related projects.

Philip G. Satre Retired

Mr. Satre has served as the Non-Executive Chair of the Board since November 2018 and joined the Board as Vice-Chair in August 2018. In the not-for-profit sector, Mr. Satre is President Emeritus of the International Center for Responsible Gaming; a Trustee of The National World War II Museum; serves on the Board of the National Automobile Museum—The Harrah Collection in Reno, Nevada; is Co-Founder and Chair of the Kenny Guinn Center for Policy Priorities and served on the Stanford Alumni Association Board of Directors until June 2022.

PREVIOUS EXPERIENCE

–  1980 to 2005: Various roles at Harrah’s Entertainment, Inc. with increasing responsibility, including Vice President, General Counsel and Secretary; President and Chief Executive Officer of its gaming division; and culminating in service as Chief Executive Officer and Chair

–  Previously served on the boards of Nordstrom, Inc., International Game Technology PLC (“IGT”), NV Energy, Tabcorp Holdings Ltd. (Australia), and Rite Aid Corporation

–  Various roles in non-profits, including as Chair of the Guinn Center for Policy Priorities and Emeritus Member of the Stanford University Board of Trustees (2005 to 2010)

EDUCATION

Mr. Satre graduated with a B.A. from Stanford University and a J.D. from the University of California, Davis. He attended the M.I.T. Senior Executive Development Program in Fall, 1982.

EXPERTISE

Mr. Satre’s prior experience as an executive in our industry brings the Board extensive understanding of the complex financial, regulatory, operational, and strategic challenges we face, while his prior experience as a director across a diversity of industries adds additional expertise in matters of good corporate governance and effective Board oversight.

Director Since	August 2018
Term Expires	2026 Annual Meeting
Age	76
Board Committees:	Nominating and Corporate Governance

SKILLS AND QUALIFICATIONS

Gaming or Other Regulated Industry	Harrah’s Entertainment, the publicly traded company where Mr. Satre served as CEO and Chair of the Board, and IGT, a publicly traded gaming equipment manufacturer where he served as non-executive Chair of the Board, are regulated by the SEC and by the gaming regulatory agencies in the 28 jurisdictions in which Harrah’s operated casinos at the time of his retirement and the over-250 jurisdictions in which IGT was licensed to manufacture gaming equipment.

Travel, Leisure, Hospitality & Entertainment	Mr. Satre was with Harrah’s Entertainment for 25 years, serving ultimately as CEO and Chair of the Board.

Executive Leadership	Mr. Satre was with Harrah’s Entertainment for 25 years, serving ultimately as CEO and Chair of the Board.

Outside Public Boards	Mr. Satre has served on the boards of Harrah’s Entertainment, Inc., IGT, Nordstrom, Inc., NV Energy, Rite Aid Corporation and Tabcorp Holdings Ltd. (Australia).

Finance & Accounting	Mr. Satre led all financing efforts at Harrah’s Entertainment, including the successful acquisitions of numerous companies, all while maintaining a strong balance sheet. Mr. Satre built Harrah’s Entertainment into a Fortune 500 company.

Real Estate & Project Construction	Mr. Satre led the transformation of Harrah’s Entertainment from a small regional company with four casinos to one with 28 casinos throughout the United States and internationally.

Darnell O. Strom Partner & Head of UTA UK, UTA

Mr. Strom is a Partner & Head of the UTA UK at premiere entertainment agency, United Talent Agency (“UTA”). Mr. Strom represents transformative talent, brands, and organizations across entertainment, media, sports, fashion, the arts, entrepreneurship, politics, and thought leadership.

PREVIOUS EXPERIENCE

–  2012 to 2019: Agent, Creative Artists Agency

–  2010 to 2012: Executive, Creative Artists Agency Foundation

–  2006 to 2010: Deputy Director of Development, William J. Clinton Foundation

–  2005 to 2006: Deputy Director of Scheduling & Advance, Office of President William J. Clinton

EDUCATION

Mr. Strom graduated with a B.S. (with honors) from Florida A&M University.

EXPERTISE

Mr. Strom’s decades of experience in entertainment, media, and sports, along with the relationships he has established, is a significant benefit to the Board. Mr. Strom brings to our Board significant industry expertise in media, sports, entertainment, music, fashion, the arts, branding and thought leadership.

Director Since	October 2020
Term Expires	2027 Annual Meeting
Age	44
Board Committees:	Compensation Nominating and Corporate Governance

SKILLS AND QUALIFICATIONS

Travel, Leisure, Hospitality & Entertainment	In addition to his representation of transformative talent, over the course of his career, Mr. Strom has advised some of the world’s top luxury, hospitality, and lifestyle brands. Mr. Strom has extensive experience working at the cross-section of entertainment, media, sports, music, fashion, and digital. Mr. Strom has presented at the Aspen Ideas Festival, Sundance Film Festival, Brilliant Minds, Cannes Lion Creativity Festival, and the UN’s Nexus Global Youth Summit. He also served on President Obama’s White House Entertainment Council.

Geopolitical Affairs	Mr. Strom’s roles in the Office of President William J. Clinton and with the William J. Clinton Foundation provided him with experience working with foreign governments and organizations.

Environmental & Sustainability	In his prior roles at the William J. Clinton Foundation and the Creative Artists Agency Foundation, Mr. Strom provided strategic advice to his clients and non-governmental organizations on a range of issue areas regarding their philanthropy and social initiatives.

Winifred M. Webb Founder, Kestrel Corporate Advisors

Ms. Webb founded Kestrel Corporate Advisors, an advisory services firm, in 2013. Ms. Webb currently serves as a trustee of AMH (since January 2019), and as a director of AppFolio, Inc. (since December 2019) and ABM Industries (“ABM”) (since December 2014).

PREVIOUS EXPERIENCE

–  2010 to 2013: Managing Director, Tennenbaum Capital Partners, now part of BlackRock

–  2008 to 2010: Member of the Corporate Executive team and senior advisor, Ticketmaster, now part of LiveNation

–  1988 to 2008: Various senior corporate positions, including as Senior Vice President of Investor Relations and Shareholder Services, and governance outreach, The Walt Disney Company (“Disney”); Executive Director, The Walt Disney Company Foundation

–  Previously held various investment banking positions

–  Prior service on the boards of TiVo, Jack in the Box, and nonprofit PetSmart Charities

EDUCATION

Ms. Webb graduated with a B.A. (with honors) from Smith College and received her M.B.A. from Harvard University.

EXPERTISE

Ms. Webb brings to our Board significant industry expertise in travel and tourism, hospitality, food and beverage, media and entertainment, retailing, real estate, and facilities services. Ms. Webb’s experience developing award-winning investor relations, strategic communications, brand-building programs and extensive, public company board service contribute to the Board’s ability to provide creative solutions in strategic planning and board governance.

Director Since	April 2018
Term Expires	2028 Annual Meeting
Age	68
Board Committees:	Audit, Chair (Financial Expert)

SKILLS AND QUALIFICATIONS

Travel, Leisure, Hospitality & Entertainment	Ms. Webb has over 20 years of experience with Disney, one of the world’s leading entertainment companies, in addition to several years at Ticketmaster.

Executive Leadership	Ms. Webb was a member of the corporate executive teams of Tennenbaum Capital Partners, Ticketmaster, and Disney.

Outside Public Boards	Ms. Webb served as a director of Tivo and Jack in the Box. She currently serves on the boards of AMH, AppFolio, and ABM.

Finance & Accounting	Ms. Webb began her career in investment banking. She served as Vice President at PaineWebber in New York and as a Corporate Finance Analyst at Lehman Brothers. Prior to assuming her role in investor relations with Disney, she was engaged in that company’s capital markets, treasury and corporate finance activities. She serves on the Audit Committees of ABM and AppFolio (where she chairs such committee).

Cybersecurity & Data Privacy	Ms. Webb is a director at AppFolio, a software, agentic and AI solutions provider. She holds a National Association of Corporate Directors/Carnegie Mellon Certificate in Cyber-Risk Oversight.

Real Estate & Project Construction	Ms. Webb is a trustee of AMH, a real estate investment trust. She is also a director of ABM, a facilities services and engineering company, and AppFolio, which provides property management software and services.

Environmental & Sustainability	Ms. Webb was Disney’s C-suite executive responsible for governance outreach and was separately the Executive Director of The Walt Disney Company Foundation. She serves on the Nominating and Governance Committees at Appfolio and AMH. She is a member of ABM’s Stakeholder & Enterprise Risk committee, responsible for oversight of that company’s sustainability efforts.

Board Independence

The Board has affirmatively determined that, with the exception of Mr. Billings, our Chief Executive Officer, each director that served during 2025 was, and continues to qualify as, an independent director in accordance with NASDAQ’s listing standards. In addition, the Board has determined that each of Mr. Byrne, Mr. Liu, Mr. Sanfilippo, Ms. Mulroy and Ms. Webb met the heightened independence requirements for Audit Committee membership as set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable listing standards of NASDAQ, and that each of Ms. Atkins, and Messrs. Byrne and Strom (as well as Ms. Myers up to the end of her term at the Annual Meeting in April 2025) met the heightened independence requirements for Compensation Committee members set forth in Rule 10C-1 under the Exchange Act and the applicable listing standards of Nasdaq.

In addition, our Code of Conduct requires our employees and directors to avoid situations where their personal interests may, or may appear to, conflict with our interests, and to disclose a potential conflict of interest. In any situation where a director could be perceived as having a potential conflict of interest, that director is expected to recuse themselves from the matter, and the non-interested members of the Board will review and act on the matter or transaction.

Attendance at Board, Committee and Annual Shareholder Meetings

During 2025, the Board held five meetings, the Audit Committee held five meetings, the Compensation Committee held six meetings, and the Nominating and Corporate Governance Committee held four meetings. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. All directors then in office attended the annual meeting of shareholders held on April 30, 2025 and, during 2025, each director attended at least 75% of the meetings of the Board during such director’s tenure and the total number of meetings held by the committees of the Board on which the director served.

HOW WE GOVERN AND ARE GOVERNED

Our Board considers carefully which of its functions should be delegated to its standing committees and which are better suited for the full Board. We also consider carefully which directors serve on, and chair, each committee, and how reporting between the committees, the Board, the Chair of the Board, and management should take place.

As part of its commitment to ensuring strong corporate governance, the Nominating and Governance Committee periodically assesses this structure, including monitoring the effectiveness of the committees through the annual self-evaluation process, when and whether new committees or sub-committees are needed and how the committee’s reporting mechanisms to the Board are operating in practice.

Committees of the Board

The Board of Directors has three standing committees, each comprised solely of independent directors: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The charters for these committees are available on our website at http://www.wynnresorts.com under the heading “CORPORATE GOVERNANCE” on the ”COMPANY INFO” page. The current composition and key responsibilities of the three standing committees of the Board is as follows.

DIRECTOR	INDEPENDENT DIRECTOR	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Betsy S. Atkins	✓		C	•

Craig S. Billings

Richard J. Byrne	✓	F	•

Paul Liu	✓	•

Patricia Mulroy	✓	•		C

Anthony Sanfilippo	✓	F		•

Philip G. Satre	✓	•		•

Darnell O. Strom	✓		•	•

Winifred M. Webb	✓	C,F

Committee Meetings in 2025		5	6	4

C Chair; and F Audit Committee Financial Expert within the meaning of Item 407(d)(5) of Regulation S-K.

AUDIT COMMITTEE

The Audit Committee meets in executive session with the Company’s independent auditors, General Counsel, Chief Audit Executive, and Chief Financial Officer to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance, and other matters. The independent auditors have complete access to the Audit Committee without management present to discuss the results of their audits and their opinions on the adequacy of internal controls, quality of financial reporting, and other accounting and auditing matters.

KEY RESPONSIBILITIES

-	Appointing, retaining, overseeing, and approving the compensation of the independent auditors

-	Reviewing and discussing with the independent auditors and management the Company’s earnings releases and quarterly and annual reports to be filed with the Securities and Exchange Commission (“SEC”)

-	Reviewing the adequacy, effectiveness, scope, and results of the Company’s internal auditing procedures and practices

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Overseeing the Company’s legal and regulatory compliance programs (in conjunction with the independent Compliance Committee) and its policies and procedures for monitoring compliance as they relate to the Company’s financial statements

-	Meeting periodically with management to review the Company’s major risk exposures and the steps management has taken to monitor and control such exposures

-	Reviewing and approving the Company’s decision to enter into certain swaps and other derivative transactions

COMPENSATION COMMITTEE

The Compensation Committee sets all elements of compensation for our named executive officers (“NEOs”) based upon consideration of our NEO’s contributions to the development and operating performance of the Company, and is primarily responsible for monitoring risks relating to the Company’s compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee considers the recommendations of the CEO in establishing compensation for all NEOs, other than the CEO. In addition, the Compensation Committee oversees the CEO’s annual evaluation of our senior management and considers such evaluations when determining the compensation for members of our senior management.

The Compensation Committee has the sole authority to retain advisors exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. In 2025, the Compensation Committee retained Radford, a unit of Aon plc’s Human Capital Solutions (“Radford”), a nationally recognized independent compensation consulting firm, to assist in performing its duties. Radford does not provide services to the Company other than the advice on director and executive compensation that it provides the Compensation Committee when requested. In 2025, Radford provided the Compensation Committee with a peer group review and competitive compensation analysis, in connection with the Compensation Committee’s review of compensation levels of our NEOs. Each of the members of the Compensation Committee brings a wealth of experience from their public and private board experience and their respective executive roles, which helps the Compensation Committee oversee the design and practice of linking executive compensation to company performance.

KEY RESPONSIBILITIES

-	Reviewing the goals and objectives of the Company’s executive compensation plans, and amending, or recommending that the Board amend an existing plan or adopt a new plan, as appropriate

-	Assessing the Company’s most recent advisory vote on executive compensation

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Appointing advisors to be retained by the Compensation Committee, assessing any potential conflicts of interest with such advisors, and overseeing and approving the compensation of any advisors the Compensation Committee retains

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Annually evaluating the performance of the CEO, overseeing the evaluation of performance of senior management and the other officers of the Company, and setting compensation for the CEO, other NEOs, and other members of senior management

-	Reviewing and approving equity awards and supervising administrative functions pursuant to the Company’s equity plans

-	Reviewing and approving compensation arrangements for officers and other key employees in accordance with policies adopted by the Compensation Committee from time to time

-	Reviewing and recommending to the full Board the type and amount of compensation for Board and committee service by non-management directors

-	Reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures in the Company’s Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are appointed by the Board each year. The members of the Compensation Committee who served in 2025 were Ms. Atkins, Mr. Byrne, Mr. Strom, and Ms. Myers (up to the end of her term at the Annual Meeting in April 2025). No member of the Compensation Committee is, or was, an officer or employee of the Company. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee regularly assesses the Board’s composition, committee structure and allocation of responsibilities to build a governance structure and processes that enable the Company to grow and thrive. The Committee conducts a thorough review of the current structure and future needs of the Board to ensure that the Board has the appropriate composition of backgrounds and experiences to best serve the Company and its strategic goals, as they evolve and change over time. It is also responsible for identifying and recruiting a highly qualified group of people with the right mix of skills to serve on the Board and evaluating potential nominees in light of the Board’s current size and composition.

KEY RESPONSIBILITIES

-	Identifying, evaluating and recommending qualified director candidates, including candidates recommended by shareholders, directors, or management

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Assessing the qualifications, attributes, skills, experience, and independence of Board members, taking into account, among other things, the Company’s current and planned business, the existing membership of the Board, any planned succession of current directors, and the regulatory qualification required of directors under the gaming laws of jurisdictions where the Company operates

-	Reviewing the composition of the Board and its committees to ensure they represent an appropriate balance of tenure, skills and experience at such time

-	Reviewing and making recommendations regarding the Board’s leadership structure

-	Overseeing corporate governance matters generally, including the corporate governance guidelines, and annually reviewing and recommending any changes to the Board, as appropriate

-	Overseeing and, as it determines appropriate, designating directors to participate in the Company’s engagement with shareholders

-	Overseeing the annual evaluation of the Board and its standing committees

CONSIDERATION OF CANDIDATES RECOMMENDED BY SHAREHOLDERS

Our Nominating and Corporate Governance Committee is pleased to consider director candidates recommended by shareholders. The Nominating and Governance Committee also considers self-submitted candidates to the Board. In considering such candidates, the Nominating and Corporate Governance Committee will take into consideration the Board’s current size and composition; the needs of the Board, including the skills and experience of existing directors; and the qualifications of the candidate. To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must comply with the provisions of the Company’s Ninth Amended and Restated Bylaws (the “Bylaws”) and send written notice of the nomination to the Company’s Secretary at Wynn Resorts, Limited, c/o Secretary at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

If the Nominating and Corporate Governance Committee pursues consideration of a person identified as a potential candidate, the Nominating and Corporate Governance Committee may take any or all of the following steps: collect and review publicly available information regarding the candidate, contact and request information from the candidate, verify the candidate’s credentials, conduct one or more interviews with the candidate and contact one or more references provided by the candidate or other persons who may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process takes into account the candidate’s accomplishments and qualifications, including in comparison to any other candidates that the Nominating and Corporate Governance Committee might be considering, and does not vary based on whether a candidate has been recommended by a shareholder.

Board Leadership

On at least an annual basis, our Board assesses its leadership structure, including the appointment of an independent, non-executive Chair of the Board. Currently, our Bylaws and Corporate Governance Guidelines require that an independent, non-executive director be annually elected as Chair of the Board by a majority of directors. We believe the separation of the Chair and the Chief Executive Officer clarifies individual roles and responsibilities, streamlines decision-making, and enhances accountability.

Currently, Mr. Billings serves as our Chief Executive Officer and director, and Mr. Satre serves as our independent, non-executive Chair of the Board. The Board believes that this separation in roles allows Mr. Billings to focus on the management of the Company, day-to-day operations and engagement with external stakeholders and Mr. Satre to focus on the broad strategic issues considered by the Board, leveraging his strong public company and gaming background to provide strategic guidance and effective oversight of management and engaging with the Chief Executive Officer between Board meetings.

Director Qualifications and Nomination Process

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have a reputation for honesty and ethical conduct in both personal and professional activities. The Nominating and Corporate Governance Committee seeks to align the skills and qualifications of the members of the Board with the Company’s overall long-term strategic goals. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole and in individual directors as the Company’s needs evolve and change over time. The Nominating and Corporate Governance Committee may, from time to time, develop and recommend additional criteria for identifying and evaluating director candidates, including those recommended for consideration by Company shareholders.

When evaluating candidates for nomination as new Directors, the Nominating and Corporate Governance Committee will consider, among other things (and will ask any search firm that it engages to provide), a set of candidates that includes a range of personal characteristics, backgrounds and personal experiences. In addition, the Nominating and Corporate Governance Committee examines a candidate’s other commitments, potential conflicts of interest, and independence from management and the Company.

The Nominating and Corporate Governance Committee also annually assesses each director’s time commitment and whether service on other boards will unreasonably detract from the nominee’s ability to fulfill his or her responsibilities and duties to the Company. The evaluation includes an assessment of their primary occupation and other public company and private boards they serve on. Only directors who are assessed to have sufficient availability are considered for initial nomination or nomination for reelection at the end of his or her then-current term. The Company also has a policy, included in its Corporate Governance Guidelines, that limits directors from serving on more than four other boards of public companies in addition to the Board of the Company. The Corporate Governance Guidelines also require that each director advise the Company when their principal occupation or business association changes substantially during the director’s tenure on the Board. The Nominating and Corporate Governance Committee then recommends to the Board and the Chair of the Board if any action is needed in such situation regarding the appropriateness of that director’s continued service on the Board.

In 2025, as part of its annual corporate governance review, the Nominating and Corporate Governance Committee recommended, and the Board approved, an update to our Corporate Governance Guidelines to eliminate the mandatory retirement age applicable to our directors. This update is aligned with the Board’s belief that age or term limits may result in the forced resignation of highly qualified and engaged directors who have, over the course of their tenure, developed valuable insight into the Company’s operations, contributed extensive expertise and enhanced the Board’s independent oversight of management’s execution of the Company’s strategy. In addition, given the extensive licensing requirements applicable to the Company’s operations, the Board does not believe that such restrictions are in the best interests of the Company. Rather, the Board believes it is more appropriate to assess, at the time of a director’s nomination for re-election, whether the director’s continued service on the Board continues to be in the best interests of the Company and its shareholders and aligns with its goal of ensuring that the composition of the Board represents an appropriate balance of tenure, skills and experience based on the current needs of the Board and the Company at such time, as evidenced by the refreshment of the Board executed in 2023 and 2025 with the additions of Messrs. Liu and Sanfilippo respectively.

The Nominating and Corporate Governance Committee conducts an annual Board self-evaluation process, while the Board conducts a three-part evaluation process coordinated by the General Counsel. Each director participates in an evaluation of the full Board, each of the committees on which he or she serves, and individual director performance. A summary report of the results is prepared by the General Counsel and presented to the full Board and to each of its committees. The Board uses the results in preparing action items as necessary.

The Nominating and Corporate Governance Committee believes these processes undertaken on an at least annual basis strike a better balance between retaining directors with deep knowledge of the Company and adding directors with different skills and a fresh perspective rather than simply forcing directors of a certain age to offer their resignation.

Board Role in Risk Oversight

The Board is focused on building value for the Company’s shareholders and to promote the vitality and sustainability of the Company for its customers, employees, communities in which it does business, our planet, and the other individuals and organizations that share interests with us.

To achieve these goals, the Board monitors the performance of the Company (in relation to its goals, strategy, risks and competitors); reviews the Company’s compliance efforts; and, through the Compensation Committee, evaluates and addresses the performance of management, including the Chief Executive Officer.

The Board has an active role in overseeing the Company’s areas of risk:

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The Board and its committees, in consultation with management and the Company’s independent auditors, regularly review the Company’s risk profile and have identified specific areas of risk including: regulatory compliance; legal and human resource matters; legislative and political conditions; capital availability and liquidity; gaming credit extension and collection; cybersecurity, including protection of customer and employee data; construction; catastrophic events; and succession planning.

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The Board directly oversees cybersecurity risk and information security. The Board receives regular reports from the Company’s Chief Information Security Officer on the Company’s cybersecurity risk profile and enterprise cybersecurity programs and from the Chief Privacy and Technology Counsel on data privacy programs.

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The Board assesses risks to the Company’s long-term strategic objectives, including threats related to our people, our communities and our planet (including climate change). The Company addresses these risks through our environmental, social and governance (“ESG”) initiatives.

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The Board (as a whole and through its committees) has reviewed and approved management’s process for identifying, managing and mitigating these risks. While the full Board has overall responsibility for risk oversight, the Board has assigned certain areas of risk oversight to its committees. Additionally, certain directors attend meetings or serve as ex officio members of the Company’s Compliance Committee, an independent committee which has responsibility for the Company’s Compliance Program, including managing risks relating to regulatory, workplace conduct and security, and political compliance (as described below).

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Throughout the year, the Board, its committees and the Company’s Compliance Committee receive reports from management that include information regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. The Board maintains a process to allow for direct communication of risks and issues from employees to the Board.

-	In addition, throughout the year, the Board, its committees and the Company’s Compliance Committee dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.

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The Audit Committee is primarily responsible for the oversight of credit, related party, construction and general financial risks, as well as monitoring the independence of our independent registered public accounting firm, the adequacy of our risk-related internal controls including our internal controls over financial reporting, and legal and compliance matters that may have a material impact on the Company’s financial statements.

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For the 2025 fiscal year, management completed a review of the Company’s compensation policies and practices and presented its analysis to the Compensation Committee. The Compensation Committee concurred with management’s conclusion that such policies and practices do not present risks that are reasonably likely to have a material adverse effect on the Company.

COMPLIANCE COMMITTEE

The Company maintains a Compliance Program that features a completely independent Compliance Committee comprised of individuals who are not otherwise affiliated with the Company and have extensive familiarity with law enforcement, regulated businesses, ethics, and/or gaming compliance, to oversee and promote the Company’s compliance and to ensure that the Company meets its commitments to conduct business at the highest levels of honesty and integrity. The current members of the Compliance Committee are: Edward Davis, former Commissioner of the Boston Police Department (Chair); Thomas Peterman, former Senior Vice President and Chief Compliance Officer for MGM Resorts International; and Cynthia Kiser Murphey, former General Manager of the Palms Casino Resort. Mr. Satre and Ms. Mulroy serve as ex officio members of the Compliance Committee as representatives of the Board. Ms. Webb also attends the meetings of the Compliance Committee in her capacity as the Chair of the Audit Committee. The Compliance Program is subject to review and approval of the Nevada Gaming Control Board and the Massachusetts Gaming Commission.

Prohibition on Hedging and Pledging Transactions
Pursuant to the Company’s Insider Trading Policy, our directors and executive officers are prohibited from engaging in speculative transactions in the Company’s securities, such as trading in puts and calls, or selling securities short, and from all hedging and prospective pledging of Company securities as collateral for any loan, including holding securities in a margin account and obtaining a loan or other margin credit under such account, unless approved in advance by the Board.

Our Commitment to Shareholder Engagement

We value the perspective of our shareholders and are committed to regular shareholder engagement. The feedback received from shareholders serves as a key input to Board and committee discussions, and informs decisions made by the Board. Each year, our independent directors and executive management reach out to our largest shareholders to understand their perspectives and gather valuable feedback on matters of interest to our shareholders. These conversations include a variety of corporate governance topics including, but not limited to, Board composition, corporate governance, and the continued alignment of executive compensation with Company performance.

During 2025, the Company reached out to shareholders that held approximately 66% of outstanding shares (“O/S”) and had substantive discussions with shareholders representing approximately 54% of O/S.

HOW YOU CAN COMMUNICATE WITH US

The Board values shareholder and stakeholder feedback as it informs our deliberations and our decision making. We therefore cast a wide net for input from management, employees, customers, potential disrupters, thought leaders, regulators, lenders and insurers and, perhaps most critically, from investors: those of you who have a financial stake in us have every reason to share insights essential to our operations and resilience.

Because investor input is important to our functioning and accountability, you can write to us, as a Board, a board committee or an individual director by sending a letter to: Wynn Resorts, Limited, c/o Secretary, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. All communications received will be opened by the office of our General Counsel for the purpose of assessing the nature of the communications. With the exception of advertising, promotions of a product or service, and patently offensive material, communications will be forwarded promptly to the addressee. In the case of communications addressed to more than one director, the General Counsel’s office will make sure each addressee receives the communication.

How We are Paid

For the 2025 Board service year, non-employee directors of the Company received fees for service on the Board and its committees, as follows:

Board Service

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Member annual fee retainer of $115,000

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Chair annual retainer fee of $340,000

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Grant of restricted stock or stock options equal in value to $250,000 that vests 100% on the first anniversary of the grant date (1)

Audit Committee Service	- Member monthly fee of $1,667 - Chair monthly fee of $3,333

Compensation Committee Service	- Member monthly fee of $1,000 - Chair monthly fee of $2,500

Nominating and Corporate Governance Committee Service	- Member monthly fee of $1,000 - Chair monthly fee of $2,000

(1) Amount and vesting period determined annually by the Board. The annual equity award he or she will receive consists of either restricted stock or stock options (as elected by the director).

Notwithstanding the foregoing, prior to May 2025, Board compensation consisted of an annual member and chair fee of $100,000 and $200,000 per year, respectively. In addition, the Audit Committee member and chair fees were $1,250 and $3,000 per month, respectively, and the Compensation Committee chair fee was $2,000 per month. All other fees were consistent throughout the 2025 calendar year.

In addition to the fees set forth in the table above, non-employee directors who serve as ex officio members of the Compliance Committee receive an annual retainer fee of $75,000, and the Chair of the Audit Committee receives an attendance fee of $1,000 per month for their participation in the meetings of the Compliance Committee. All of our non-employee directors are provided complimentary room, food and beverage privileges at our properties and are reimbursed for any other out-of-pocket expenses related to their attendance at Board or committee meetings or other corporate events. From time to time our non-employee directors may receive other benefits as is discussed in the table below under “All Other Compensation.” The Company does not provide non-equity incentive plan awards or deferred compensation or retirement plans for its non-employee directors.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The table below summarizes the total compensation awarded to, earned by or paid to each of our non-employee directors for the fiscal year ended December 31, 2025. As an employee of the Company, Mr. Billings is not entitled to receive additional compensation for his service as a director and, therefore, is not included in this table. The compensation received by Mr. Billings as an employee of the Company is presented in the Summary Compensation Table below.

NAME	FEES EARNED OR PAID IN CASH($) (1)	STOCK AWARDS($) (2)	OPTION AWARDS ($) (3)	ALL OTHER COMPENSATION ($)	TOTAL($)

Betsy S. Atkins	150,000	125,000	125,000	-	400,000

Richard J. Byrne	140,333	250,000	-	-	390,333

Paul Liu	128,333	250,000	-	-	378,333

Patricia Mulroy	227,333	250,000	-	-	477,333

Anthony Sanfilippo	98,000	494,650	-	-	592,650

Philip G. Satre	385,333	-	250,000	-	635,333

Darnell O. Strom	134,000	250,000	-	-	384,000

Winifred M. Webb	161,667	250,000	-	-	411,667

Margaret J. Myers (4)	41,333	-	-	-	41,333

(1) The amounts set forth in this column reflects each non-employee director’s total annual fees, inclusive of their respective total annual retainer fees.

(2) The amounts set forth in this column are computed in accordance with FASB ASC Topic 718 and reflect the aggregate grant date fair value of 1) 3,066 shares of restricted stock granted to each non-employee director, except for Ms. Atkins and Mr. Satre; 2) 1,533 shares of restricted stock granted to Ms. Atkins; and 3) 3,000 shares of immediately vested stock granted to Mr. Sanfilippo upon his appointment to the Board of Directors. The aggregate number of unvested restricted stock awards held by each director as of December 31, 2025, was 3,066 shares of restricted stock each, except for Ms. Atkins and Mr. Satre, who each held 1,533 and zero unvested restricted stock awards as of December 31, 2025, respectively. Ms. Myers had zero unvested restricted stock awards upon her departure from the Board of Directors.

(3) The amounts set forth in this column are computed in accordance with FASB ASC Topic 718 and reflect the aggregate grant date fair value of 1) 5,414 options awards granted to Ms. Atkins and 2) 10,827 option awards granted to Mr. Satre. Ms. Atkins’ and Mr. Satre’s options vest on April 30, 2026, have an exercise price of $81.55, and a remaining term of 4.3 years. There are no vested options outstanding as of December 31, 2025.

(4) Ms. Myers’ service on the Board ceased effective April 30, 2025.

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2 0 2 6 PROXY STATEMENT

Our Company

WHO WE ARE

We are a US-based global company whose approximately 28,500 employees in the United States, the United Kingdom and Macau provide the experiences that place all of our global entertainment properties at the top of the most respected rankings, which in turn, support our brand, our stability, and our ability to create value for all our stakeholders.

As a company, we are acutely aware that it is our five-star employees who create five-star experiences.

Here are some quick facts about us as a team:

-	We provide approximately 22,500 full time jobs across all our properties.

-	100% of our full-time employee positions come with benefits.

-	We retain our employees longer than our industry’s average. Approximately 19% of our full-time Wynn Las Vegas employees have been with us since we opened that property in 2005.

We offer exclusive educational opportunities so our employees may advance their careers.

When we talk about who we are, we are not only thinking about our employees and executives, we touch lives more broadly than that. We seek opportunities to enrich our communities and advance responsible initiatives in several areas such as executing a comprehensive human trafficking prevention program with industry-leading partnerships and local organizations. We believe in hiring and training a local workforce to create strong and engaged communities surrounding our properties. We are recognized for building award-winning community volunteer and donation programs, including matching dollar-for-dollar charitable donations of up to $75,000 per employee, the highest match offered in the industry.

HOW WE DO IT—OUR PEOPLE AND OUR PROPERTIES

We purposefully speak first about our people. Our employees are everyday creators of unforgettable experiences, which our customers return for. They are also the ones who identify, design, build, maintain, and create ‘magic’ at our resorts. These resorts allow us to showcase our ability to surprise and delight customers while respectfully stewarding our planet and driving financial efficiency for our investors. To that end, we have committed to three sustainability goals that guide our company growth and address climate change:

-	Net-Zero by 2050: To reduce or offset all carbon dioxide (CO2) produced by our operations no later than 2050.

-	CO2 Peak by 2030: To stop and reverse year-over-year growth of operational CO2 emissions by 2030.

-	50% Renewable Energy by 2030: To increase the renewable energy we produce or procure to 50% or more of total consumption by 2030.

To achieve these objectives, we have invested heavily in renewable energy, publish annual emissions inventories, implemented zero-waste convention offerings, and consistently build our global resorts according to top-tier green building standards.

For more information on our environmental and social efforts see our annual Environmental, Social, and Governance Reports and Responsibility Reports at https://wynnresorts.com/esg/reports. The information contained on or accessible throughout our website, including our ESG reports, is not incorporated by reference into this Proxy Statement or any of our other filings with the SEC or considered to be part of this document.

EXECUTIVE OFFICERS

Our Executive Officers as of March 25, 2026, are:

NAME	AGE	POSITION

Craig S. Billings	53	Director and Chief Executive Officer

Julie M. Cameron-Doe (1)	56	Chief Financial Officer

Jacqui Krum	51	Executive Vice President, General Counsel and Secretary

(1) On January 7, 2026, Ms. Cameron-Doe notified the Company of her decision to retire from her role as Chief Financial Officer of the Company, effective as of March 31, 2026, and to retire from her role as an officer of the Company, effective as of June 1, 2026. On January 9, 2026, the Company announced the appointment of Craig Fullalove as Chief Financial Officer of the Company, effective as of April 1, 2026. As of March 25, 2026, Mr. Fullalove served as Chief Financial Officer and Chief Administrative Officer of Wynn Macau, Limited, which includes the operations of the Wynn Palace and Wynn Macau resorts, a position which he has held since July 2022, and prior to that, served as the Chief Financial Officer of Wynn Macau, Limited, since January 2020.

NON-DIRECTOR EXECUTIVE OFFICERS

Julie M. Cameron-Doe Chief Financial Officer

Ms. Cameron-Doe is the Company’s Chief Financial Officer, a position she has held since April 2022. Ms. Cameron-Doe is a Non-Executive Director of Wynn Macau, Limited, a majority-owned subsidiary of the Company and a Non-Executive Director of the Western Union Company which is unrelated to the Company and is listed on the NYSE. Ms. Cameron-Doe serves as a member of the board of the Center for Las Vegas Foundation.

PREVIOUS EXPERIENCE

–  2018 to 2022: CFO of Aristocrat Leisure Ltd, the world’s leading gaming manufacturer, listed on the Australian Stock Exchange

–  2013 to 2018: Group General Manager - Finance at Aristocrat, where she was responsible for group finance including planning, reporting, financial control, tax, treasury, M&A, risk & internal audit

–  Previously, senior finance lead for entertainment and ecommerce companies in the United Kingdom and Australia

EDUCATION

Ms. Cameron-Doe graduated with a B.A. (Economics) from the University of Durham in the United Kingdom. She is a Fellow Chartered Accountant.

Joined Wynn	April 2022
Age	56

Jacqui Krum Executive Vice President, General Counsel and Secretary

Ms. Krum is the Company’s Executive Vice President, General Counsel and Secretary, a position she has held since December 1, 2024. Ms. Krum originally joined Wynn Resorts in 2013 to assist with the development of gaming projects in the U.S. and abroad and was a member of the team that won the competitive gaming license bid in the Eastern Massachusetts area for Wynn Resorts. In 2015, she moved from Las Vegas to Boston to become the Senior Vice President and General Counsel at Encore Boston Harbor, helping to lead the opening of that resort in 2019.

PREVIOUS EXPERIENCE

–  2010 to 2013: Vice President and General Counsel, MGM Hospitality, a division of MGM Resorts International

–  1999 to 2010: Associate and Partner, Glaser, Weil, Fink, Jacobs, Howard & Shapiro, LLP, Los Angeles

EDUCATION

Ms. Krum received her Juris Doctor degree from the University of California, Los Angeles, and a Bachelor of Arts degree in political science, international relations, as well as a Bachelor of Arts in cultural anthropology, summa cum laude, from the University of California, Santa Barbara.

Joined Wynn	April 2013
Age	51

2 0 2 6 PROXY STATEMENT

We believe Wynn Resorts is the world’s preeminent designer, developer, and operator of integrated resorts. The Company’s business model integrates luxury hotel rooms, high-end retail, an array of dining and entertainment options, meeting space, and gaming, all supported by superior levels of customer service provided by our approximately 28,500 employees. Our operations in Las Vegas, Macau, Boston, and London are designed to attract a wide range of domestic and international customers.

The Compensation Committee relies on practices that are designed to incentivize and reward executives and all employees for actions that create long-term shareholder value. As a result, our executive compensation practices promote accountability for performance and align incentives with long-term shareholder value. In addition, the Compensation Committee has designed our executive compensation program to attract and retain the best-in-class talent across our business. In this compensation discussion and analysis, or CD&A, we describe our philosophy and approach to executive compensation.

For fiscal 2025, our NEOs were:

NAME	TITLE

Craig S. Billings	Chief Executive Officer

Julie M. Cameron-Doe	Chief Financial Officer

Jacqui Krum	Executive Vice President, General Counsel and Secretary

How We Approach Executive Compensation

Our executive compensation philosophy is to align the interests of our executives with those of our long-term shareholders by designing incentives that are directly tied to actions that create sustainable long-term shareholder value.

We, the Compensation Committee, believe that our ability to oversee the delivery of operational excellence and sustainable long-term returns to shareholders is inexorably linked to attracting and retaining a high-performing management team.

Hence, we have designed our executive compensation program to attract, reward, and retain executive officers who create continual near- and long-term shareholder value by achieving the Company’s strategic goals, as established by the Compensation Committee. We also believe that stability at the executive level is key to the strength of the Company, particularly given the relatively small pool of executives with gaming experience for whom we compete.

To achieve this, we rely on the following principles:

PAY-FOR-SUSTAINABLE PERFORMANCE: The majority of our executives’ total compensation is tied to achieving annual and long-term goals that enhance the value of our reputation and brand, sustain the performance and attractiveness of our resorts and thereby drive long-term shareholder value. The Compensation Committee retains discretion to reduce amounts earned and payable when doing so will further these goals.

SHAREHOLDER ALIGNMENT: Our long-term equity incentives align our executives’ interests with those of our long-term shareholders and other stakeholders. Our executive compensation program focuses on key metrics that are critical drivers for realizing our strategic objectives and achieving long-term results. By focusing on performance-based awards and on regular equity grants that vest over three years, we believe that the alignment of interest is strengthened, especially when coupled with stock ownership requirements for executives (which is 6x base salary for our CEO and 3x base salary for our other NEOs). To further enhance the alignment, one-third of our NEO’s annual incentive compensation is paid in equity (rather than all cash), with the equity being subject to our robust stock ownership requirements.

SIMPLICITY AND CLARITY: We value pay structures that are simple and clear. We believe pay simplicity promotes transparency, avoids incentivizing pay goals at the expense of ongoing excellence and performance, minimizes compensation risk, and promotes teamwork.

ATTRACT AND RETAIN TOP TALENT: Our business spans continents, can be subject to meaningful volatility, requires tight coordination with regulators, depends on knowledge of numerous types of complex operations, requires diligent investment over many years and across business cycles, and is highly dependent on a reputation for excellence and integrity. Hence, finding and retaining top talent is a critical element of our executive compensation program.

How We Designed Incentives for 2025

2025 PAY PROGRAM HIGHLIGHTS:

In 2025, the Compensation Committee:

-	Set rigorous financial metrics for annual incentives including robust Adjusted Property EBITDAR targets at each of our properties and other strategic performance goals.

-	Paid one-third of our NEO’s annual incentive compensation in equity.

-

Awarded 55% of our long-term incentive stock compensation in performance-based equity that vests upon (i) achievement of pre-established financial performance goals that are based on the Company’s ability to achieve a premium revenue “fair share” relative to its peers (see discussion of this metric below), on a one-, two- and three-year basis (30%); and (ii) a three-year absolute total shareholder return hurdle rate (25%). Please see “Compensation Discussion and Analysis”—“2025 Long-term Incentive Grants” for further discussion of the 2025 stock grants.

-	Reaffirmed its commitment to keep our executives’ total compensation around peer median and conducted an overall analysis of all NEO total compensation to confirm compliance.

Executive Compensation Components

ELEMENT	% OF TOTAL ANNUAL COMPENSATION (1)	AT- RISK?	FEATURES

Base salary	16%		Competitive cash compensation serves to attract and retain top employees and recognize sustained performance, job scope and experience

Annual incentives	38%	✓

Entirely performance-based annual incentive which:

– Is earned based on Company performance on multiple metrics against pre-set goals

– Incentivizes executives, enforces accountability and motivate and rewards achievement of annual goals

One-third of annual incentive awards earned is paid in stock and subject to NEO stock ownership requirements, further aligning executive and long-term shareholder interests

Long-term incentives: Performance-based restricted stock awards	14%	✓	Performance-based restricted stock awards that vest solely based on Company performance against preset goals over a three-year performance period, linking the creation of shareholder value to incentives earned

Long-term incentives: Performance share units	11%	✓	Performance share units that vest solely on the achievement of a three-year absolute total shareholder return hurdle rate, linking the creation of shareholder value to incentives earned.

Long-term incentives: Time-based restricted stock	21%	✓	Restricted stock that vests in three annual installments ensures focus on long-term value creation, aligns executive and long-term shareholder interests, promotes retention, and minimizes compensation risk

(1) Represents the aggregate average percentage of total annual compensation for fiscal year 2025 for all of our NEOs.

HOW OUR EXECUTIVE COMPENSATION PHILOSOPHY DRIVES CEO PAY DESIGN

		PAY FOR SUSTAINABLE PERFORMANCE	SHAREHOLDER ALIGNMENT	FOCUS ON COMPENSATION TOTALS AND PARITY	SIMPLICITY AND CLARITY	ATTRACT AND RETAIN TOP TALENT

❑	84% of total direct NEO compensation is at risk (1)	✓	✓		✓

❑	Annual incentives are 100% performance based	✓	✓	✓	✓	✓

❑	55% of long-term incentives in the form of performance-based equity, including 25% subject to a three-year absolute TSR hurdle rate	✓	✓	✓	✓	✓

❑	Annual incentives subject to negative Board discretion	✓	✓		✓

❑	Benchmarking CEO pay at Median of Peer Group		✓	✓		✓

❑	Stock Ownership Guidelines for all NEOs		✓		✓	✓

(1) Based on the total direct compensation for our NEOs during 2025.

PAY AND PERFORMANCE

Our year-to-year performance can be significantly impacted by market factors, geopolitical events and investor sentiment. Since our initial public offering in October 2002, the Company has averaged a 13% annual TSR (including reinvestment of dividends), which is above the TSR of both the S&P 500 (approximately 11% average annual TSR) and in line with the S&P Consumer Discretionary Index (approximately 12% average annual TSR) over the same time period. Despite our exposure to strong external factors, we have also delivered an average annual TSR nearly three-and-a-half-times our closest industry peers.(1) We believe these results are driven by our focused, long-term investment in our properties and by our relentless dedication to delivering the industry’s best customer experience.

(1) Industry peers reflect Las Vegas Sands and MGM Resorts. Las Vegas Sands’ TSR is measured from the market close on the day of their IPO on December 15, 2004 (average annual TSR of approximately 3.8%). MGM Resorts’ TSR is measured from the close on the date of Wynn Resorts’ IPO on October 25, 2002 (average annual TSR of approximately 3.9%) through the market close on December 31, 2025.

Our Key Accomplishments in 2025 Include:

-

STRONG RESULTS IN LAS VEGAS. Our Las Vegas Operations reported another strong year of Property EBITDAR at $902.4 million, highlighted by ongoing market share gains. We continue to make targeted high-return investments across key areas of the property including new restaurant openings, the addition of culinary pop-ups and a full remodel of our luxury villas.

-	RECORD SLOT REVENUES IN BOSTON: In Boston, set a new annual record for slot revenues of $438.6 million, a 3.4% increase over the prior record of $424.2 million

-

CELEBRATED A MILESTONE. In April, we celebrated the 20th anniversary of our iconic Wynn Las Vegas resort. As part of those celebrations, approximately 1,700 Day-One employees were honored with a red-carpet gala hosted at Allegiant Stadium. As a further showing of appreciation, each Day-One team member was issued a one-time stock grant of $10,000 in recognition of their two decades of loyal service to Wynn Resorts and our guests.

-

CONTINUED BUSINESS GROWTH IN MACAU. As visitation and demand continue to grow in the Macau market, our team delivered Adjusted Property EBITDAR of $1,085 million during the year. Several new non-gaming amenities helped drive visitation, including the new Gourmet Pavilion at Wynn Palace which opened in May.

-

CONTINUED PURSUIT OF LONG-TERM GROWTH PROJECTS. We continue to pursue high-return development opportunities to drive long-term growth and increase shareholder value. Key accomplishments include, but are not limited to: (1) Making considerable progress on the construction of Wynn Al Marjan Island, our planned integrated resort in the UAE of which we own 40%, where construction has now topped out at 283 meters in height across 70 floors; (2) the acquisition and integration of Wynn Mayfair into our global portfolio, securing a footprint in Europe to support the launch of Wynn Al Marjan Island; and (3) advancing the development of innovative new non-gaming projects in Macau related to our new 10-year gaming concession, including the opening of the Gourmet Pavillion at Wynn Palace.

-

ENHANCED BALANCE SHEET AND FINANCIAL FLEXIBILITY. Through several strategic capital markets transactions, we upsized our total revolver capacity by $1.5 billion, inclusive of the Wynn Resorts Finance upsize of $500 million and Wynn Macau Cayman II upsize of $1 billion. We meaningfully extended our maturity profile across the business by extending the Wynn Resorts Finance Credit Facility by three years to 2030 and refinancing our Wynn Macau, Limited Notes due 2026 with new notes due 2034. As of December 31, 2025, our consolidated lease-adjusted net leverage was approximately 4.4x, and we had $4.7 billion of total liquidity (cash and cash equivalents, short-term investments and borrowing capacity under our credit facilities), reflecting an incremental $1.2 billion of total liquidity compared to year-end 2024.

-

ENHANCED INVESTOR RELATIONS STRATEGY AND TEAM. We remain committed to continued regular shareholder engagement and are proud of our track record of responsiveness. In line with this commitment, we hired a seasoned Investor Relations professional as VP of Investor Relations who joined us in early 2025. As part of the effort to improve shareholder engagement, we hosted our first in-market Investor Day in the UAE showcasing Wynn Al Marjan Island, which was attended by investors and nearly all of our sell-side research analysts, representing some of the world’s largest asset managers.

-

MAINTAINED CAPITAL RETURN TO SHAREHOLDERS. Our business continues to generate healthy discretionary free cash flow globally. This has allowed us to increase capital return to shareholders while also investing in high-return growth opportunities to drive long-term growth and shareholder value. As a result, we maintained Wynn Resorts’ quarterly dividend at $0.25 per share (having resumed it during 2023, following the 2020 pandemic-related suspension), and opportunistically repurchased 4.37 million common shares during 2025 at an aggregate cost of $358 million.

-

CONTINUED RECOGNITION AS THE WORLD’S PREEMINENT LUXURY INTEGRATED RESORT COMPANY. With a combined 18 Forbes Travel Guide Five-Star Awards in 2026 across our global portfolio, Wynn Resorts has the longest-running Forbes Travel Guide Five-Star Awards of all independent hotel companies in the world, as well as more Forbes Five-Star Awards across more destinations than any other independent hotel company in the world. Our Macau resorts were awarded 11 FTG Five-Star Awards, with Wynn Macau receiving 5 and Wynn Palace receiving 6 Forbes Travel Five-Star Awards. In the US, Wing Lei at Wynn Las Vegas remains the only FTG Five-Star Chinese restaurant in North America. Encore Boston Harbor was awarded 2 FTG Five-Star Awards. Wynn Resorts was also named to Forbes Magazine’s Most Trusted Companies in America list for the Casino and Resorts category and was honored to be included for the 18th year on FORTUNE Magazine’s 2026 World’s Most Admired Companies list ranking third overall in the Hotels, Casinos and Resorts category. Additional accolades include recognition as one of Newsweek’s America’s Greatest Workplaces, both Nationally and in State, as well as for Women, for Culture, Belonging and Community, and for Mental Wellbeing. Wynn Resorts also received the first place in the Land-Based Operator of the Year category at the Global Gaming Awards Americas 2025 and was named to the Civic 50’s Point of Light list—which recognizes the top 50 most community-minded companies in the U.S. —for the fourth consecutive year.

2025 Compensation Design & Decisions

COMPENSATION MIX

We take a multi-year approach to our business that focuses on rewarding strong near-term performance and the creation of long-term shareholder value. Because product quality and service excellence are at the core of our strategy, we use annual goals based on achieving operational excellence to highlight the critical importance of performing well each year for each guest, the most discerning in the industry. We supplement that with a set of long-term incentives and holding requirements to support the sustainability of our reputation and our ongoing returns. The charts below highlight the focus on equity and at-risk mix of the total direct compensation for our current NEOs based on 2025 compensation outcomes (1):

(1) Based on total direct compensation for our NEOs during 2025.

Base Salary: Negotiated employment contracts establish our NEOs’ initial base salaries. We then review and adjust their base salaries periodically to stay competitive, reflect improvements in performance, capabilities, and experience, and reward expansions of responsibility or other extraordinary circumstances.

The table below presents the base salary actually paid for each of our NEOs in 2024 and 2025. Please see the “2025 Summary Compensation Table” below for further discussion.

NAMED EXECUTIVE OFFICER	2025 BASE SALARY	2024 BASE SALARY

Craig S. Billings	$2,000,000	$2,000,000

Julie M. Cameron-Doe	$950,000	$950,000

Jacqui Krum	$825,000	$825,000

Annual Incentives: The Compensation Committee selected the following preset performance goals for our 2025 annual incentive awards to incentivize management to drive shareholder value through short-term operational and strategic measures:

Goal 1 –

North America, 2025 Adjusted Property EBITDAR (weighted 30%): Adjusted Property EBITDAR is an important measure of a property’s performance within its market, a key driver of return on equity and essential element to the valuation of our Company and our stock price. Target achievement of this goal for 2025 required Adjusted Property EBITDAR to reach $1,075 million for our combined Las Vegas Operations and Encore Boston Harbor compared to Adjusted Property EBITDAR of $1,194 million achieved in 2024, second highest in the Company’s history and included a record Adjusted Property EBITDAR for our Las Vegas Operations. The 2025 target Adjusted Property EBITDAR, while lower than 2024 actual Adjusted Property EBITDAR, was in line with our 2025 budget, which reflected normal table hold assumptions and the removal of the one-time 2024 Super Bowl impact.

Goal 2 –

Macau Operations, 2025 Adjusted Property EBITDAR (weighted 40%): Adjusted Property EBITDAR is an important measure of a property’s performance within its market, a key driver of return on equity and essential element to the valuation of our Company and our stock price. Target achievement of this goal for 2025 required Adjusted Property EBITDAR to reach $1,065 million a decrease from the Adjusted Property EBITDAR of $1,176 million in 2024. The 2025 target Adjusted Property EBITDAR, while lower than 2024 actual Adjusted Property EBITDAR, was in line with our 2025 budget which reflected the opening of concession-related food and beverage outlets which generate a lower margin than the overall business along with normal cost of living expense increases and normal table hold assumptions.

Goal 3 –

Wynn Las Vegas, Market Share of Gross Gaming Revenues (weighted 10%): Coming off an all-time record in Adjusted Property EBITDAR for our Las Vegas Operations in 2024, the Compensation Committee set a target gross gaming revenue market share goal for 2025 of 12.25%, consistent with the prior year, to incentivize the Company to maintain a strong market share of the Las Vegas Strip gaming market.

Goal 4 –

Wynn Las Vegas, Achievement of Forbes Five-Star (weighted 10%): Our Company is laser-focused on providing superior service to our guests. Achieving a Forbes Travel Guide Five-Star ranking requires near impeccable quality throughout the year. The Compensation Committee set the achievement of a Forbes Five-Star rating for Wynn Las Vegas to ensure management maintained our superior standards while also seeking to maximize Adjusted Property EBITDAR.

Goal 5 –

Wynn Al-Marjan Island Project in the United Arab Emirates, Advancement of Design and Development (weighted 10%): The Company’s ability to develop new “greenfield” integrated resorts and cultivate new gaming markets is instrumental to the creation of long-term shareholder value. The Compensation Committee sought to incentivize management to drive the construction of its Wynn Al Marjan Island property by instituting a performance metric to achieve target completion through “topping out” the tower. The Compensation Committee expects the successful development of a casino resort in this region will further diversify the Company’s property portfolio, extend the Wynn brand internationally, and drive strong long-term returns for shareholders.

These awards were subject to (i) the limitations set forth in the Wynn Resorts, Limited Amended and Restated 2014 Omnibus Incentive Plan, as it may be amended from time to time (the “Omnibus Plan”), including the cash and stock grant limits and requirements of continued employment through the end of the calendar year performance period, and (ii) the Compensation Committee’s right, in its discretion, to reduce actual award amounts paid, taking into account other performance considerations, including corporate, property level and individual performance, as well as general macroeconomic conditions.

2025 Annual Incentive Payout:

The following table reflects our performance against each of the 2025 goals ($’s in thousands):

METRIC		WEIGHTING	THRESHOLD PERFORMANCE	TARGET PERFORMANCE	MAXIMUM PERFORMANCE	ACTUAL PERFORMANCE	OUTCOME

Goal 1 -	North America, 2025 Adjusted Property EBITDAR	30%	$1,025,000	$1,075,000	$1,145,000	$ 1,139,126	Target

Goal 2 -	Macau Operations, 2025 Adjusted Property EBITDAR	40%	$1,000,000	$1,065,000	$1,165,000	$1,085,025	Target

Goal 3 -	Wynn Las Vegas, Market Share of Gross Gaming Revenues	10%	11.75%	12.25%	13.00%	13.70%	Maximum

Goal 4 -	Wynn Las Vegas, Achievement of Forbes Five-Star (1)	10%	-	Achievement	-	Achieved	Target

Goal 5 -	Wynn Resorts Development, Advancement of Design & Development of Wynn Al Marjan Island (2)	10%	-	Achievement	-	Achieved	Target

(1) In 2026, Wynn Las Vegas received five Forbes Five-Star awards. As a result, the Compensation Committee approved the payout of this goal at target.

(2) The Compensation Committee set a specific goal to achieve a construction milestone of “topping out” the tower, which was achieved in 2025; as such, the Compensation Committee approved the payout of this goal at target.

In January 2026, the Compensation Committee approved a final payout percentage of 102.5% of target and the following 2025 annual incentive award payouts based on Company performance against each of the 2025 goals disclosed above, with the payout being split two-thirds cash and one-third stock:

				ACTUAL AWARD

NAMED EXECUTIVE OFFICER	THRESHOLD	TARGET	MAXIMUM	PERCENTAGE OF SALARY	CASH	EQUITY (1)

Craig S. Billings	200%	250%	300%	256%	$3,433,750	$1,691,250

Julie M. Cameron-Doe	160%	200%	240%	205%	$1,304,825	$642,675

Jacqui Krum	160%	200%	240%	205%	$1,133,138	$558,113

(1) The amounts set forth in this column reflect the aggregate grant date fair value of stock awards granted, as computed in accordance with FASB ASC Topic 718. These stock awards are fully vested upon grant but remain subject to our stock ownership guidelines.

LONG-TERM INCENTIVES: Our NEOs receive annual equity incentive grants that vest over three years. In 2023, the Compensation Committee implemented a policy that at least 55% of the equity granted to our NEOs would be subject to performance conditions to ensure a superior focus on operational excellence as well as better align executives’ interests with those of long-term shareholders.

RATIONALE FOR CHOICE OF LONG-TERM METRICS

The Compensation Committee believes that the combination of targeted, high-return investments along with continual revenue and EBITDAR relative outperformance are essential to long-term shareholder value creation. The Compensation Committee believes this is best reflected in the consistent generation of Revenue and EBITDAR “fair share” premiums, which the Compensation Committee expects will be a key driver of strong long-term absolute TSR performance. The decision to select these metrics was based on careful consideration of the following factors:

1.

The Company’s strategy is to attract and retain premium customers in each market in which the Company operates, driving outsized Operating Revenue and Adjusted Property EBITDAR performance relative to peers over the long run. The consistent generation of “fair share” premiums indicates that our properties are continually outperforming the competition in revenue and EBITDAR.

2.	Consistently achieving premium fair share incentivizes a long-term strategic operating approach, including diligent and consistent investment in facilities and team members across the business cycle.

3.

Utilizing fair share metrics also prevents management from unduly benefiting from favorable market tailwinds, and instead incentivizes consistent outperformance relative to our competitors regardless of the overall market conditions.

4.	Utilizing absolute TSR incentivizes management to focus on driving long-term shareholder returns and directly aligns management with the experience of shareholders.

2025 LONG-TERM INCENTIVE GRANTS

For 2025, the Compensation Committee granted a combination of performance-based restricted stock awards, performance share units (“PSUs”), and time-based restricted stock awards under the Omnibus Plan to our NEOs, as disclosed in the tables below. Each grant is subject to continued service through the applicable vesting date unless certain acceleration provisions are met, as discussed in “Summary compensation tables” — “Potential payments upon termination, retirement or change in control.” Additional information and the required disclosure under Item 402(d) of Regulation S-K for 2025 can be found in the section titled “2025 Grants of Plan-Based Awards Table.”

	PERFORMANCE BASED STOCK AWARDS

	FAIR SHARE PERFORMANCE AWARDS (1)		ABSOLUTE TSR (2)		TIME-BASED STOCK AWARDS (3)		GRANT DATE FAIR VALUE OF AWARDS ($) (5)
NAMED EXECUTIVE OFFICER	# OF SHARES	% OF ANNUAL EQUITY (4)	# OF SHARES	% OF ANNUAL EQUITY (4)	# OF SHARES	% OF ANNUAL EQUITY (4)

Craig S. Billings	29,837	30%	24,864	25%	44,755	45%	7,932,859

Julie M. Cameron-Doe	6,050	30%	5,041	25%	9,074	45%	1,608,414

Jacqui Krum	4,053	30%	3,378	25%	6,079	45%	1,077,586

(1) Except as otherwise described in the section titled “Potential payments upon termination, retirement or change in control,” such restricted stock awards vest ratably over three years on each of the dates of February 28 in the three successive years, based on achievement of pre-established financial performance goals, subject to continued employment through such vesting date.

(2) Represents the grant of PSUs pursuant to the Omnibus Plan. Each PSU represents the right to receive between 0 and 1.6 shares of the Company’s common stock depending on the performance of the common stock from January 1, 2025 to January 1, 2028 (the “ PSU Vesting Date”), with such performance determined as the multiple of the volume-weighted average closing price (“VWAP”) of the Company’s common stock over the 60-trading day period ending on the PSU Vesting Date, as adjusted to include dividends paid during the term of the PSU, to the VWAP of the Company’s common stock over the 60-trading day period ending on January 1, 2025 (“TSR”), which was $93.61. Threshold performance is achieved if TSR is greater than or equal to -25% but less than 0% and results in a 60% payout. Below Target performance is achieved if TSR is greater than or equal to 0% but less than 25% and results in an 80% payout. Target performance is achieved if TSR is greater than or equal to 25% but less than 50% and results in a 100% payout. Below Maximum performance is achieved if TSR is greater than or equal to 50% but less than 100% and results in a 120% payout. Maximum performance is achieved if TSR is greater than or equal to 100% and results in a 160% payout.

(3) Except as otherwise described in the section titled “Potential payments upon termination, retirement or change in control,” such time-based restricted stock awards vest ratably over three years on each anniversary of the grant date, subject to continued employment through each such vesting date.

(4) Percentages in these columns are based on the number of target shares issued as determined on the date of grant.

(5) The amounts set forth in this column reflect the aggregate grant date fair value of stock awards, as computed in accordance with FASB ASC Topic 718. Performance awards are included in this table based on target performance.

2025 FAIR SHARE PERFORMANCE AWARDS

The Compensation Committee approved the use of “fair share” metrics for performance conditions over one, two-, and three-year performance periods for our Las Vegas Operations. Since our Macau Operations weigh heavily on the performance of our stock price and therefore, are already reflected in our total shareholder return, the Compensation Committee decided to exclude Macau-specific fair-share performance measures from the LTI awards as this is reflected in the absolute TSR performance.

The fair share metrics were generally calculated as follows:

1.	In Las Vegas, the Company’s share of total revenue relative to selected peers divided by the Company’s share of hotel rooms among such peers; and

2.	In Las Vegas, the Company’s share of total Adjusted Property EBITDAR relative to selected peers divided by the Company’s share of hotel rooms among such peers.

2025 ABSOLUTE TOTAL SHAREHOLDER RETURN PERFORMANCE (“TSR”) AWARDS

For 2025, the Compensation Committee awarded 25% of the 2025 annual restricted stock grant to our NEOs based on achievement of an absolute TSR hurdle rate over a three-year performance period. In designing the payout curve for the 2025 absolute TSR performance awards, the Compensation Committee sought to appropriately balance the need to reward executives for incremental shareholder value, maintain executive focus on strategic goals and performance, and incorporate a reasonable upper limit for maximum performance. To that end, awards were designed to vest at target for a three-year absolute TSR increase of 25%. The maximum vesting of the awards was limited to 160% of target for an absolute TSR increase of 100%, while the award would vest at only 60% for threshold performance of -25%, below which the entire award would be forfeited.

In addition, to ensure against windfall gains purely as a result of stock market and Company stock price volatility, the TSR hurdle rate and the actual TSR at the end of the performance period will be computed using the Company’s volume weighted average stock price over the 60 trading days preceding the beginning of the performance period, January 1, 2025, and end of the performance period, January 1, 2028, respectively.

2026 LONG-TERM INCENTIVE GRANTS

In accordance with each NEO’s applicable employment contract and in line with its regular equity grant practice, on January 7, 2026, the Compensation Committee granted the NEOs’ 2026 long-term incentive awards. Mr. Billings, Ms. Cameron-Doe, and Ms. Krum received grants totaling $8.20 million, $1.66 million, and $1.11 million, respectively, with 45% of the award vesting ratably over three years, 35% of the award vesting ratably over three years subject to fair share performance conditions being achieved, and 20% vesting three-years from the grant date if an certain absolute TSR performance is achieved.

FAIR SHARE PERFORMANCE AWARD VESTING OUTCOMES

2022 – 2024 GRANT DATE FAIR SHARE PERFORMANCE AWARD VESTING OUTCOMES (VESTED IN 2025)

GRANT DATE	VEST DATE	PERFORMANCE PERIOD	GOAL (1)	THRESHOLD	ACHIEVEMENT	OUTCOME	GRANT WEIGHTING

1/12/22	2/28/25	3-years ending 12/31/2024	Las Vegas Operations Revenue Fair Share of Hotel Rooms (2)	1.7x	2.1x	Vested	50%

1/12/22	2/28/25	3-years ending 12/31/2024	Las Vegas Operations Adjusted Property EBITDAR (4) Fair Share of Hotel Rooms (2)	1.5x	2.0x	Vested	50%

1/12/23	2/28/25	2-year ending 12/31/2024	Las Vegas Operations Revenue Fair Share of Hotel Rooms (2)	1.65x	2.2x	Vested	50%

1/12/23	2/28/25	2-year ending 12/31/2024	Las Vegas Operations Adjusted Property EBITDAR (4) Fair Share of Hotel Rooms (2)	1.5x	2.1x	Vested	50%

1/9/24	2/28/25	1-year ending 12/31/2024	Las Vegas Operations Revenue Fair Share of Hotel Rooms (2)	1.65x	2.2x	Vested	50%

1/9/24	2/28/25	1-year ending 12/31/2024	Las Vegas Operations Adjusted Property EBITDAR (4) Fair Share of Hotel Rooms (2)	1.5x	2.1x	Vested	50%

2023 – 2025 GRANT DATE FAIR SHARE PERFORMANCE AWARD VESTING OUTCOMES (VESTED IN 2026)

GRANT DATE	VEST DATE	PERFORMANCE PERIOD	GOAL (1)	THRESHOLD	ACHIEVEMENT	OUTCOME	GRANT WEIGHTING

1/12/23	2/28/26	3-years ending 12/31/2025	Las Vegas Operations Revenue Fair Share of Hotel Rooms (2)	1.65x	2.2x	Vested	50%

1/12/23	2/28/26	3-years ending 12/31/2025	Las Vegas Operations Adjusted Property EBITDAR (4) Fair Share of Hotel Rooms (2)	1.5x	2.1x	Vested	50%

1/9/24	2/28/26	2-year ending 12/31/2025	Las Vegas Operations Revenue Fair Share of Hotel Rooms (2)	1.65x	2.2x	Vested	50%

1/9/24	2/28/26	2-year ending 12/31/2025	Las Vegas Operations Adjusted Property EBITDAR (4) Fair Share of Hotel Rooms (2)	1.5x	2.1x	Vested	50%

1/7/25	2/28/26	1-year ending 12/31/2025	Las Vegas Operations Revenue Fair Share of Hotel Rooms (2)	1.65x	2.2x	Vested	50%

1/7/25	2/28/26	1-year ending 12/31/2025	Las Vegas Operations Adjusted Property EBITDAR (4) Fair Share of Hotel Rooms (2)	1.5x	2.2x	Vested	50%

(1) Each goal vests such that either 100% of the award vests if the performance target is achieved or 0% of the award vests if the performance target is not achieved.

(2) Represents the share of Las Vegas Operations revenue or Adjusted Property EBITDAR relative to selected Las Vegas Strip peers divided by the Company’s share of hotel rooms among such peers.

(3) Represents the share of Macau Operations GGR or Adjusted Property EBITDAR relative to selected Macau concessionaire peers divided by the Company’s share of gaming positions among such peers.

(4) Adjusted Property EBITDAR is net income before interest, income taxes, depreciation and amortization, pre-opening expenses, impairment of goodwill and intangible assets, property charges and other expenses, triple-net operating lease rent expense related to Encore Boston Harbor, management and license fees, corporate expenses and other expenses (including intercompany golf course, meeting and convention, and water rights leases), stock-based compensation, change in derivatives fair value, loss on debt financing transactions, and other non-operating income and expenses. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (Item 8, Note 20—“Segment Information” to our Consolidated Financial Statements) for the definition of “Adjusted Property EBITDAR” and a reconciliation of Adjusted Property EBITDAR to net income attributable to Wynn Resorts.

2023 GRANT DATE ABSOLUTE TOTAL SHAREHOLDER RETURN PERFORMANCE AWARD VESTING OUTCOME (VESTED IN 2026)

In January 2023, the Company granted absolute TSR performance share awards to Mr. Billings and Ms. Cameron-Doe that were scheduled to cliff-vest based on the achievement of the Company’s share price appreciation measured over a three-year performance period ending on January 1, 2026. Following the completion of such performance period, it was determined that the ending 60-day volume weighted-average stock price, including the value of reinvested dividends of $127.19, was equal to a total shareholder return of 81.2% from the original 60-day volume weighted-average stock price of $70.21. As a result, Mr. Billings and Ms. Cameron-Doe each became eligible to receive shares equal to approximately 1.45x the number of shares they would have received at target. Accordingly, Mr. Billings and Ms. Cameron-Doe vested in 30,312 and 5,789 shares, respectively, compared to target shares of 20,916 and 3,994 shares, respectively.

EQUITY AWARD GRANT PRACTICES
We maintain the following equity award granting practices:

-
The Company generally does not grant new awards of stock options, stock appreciation rights or similar option-like instruments to its employees and has not granted such an award to its employees since fiscal year 2022.

-	Commencing in fiscal year 2025, our non-employee directors now have the option to choose to receive all or a portion of their annual equity grant in the form of restricted stock or stock options.

-
Annual restricted stock award grants for our employees are approved by the Compensation Committee and granted in January of the applicable fiscal year. Annual equity award grants for our non-employee directors are generally approved and granted in April or May of the applicable fiscal year.

-	We do not take material non-public information (“MNPI”) into account when determining the timing and terms of equity awards, and we have never had a practice of doing so.

-	We have never timed, and do not plan to time, the release of MNPI for the purpose of affecting the value of executive compensation.
Our equity award accounting complies with U.S. GAAP and is disclosed in our applicable SEC filings.
EXECUTIVE BENEFITS:
We provide our NEOs with benefits that we believe are reasonable, competitive and consistent with our overall executive compensation program. Our executive benefits include certain health insurance coverage, life insurance premiums, and reimbursement of nonresident state income taxes, all of which are described in the footnotes to the “2025 Summary Compensation Table.” We pay nonresident state income taxes imposed on our executives who we required to travel on Company business and perform services in states other than their states of employment. This primarily arose as a result of travel to, and work in, Massachusetts in connection with our Encore Boston Harbor resort. Our reimbursement covers the incremental cost of the nonresident taxes and puts the executives in the same economic position as though they had worked in their normal places of business. The Company does not gross-up
or pay any state income taxes that the employees incur on account of work in their normal work locations. In addition, we provide to certain of our executives, including NEOs, employee discounts at certain of our properties’ outlets, complimentary rooms and meals for business purposes, and access to the Company’s aircraft pursuant to time-sharing agreements described in “Certain relationships and transactions—Aircraft Arrangements.”
PEER GROUP BENCHMARKING:
The Compensation Committee believes that it is appropriate to offer competitive total compensation packages to senior executive officers to attract and retain top talent in a competitive industry. The compensation peer group allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee targets the 50th percentile for the Company’s senior executive officers’ total compensation.
In 2025, as part of our regular review of our compensation programs, the Compensation Committee considered peer group data from gaming and other related industries that the Compensation Committee believes reflect the competitive market for executive talent similar to that required by the Company. The Compensation Committee did not modify the Company’s peer group for 2025.

Wynn Resorts 2025 Executive Compensation Peer Group

GAMING & RESORTS	TRAVEL, HOSPITALITY & RESORTS	LIFESTYLE PRODUCTS

Boyd Gaming Corp.	Hilton Worldwide Holdings Inc.	Capri Holdings Limited

Caesars Entertainment, Inc.	Hyatt Hotels Corporation	PVH Corp.

Las Vegas Sands Corp.	Marriott International, Inc.	Ralph Lauren Corporation

MGM Resorts International	Norwegian Cruise Line Holdings Ltd	Tapestry, Inc.

Penn Entertainment	Royal Caribbean Cruises Ltd	V.F. Corporation

The 15 companies in the peer group generally had revenue, market capitalization and total enterprise value (as of December 31, 2025) similar to those of the Company as set forth below.

	WYNN RESORTS		PEER GROUP

Revenue	$7.1 billion	Range:	$4.1 billion–$26.2 billion

		Median:	$9.1 billion

Market Capitalization	$12.5 billion	Range:	$2.0 billion–$83.3 billion

		Median:	$11.3 billion

Enterprise Value	$22.0 billion	Range:	$4.1 billion–$100.1 billion

		Median:	$23.7 billion

Data source: Bloomberg.

Non-Disclosure of Certain Metrics and Targets

The Company believes in transparency and strives to disclose as much information to shareholders as possible except when we believe that providing full, or even limited, disclosure would be detrimental to the interests of shareholders. We believe certain disclosures could provide our competitors with insight regarding confidential business strategies without meaningfully adding to shareholders’ understanding.

Other Aspects of Our Executive Compensation

STOCK OWNERSHIP REQUIREMENTS: The Board has adopted the following stock ownership requirements applicable to non-employee directors and senior officers:

Chief Executive Officer	6x base salary

Other NEOs	3x base salary

Non-employee directors	4x annual retainer

In 2025, we increased the stock ownership requirements applicable to non-employee directors from 3x the annual retainer to 4x the annual retainer.

Ownership requirements must be met for NEOs within five years of appointment to office and for directors within five years of election to the Board, with vested options and all restricted stock grants counted toward satisfaction of ownership requirements. If an NEO fails to make progress toward meeting these requirements, he or she will be automatically restricted by the Company from selling shares in future vesting beyond what is required to meet tax obligations. Currently, all our directors and NEOs satisfy the requirements.

CLAWBACK POLICY

The Board has adopted a clawback policy for executive officer compensation. Incentive-based compensation paid to our current or former executive officers, including our current or former NEOs, is subject to clawback (i.e., repayments by the NEO to the Company) if there is a restatement of our financial statements within three years of the payment. The amount of the clawback generally is equal to the difference between the compensation received by the NEO and the payment that would have been made based on the restated financial results. The clawback policy is filed as an exhibit to our Annual Report on Form 10-K.

ROLE OF THE COMPENSATION COMMITTEE AND MANAGEMENT IN SETTING COMPENSATION: The Compensation Committee sets all elements of compensation for our NEOs based upon the NEO’s contributions to the operating and strategic performance of the Company. The Compensation Committee considers the recommendations of the CEO in establishing compensation for all other NEOs. In addition, the CEO performs annual reviews of our senior executive officers and makes recommendations to the Compensation Committee. The Compensation Committee reviews the recommendations and makes final decisions regarding compensation for our senior executive officers.

ROLE OF THE COMPENSATION CONSULTANT: The Compensation Committee has the authority to retain compensation consulting firms to assist it in the evaluation of senior executive officer and employee compensation and benefit programs. In 2024, the Compensation Committee retained Radford a nationally recognized independent compensation consulting firm, to assist in performing its duties. Radford does not provide any other services to the Company. In 2025, Radford, at the direction of the Compensation Committee, completed a peer group review, in connection with the Compensation Committee’s review of compensation levels of our NEOs. The Compensation Committee retains sole responsibility for engaging its advisors.

INDEPENDENCE OF THE COMPENSATION CONSULTANT: The Compensation Committee has determined that Radford is independent, and the services provided by Radford currently do not and during 2025 did not raise any conflict of interest. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

EMPLOYMENT CONTRACTS: We have a longstanding practice of entering into multi-year employment contracts with our senior executive officers and senior management. We believe that employment contracts provide greater assurance of continuity and retention of critical creative and operating talent in a highly competitive industry. Employment contracts for our NEOs are approved by the Compensation Committee in consultation with the Compensation Committee’s independent compensation advisors, as needed. The employment contracts for the NEOs currently employed by the Company specify their base salary and provide that if the executive’s employment terminates upon certain circumstances, the executive will receive specified separation benefits as described in more detail under the section below titled “Potential payments upon termination, retirement or change in control.” The NEOs’ employment contracts and the terms of their equity award agreements also provide that vesting of some or all of an executive’s outstanding equity awards will accelerate upon certain events. Our current employment contracts do not provide for any excise tax gross ups. We believe that providing for these benefits in these situations enhances the value of the business by preserving the continuity of management during potential change in control situations and by focusing our senior executives on our long-term priorities. Additional information regarding payments under these provisions is provided under the heading “Potential payments upon termination retirement or change in control.”

RETIREMENT PLAN: On November 1, 2023, we adopted the Wynn Resorts, Limited Executive Retirement Plan (as amended from time to time, the “Retirement Plan”), which provides specified payments and benefits to certain key executives upon retirement. For more information on the Retirement Plan, see the section below titled “Potential payments upon termination, retirement or change in control”.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Betsy S. Atkins, Chair

Richard J. Byrne

Darnell O. Strom

2 0 2 6 PROXY STATEMENT

2025 Summary Compensation Table

The table below summarizes the total compensation awarded to, earned by, or paid to, each of our NEOs for the fiscal years ended December 31, 2025, 2024 and 2023.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($) (1)	STOCK AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)

CRAIG S. BILLINGS Chief Executive Officer	2025	2,000,000	9,624,110	3,433,750	33,041	15,090,901
	2024	2,000,000	11,213,595	2,687,500	30,221	15,931,316
	2023	1,900,962	11,483,057	2,750,000	18,615	16,152,634

JULIE M. CAMERON-DOE (5) Chief Financial Officer	2025	950,000	2,251,089	1,304,825	23,473	4,529,387
	2024	950,000	2,749,989	1,021,250	20,936	4,742,175
	2023	922,500	2,712,319	1,045,000	13,633	4,693,452

JACQUI KRUM (6) Executive Vice President, General Counsel and Secretary	2025	825,000	1,635,700	1,133,138	23,974	3,617,812
	2024	543,654	1,978,796	619,446	153,115	3,295,011
	2023	-	-	-	-	-

(1) The amounts set forth in this column reflect the base salary earned by each NEO during the fiscal year.

(2) The amounts set forth in this column reflect the aggregate grant date fair value of stock awards granted to our NEOs in the applicable fiscal year, as computed in accordance with FASB ASC Topic 718. For 2025, these amounts include (i) one-third of the applicable NEO’s performance-based annual incentive award in respect of 2025 which was granted in the form of time-based restricted stock (see “2025 Annual incentive payout“ for further discussion); and (ii) the annual long-term equity awards granted to the applicable NEO in respect of 2025 (see “Long-Term Incentives“ for further discussion). The portion of the NEOs’ annual incentive award in respect of 2025 that was paid in the form of time-based restricted stock was earned by our NEOs in fiscal year 2025 and paid out in January 2026. With respect to the annual long-term equity awards granted to our NEOs in 2025, for any stock awards that vest based on specified performance criteria, the amounts reflected in this column represent target performance of 100%, which is the Company’s determination of the probable outcome of the applicable performance conditions (which is the highest level of achievement of such awards), as computed in accordance with FASB ASC Topic 718. However, for the PSU awards that were granted to the NEOs in 2025 and which vest based on achievement of certain Absolute TSR performance criteria, the grant date fair value of such awards was computed in accordance with FASB ASC Topic 718 using a Monte Carlo simulation. Assuming the highest level of performance is achieved, the grant date fair values of such Absolute TSR awards would be equal to $2.9 million, $0.6 million, and $0.4 million for Mr. Billings, Ms. Cameron-Doe, and Ms. Krum, respectively. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, Item 8, Note 13 -“Stock-Based Compensation” to our Consolidated Financial Statements for assumptions used in computing fair value.

(3) Amounts in this column represent performance-based annual incentive awards earned by our NEOs in the applicable fiscal year and paid in the subsequent fiscal year. As described in the section above titled “2025 Annual incentive payout“, in January 2026, the Compensation Committee exercised its discretion to pay the applicable NEO the actual earned annual incentive award one-third in shares of restricted stock and two-thirds in cash. For the avoidance of doubt, the amounts in this column represent the two-thirds cash portion of the applicable NEO’s earned annual incentive award.

(4) The following amounts for 2025 are included in “All Other Compensation” for Mr. Billings:

(i) insurance premiums and benefits including executive life and medical insurance of $18,572;

(ii) reimbursement of taxes related to work performed in Massachusetts of $3,969; and

(iii) matching contributions made under the Company’s 401(k) Plan, which is generally available to our eligible employees, of $10,500.

  The following amounts for 2025 are included in “All Other Compensation” for Ms. Cameron-Doe:

(i) insurance premiums and benefits including executive life and medical insurance of $11,239;

(ii) reimbursement of taxes related to work performed in Massachusetts of $1,734; and

(iii) matching contributions made under the Company’s 401(k) Plan, which is generally available to our eligible employees, of $10,500.

  The following amounts for 2025 are included in “All Other Compensation” for Ms. Krum:

(i) reimbursement of taxes related to work performed in Massachusetts of $13,474; and

(ii) matching contributions made under the Company’s 401(k) Plan, which is generally available to our eligible employees, of $10,500.

(5) On January 7, 2026, Ms. Cameron-Doe notified the Company of her decision to retire from her role as Chief Financial Officer of the Company, effective as of March 31, 2026, and to retire from the Company as an officer of the Company, effective as of June 1, 2026.

(6) Ms. Krum was an NEO for the first time in fiscal year 2024.

Discussion of 2025 Summary Compensation Table

We are party to employment contracts with each of our NEOs, which generally provide for, among other things, an initial base salary, eligibility to receive an annual incentive award, eligibility to receive an annual equity award, participation in Company benefit plans, vacation and expense reimbursement programs. In addition, each of the NEOs’ employment contracts provide for specified severance payments and benefits upon certain terminations of employment, including termination following a change in control, as discussed in the section below titled “Potential payments upon termination, retirement or change in control.”

The key terms of the NEOs’ employment contracts, as in effect on December 31, 2025 were as follows:

NAMED EXECUTIVE OFFICER	CONTRACT EXPIRATION DATE	BASE SALARY ($)	TARGET BONUS OPPORTUNITY (% OF BASE SALARY)	ANNUAL EQUITY AWARD OPPORTUNITY (% OF BASE SALARY)

Craig S. Billings	June 1, 2027	2,000,000	250%	410%

Julie M. Cameron-Doe	June 1, 2026	950,000	200%	175%

Jacqui Krum	September 15, 2027	825,000	200%	135%

2025 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended 2025 with respect to our NEOs.

NAMED EXECUTIVE OFFICER	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS ($) (1)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (#)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($) (2)
		THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

Craig S. Billings	N/A	4,000,000	5,000,000	6,000,000	-	-	-	-	-
	01/07/2025	-	-	-	-	-	-	44,755(3)	3,690,050
	01/07/2025	-	-	-	-	29,837(4)	-	-	2,460,061
	01/07/2025	-	-	-	14,919(5)	24,864(5)	39,783(5)	-	1,782,749

Julie M. Cameron-Doe	N/A	1,520,000	1,900,000	2,280,000	-	-	-	-	-
	01/07/2025	-	-	-	-	-	-	9,074(3)	748,151
	01/07/2025	-	-	-	-	6,050(4)	-	-	498,823
	01/07/2025	-	-	-	3,025(5)	5,041(5)	8,066(5)	-	361,440

Jacqui Krum	N/A	1,320,000	1,650,000	1,980,000	-	-	-	-	-
	01/07/2025	-	-	-	-	-	-	6,079(3)	501,214
	01/07/2025	-	-	-	-	4,053(4)	-	-	334,170
	01/07/2025	-	-	-	2,027(5)	3,378(5)	5,405(5)	-	242,203

(1) The potential 2025 performance-based annual incentive awards that could have been earned by our NEOs for fiscal year 2025 were subject to (a) the limitations set forth in the Omnibus Plan, including the cash and stock grant limits and continued employment through the end of the performance period; (b) the Compensation Committee’s ability to reduce awards in its discretion; and (c) the Compensation Committee’s discretion to pay a portion of the awards in shares of Common Stock. Actual awards were based upon achievement of the following 2025 performance criteria: (i) achievement of a 2025 North America Adjusted Property EBITDAR goal; (ii) achievement of a 2025 Macau Operations Adjusted Property EBITDAR goal; (iii) achievement of Wynn Las Vegas GGR market share goal; (iv) achievement of Forbes Five-Star at Wynn Las Vegas; and (v) advancement of Design & Development of Wynn Al Marjan Island. Please refer to “Compensation Discussion and Analysis-How We Designed Incentives for 2025” for a description of each of the goals and achievement of performance against those goals. As described in the section above titled “2025 Annual incentive payout“, in January 2026, the Compensation Committee exercised its discretion to pay the applicable NEO the actual earned annual incentive award one-third in shares of fully vested stock and two-thirds in cash.

(2) The amounts set forth in this column reflect the aggregate grant date fair value of stock awards granted to our NEOs, as computed in accordance with FASB ASC Topic 718. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, Item 8, Note 13 -“Stock-Based Compensation” to our Consolidated Financial Statements for assumptions used in computing fair value.

(3) Restricted stock award vests ratably on January 7, 2026, 2027 and 2028, subject to continued employment through each such vesting date.

(4) Restricted stock award vests ratably on February 28, 2026, 2027 and 2028, subject to the achievement of pre-established Las Vegas property-level revenue and Adjusted Property EBITDAR performance goals over a one-, two-, and three-year period, respectively, and subject to continued employment through the vesting date.

(5) Refer to the “2025 Summary Compensation Table” for further information. PSU awards scheduled to vest on or around January 1, 2028 subject to the level of performance achievement and ratification of that performance achievement by the Compensation Committee.

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS				STOCK AWARDS

NAMED EXECUTIVE OFFICER	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED			EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
	EXERCISABLE	UNEXERCISABLE			NUMBER (#)		VALUE ($)(12)	NUMBER (#)		VALUE ($)(12)

Craig S. Billings	-	-	-	-	12,549	(2)	1,510,021	-		-
	-	-	-	-	-		-	8,366	(3)	1,006,681
	-	-	-	-	-		-	30,312	(4)	3,647,443
	-	-	-	-	25,825	(5)	3,107,522	-		-
	-	-	-	-	-		-	17,217	(6)	2,071,722
	-	-	-	-	-		-	21,521	(7)	2,589,622
	-	-	-	-	44,755	(8)	5,385,369	-		-
	-	-	-	-	-		-	29,837	(9)	3,590,286
	-	-	-	-	-		-	24,864	(10)	2,991,885
	3,650(1)	-	78.62	12/11/2030	-		-	-		-

Julie M. Cameron-Doe	-	-	-	-	2,396	(2)	288,311	-		-
	-	-	-	-	-		-	1,597	(3)	192,167
	-	-	-	-	-		-	5,789	(4)	696,590
	-	-	-	-	5,236	(5)	630,048	-		-
	-	-	-	-	-		-	3,491	(6)	420,072
	-	-	-	-	-		-	4,364	(7)	525,120
	-	-	-	-	9,074	(8)	1,091,874	-		-
	-	-	-	-	-		-	6,050	(9)	727,997
	-	-	-	-	-		-	5,041	(10)	606,584

Jacqui Krum	-	-	-	-	846	(2)	101,799	-		-
	-	-	-	-	1,232	(5)	148,247	-		-
	-	-	-	-	10,621	(11)	1,278,025	-		-
	-	-	-	-	6,079	(8)	731,486	-		-
	-	-	-	-	-		-	4,053	(9)	487,697
	-	-	-	-	-		-	3,378	(10)	406,475

(1) Options to purchase shares of Wynn Interactive Ltd., a subsidiary of the Company, all of which have been fully vested and exercisable as of December 31, 2024.

(2) Time-based restricted stock scheduled to vest on January 12, 2026, subject to continued service through such vesting date (or pursuant to the Retirement Plan under certain circumstances).

(3) Performance-based restricted stock scheduled to vest on February 28, 2026, subject to continued service (or pursuant to the Retirement Plan under certain circumstances) and the achievement of property-level performance goals.

(4) PSUs scheduled to vest on January 7, 2026, subject to continued service (or pursuant to the Retirement Plan under certain circumstances) and the achievement of the applicable absolute TSR performance goal. Such PSUs are reported at the actual number of shares that vested on January 7, 2026, upon ratification by the Compensation Committee as the performance period ended on December 31, 2025.

(5) Time-based restricted stock scheduled to vest ratably on January 9, 2026, and 2027, subject to continued service through each such vesting date (or pursuant to the Retirement Plan under certain circumstances).

(6) Performance-based restricted stock scheduled to vest ratably on February 28, 2026, and 2027, subject to continued service (or pursuant to the Retirement Plan under certain circumstances) and the achievement of property-level performance goals.

(7) PSUs scheduled to vest on January 1, 2027, subject to continued service (or pursuant to the Retirement Plan under certain circumstances) and the achievement of the applicable absolute TSR performance goal. Such PSUs are reported in this table based on target performance.

(8) Time-based restricted stock scheduled to vest ratably on January 7, 2026, 2027, and 2028, subject to continued service through each such vesting date (or pursuant to the Retirement Plan under certain circumstances).

(9) Performance-based restricted stock scheduled to vest ratably on February 28, 2026, 2027, and 2028, subject to continued service (or pursuant to the Retirement Plan under certain circumstances) and the achievement of property-level performance goals.

(10) PSUs scheduled to vest on January 1, 2028, subject to continued service (or pursuant to the Retirement Plan under certain circumstances) and the achievement of the applicable absolute TSR performance goal. Such PSUs are reported in this table based on target performance.

(11) Time-based restricted stock scheduled to vest ratably on September 15, 2026, and 2027, subject to continued service through each such vesting date.

(12) Amounts in this column are based upon the closing price of the Company’s stock at December 31, 2025, which was $120.33.

Stock Vested in 2025

The following table sets forth certain information with respect to the vesting of stock awards and/or the exercise of stock options during fiscal year 2025 with respect to our NEOs. There were no stock options exercised by any of our NEOs during fiscal year 2025.

	STOCK AWARDS(1)

NAMED EXECUTIVE OFFICER	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)

Craig S. Billings	68,661	5,782,198

Julie M. Cameron-Doe	24,947	1,993,714

Jacqui Krum	7,744	849,907

(1) The amounts reported in this table are based on the closing price of the Company’s Common Stock on the date the stock award vested. Upon vesting of the stock award, the applicable NEO also was paid an amount equal to the dividends that had accrued on the shares prior to their vesting.

Potential Payments Upon Termination, Retirement or Change in Control

PAYMENTS MADE UPON TERMINATION DUE TO DEATH, COMPLETE DISABILITY OR LICENSE REVOCATION. The Company’s employment contracts with its current NEOs provide that such contracts terminate automatically upon death or complete disability of the NEO, as well as upon failure of the NEO to obtain or maintain any required gaming licenses. Upon such termination, such NEO is entitled to a lump sum payment of accrued and unpaid base salary and vacation pay through the termination date. Pursuant to the terms of the NEO’s applicable restricted stock grant agreements, all of the unvested restricted stock held by such NEOs would vest upon termination as a result of such NEO’s death or complete disability.

PAYMENTS MADE UPON RETIREMENT. Under the terms of the Retirement Plan, which was amended on November 3, 2025, upon an NEO’s retirement, (i) all outstanding equity incentive awards held by the NEO on the date of retirement will remain outstanding and will continue to vest in accordance with the terms of the applicable award agreement as if the NEO were still employed by the Company (provided, that, the NEO may elect to deliver written notice to the Company expressly disavowing the continued vesting benefits, and the vesting period will expire as of the date of delivery of such notice, and all of the NEO’s outstanding equity incentive awards that remain unvested as of such date will be immediately forfeited for no consideration); (ii) the Company will pay the NEO a total amount equal to a pro-rata portion of the annual incentive award the NEO earned during the fiscal year preceding the year in which the date of retirement occurs; and (iii) during the first eighteen months following the NEO’s retirement, assuming that the NEO has timely enrolled under COBRA, the Company will pay the full COBRA monthly premiums for the NEO and their spouse and dependents, and the Company will reimburse the NEO for any medical expenses incurred by the NEO or the NEO’s dependents that are not covered by COBRA but would have been subject to reimbursement under the Company’s senior executive health program. If the NEO has remained covered under the Company’s group health coverage through the end of such initial eighteen-month COBRA period, then for the remainder of the applicable restricted period (if any), the Company will maintain coverage for such NEO under the Company’s senior executive health program. The health benefits and/or reimbursement in lieu thereof will cease upon the earlier of the expiration of the applicable restricted period, the failure by the NEO to timely elect COBRA with respect to the initial eighteen-month COBRA period, the NEO enrolling under Medicare after the date of retirement or if the NEO becomes employed by another employer and becomes eligible to enroll under that employer’s group health coverage. Retirement under the Retirement Plan is defined as a voluntary resignation at the end of the applicable notice period where the sum of the executive’s age, continuous service with the Company and post-employment consulting period equals or exceeds 60.

The foregoing retirement benefits are conditioned upon the NEO remaining an employee in good standing through the three-month notice period prior to their retirement date, executing and not revoking a release of claims, acknowledging that the transition of duties and responsibilities during the transition period will not constitute “good reason”, and complying with the non-disparagement covenant in the Retirement Plan and any other restrictive covenants to which the NEO is subject.

In addition, the Company will enter into a post-employment consulting agreement with the NEO for no additional compensation (except the foregoing retirement benefits), to assist in facilitating the successful transition of responsibilities, for a period of no more than 18 months, unless the Company no longer requires such services. In the event that the NEO voluntarily chooses to cease providing services under such consulting agreement, the Company will be relieved of its obligations to continue providing the foregoing retirement benefits.

PAYMENTS MADE UPON TERMINATION WITHOUT CAUSE AT EMPLOYER’S ELECTION OR AT EMPLOYEE’S ELECTION UPON COMPANY MATERIAL BREACH DURING THE TERM. The Company’s employment contracts with its current NEOs provide that such contracts are terminable by the Company without “cause” upon notice to the NEO, so long as the Separation Payment (as defined below), is paid to the NEO as provided in such contracts (as further discussed below), or by the NEO upon written notice to the Company of the Company’s uncured material breach of the contract. “Cause” is generally defined in the employment contract to include (i) inability or failure to secure and/or maintain any licenses or permits required by government agencies with jurisdiction over the business of the Company or its affiliates; (ii) willful destruction of property of the Company or an affiliate having a material value to the Company or such affiliate; (iii) fraud, embezzlement, theft, or comparable dishonest activity (excluding acts involving a de minimis dollar value and not related in any manner to the Company, its affiliates or their business); (iv) conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony; (v) material breach of employment agreement; (vi) neglect, refusal, or knowing failure to materially discharge duties (other than due to physical or mental illness) commensurate with title and function, or failure to comply with the lawful directions of the Company or its board; (vii) knowing material misrepresentation to the Company or its Board of Directors; (viii) failure to follow a material policy or procedure of the Company or an affiliate; or (ix) material breach of a statutory or common law duty of loyalty or fiduciary duty to the Company or an affiliate. “Material breach” is generally defined in the employment contract as (i) the Company’s failure to pay the employee’s base salary when due, (ii) the Company’s material reduction in the scope in the employee’s duties and responsibilities such that the employee’s remaining duties and responsibilities are materially inconsistent with duties and responsibilities generally associated with the employee’s position with the Company, or (iii) a material reduction in the employee’s base salary.

Upon a termination of the NEO’s employment by the Company without “cause” or by the employee upon the Company’s material breach, the “Separation Payment” for each of our current NEOs equals a lump sum payment equal to the sum of (a) the NEO’s base salary for the remainder of the term of the employment contract, but not less than 12 months (except for Mr. Billings, which is not less than 18 months); plus (b) any bonus amount projected for all bonus periods through the end of the term of the employment contract (based upon the last bonus paid pursuant to the employment contract), but not less than the preceding bonus that was paid; plus (c) any accrued but unpaid vacation pay.

If any of our NEOs are terminated by the Company without cause or resign following the Company’s material breach of his or her employment contract, then as a condition to receiving the Separation Payment, the NEO must execute a written release-severance agreement that (1) releases the Company, its affiliates, and their officers, directors, agents and employees, from any claims or causes of action, and (2) provides that the terminated NEO may not disclose either the terms of the release-severance agreement or the compensation that is paid.

In addition to the Separation Payment, upon a termination of the NEO’s employment by the Company without “cause” or by the employee upon the Company’s material breach, the NEOs are also entitled to health benefits coverage under the same plan or arrangement as such NEO was covered immediately prior to termination. Mr. Billings is entitled to health benefits for the remainder of the term of his employment contract, but not less than 18 months and for a period of twelve months thereafter. Ms. Cameron-Doe and Ms. Krum are entitled to health benefits for the remainder of the original term of their employment contract but not less than 12 months and for a period of twelve months thereafter.

Pursuant to the terms of the NEO’s applicable restricted stock grant agreements, upon a termination of the NEO’s employment by the Company without cause or by the NEO upon the Company’s material breach, all of the unvested restricted stock held by such NEO would immediately vest pro rata based on the number of months served since the grant date.

PAYMENTS MADE UPON TERMINATION BY EMPLOYEE FOR GOOD REASON AFTER CHANGE IN CONTROL. The Company’s employment contracts with its current NEOs also provide that such contracts are terminable by the NEO for “good reason” after a “change of control”. A “change of control” is generally defined as (a) any person or group becomes the beneficial owner of more than 50% of the Company’s outstanding securities, (b) the existing directors of the Company (including those elected in the normal course and not including those elected as a result of an actual or threatened election contest) cease to constitute a majority of the Board of the Company, or (c) the consummation of a merger, consolidation or reorganization to which the Company is a party or the sale or disposition of substantially all of the assets of the Company. “Good reason” is generally defined as: (i) reduction of employee’s base salary; (ii) discontinuation of employer’s bonus plan without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amending such bonus plan so as to materially reduce employee’s potential bonus at any given level of economic performance of employer or its successor entity; (iii) material reduction in the aggregate benefits and perquisites to employee; (iv) requirement that such employee change the location of his or her job or office by a distance of more than 25 miles; (v) reduction of responsibilities or required reporting to a person of lower rank or responsibilities; or (vi) a successor’s failure to expressly assume in writing the employment contract.

Upon a termination by the NEO for good reason after a “change of control”, the NEO will receive the Separation Payment, subject to the terms and conditions described above.

Pursuant to the terms of the NEO’s restricted stock grant agreements, upon termination for “good reason” following a “change of control,” all of the unvested restricted stock held by such NEOs would immediately vest.

MS. CAMERON-DOE RETIREMENT

On January 7, 2026, Ms. Cameron-Doe notified the Company of her decision to retire from her role as Chief Financial Officer of the Company, effective as of March 31, 2026, and to retire from the Company as an officer of the Company, effective as of June 1, 2026.

PAYMENTS MADE UPON TERMINATION. The tables below provide information regarding potential payments to our NEOs as of December 31, 2025, in connection with certain termination or change of control events, based on the NEO’s compensation as of such date and, if applicable, the Company’s closing stock price on that date.

These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits generally available to all salaried employees, such as distributions under the Company’s 401(k) plan. In addition, in connection with any actual termination of employment, the Compensation Committee may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation Committee determines appropriate. The actual amounts that would be paid upon an NEO’s termination of employment can only be determined at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

CRAIG S. BILLINGS

	TERMINATION UPON DEATH OR COMPLETE DISABILITY	TERMINATION WITHOUT CAUSE OR UPON MATERIAL BREACH	TERMINATION BY EMPLOYEE FOR GOOD REASON AFTER CHANGE IN CONTROL	RETIREMENT PURSUANT TO RETIREMENT PLAN (4)

Base Salary	Amounts earned and unpaid through the date of termination	$2,832,877	$2,832,877	-

Bonus	-	$7,260,417	$7,260,417	-

Outstanding Equity Awards (1)(2)(4)	$26,118,743	$13,662,018	$26,118,743	$26,118,743

Company-Paid Life Insurance	$2,000,000	-	-	-

Benefits (3)	-	$31,037	$31,037	$27,721

(1) Upon a termination due to death, complete disability, or by Mr. Billings for good reason after a change in control, 138,549 shares of restricted stock would immediately vest in full and 76,697 PSUs would immediately vest in full and be exchanged for one share of Common Stock per PSU. Using the Company’s closing stock price on December 31, 2025, the acceleration value of such equity awards would be equal to an aggregate of $25,900,551, plus accrued dividends of $218,192.

(2) Upon a termination by the Company without cause, or by Mr. Billings upon the Company’s material breach, 60,339 shares of restricted stock would immediately vest, and 52,268 PSUs would immediately vest and be exchanged for one share of Common Stock per PSU, in each case on a prorated basis based on the number of months since the grant date. Using the Company’s closing stock price on December 31, 2025, the acceleration value of such equity awards would be equal to an aggregate of $13,550,001, plus accrued dividends of $112,017.

(3) These amounts represent continued health benefits for remainder of the term of Mr. Billings’ employment contract, but not less than 18 months and for a period of twelve months thereafter, or in the case of retirement, through the end of the restricted period, as defined in the Retirement Plan.

(4) As of December 31, 2025, Mr. Billings is eligible to retire under the Retirement Plan. Upon retirement from the Company, 138,549 shares of restricted stock would continue to vest, and 76,697 PSUs would continue to vest, and once vested, be exchanged for one share of Common Stock per PSU. Using the closing stock price on December 31, 2025, the value of such equity awards would be equal to an aggregate of $25,900,551, plus accrued dividends of $218,192.

JULIE M. CAMERON-DOE

	TERMINATION UPON DEATH OR COMPLETE DISABILITY	TERMINATION WITHOUT CAUSE OR UPON MATERIAL BREACH	TERMINATION BY EMPLOYEE FOR GOOD REASON AFTER CHANGE IN CONTROL	RETIREMENT PURSUANT TO RETIREMENT PLAN (4)

Base Salary	Amounts earned and unpaid through the date of termination	$950,000	$950,000	-

Bonus	-	$1,947,500	$1,947,500	-

Outstanding Equity Awards (1)(2)(4)	$5,222,322	$2,700,296	$5,222,322	$5,222,322

Company-Paid Life Insurance	$950,000	-	-	-

Benefits (3)	-	$17,921	$17,921	$27,721

(1) Upon a termination due to death, complete disability, or by Ms. Cameron-Doe for good reason after a change in control, 27,844 shares of restricted stock would immediately vest in full and 15,194 PSUs would immediately vest in full and be exchanged for one share of Common Stock per PSU. Using the closing stock price on December 31, 2025, the acceleration value of such equity awards would be equal to an aggregate of $5,178,763, plus accrued dividends of $43,559.

(2) Upon a termination by the Company without cause, or by Ms. Cameron-Doe upon the Company’s material breach, 12,016 shares of restricted stock would immediately vest, and 10,241 PSUs would immediately vest and be exchanged for one share of Common Stock per PSU, in each case on a prorated basis based on the number of months since the grant date. Using the closing stock price on December 31, 2025, the acceleration value of such equity awards would be equal to an aggregate of $2,678,185, plus accrued dividends of $22,111.

(3) These amounts represent continued health benefits for the 12-month period subsequent to the later of the remainder of the term of Ms. Cameron-Doe’s employment contract, or the cessation of the severance pay period, or in the case of retirement, through the end of the restricted period, as defined in the Retirement Plan.

(4) As of December 31, 2025, Ms. Cameron-Doe was eligible to retire under the Retirement Plan. Upon retirement from the Company, 27,844 shares of restricted stock would continue to vest, and 15,194 PSUs would continue to vest, and once vested, be exchanged for one share of Common Stock per PSU. Using the closing stock price on December 31, 2025, the value of such equity awards would be equal to an aggregate of $5,178,763, plus accrued dividends of $43,559. Ms. Cameron-Doe notified the Company on January 7, 2026 of her decision to retire from the Company, effective as of June 1, 2026.

JACQUI KRUM

	TERMINATION UPON DEATH OR COMPLETE DISABILITY	TERMINATION WITHOUT CAUSE OR UPON MATERIAL BREACH	TERMINATION BY EMPLOYEE FOR GOOD REASON AFTER CHANGE IN CONTROL	RETIREMENT PURSUANT TO RETIREMENT PLAN (4)

Base Salary	Amounts earned and unpaid through the date of termination	$1,408,151	$1,408,151	-

Bonus	-	$2,266,276	$2,266,276	-

Outstanding Equity Awards (1)(2)(4)	$3,181,927	$758,884	$3,181,927	$3,181,927

Company-Paid Life Insurance	$825,000	-	-	-

Benefits (3)	-	$34,378	$34,378	$27,721

(1) Upon a termination due to death, complete disability, or by Ms. Krum for good reason after a change in control, 22,831 shares of restricted stock would immediately vest, and 3,378 PSUs would immediately vest and be exchanged for one share of Common Stock per PSU. Using the closing stock price on December 31, 2025, the acceleration value of such equity awards would be equal to an aggregate of $3,153,729, plus accrued dividends of $28,199.

(2) Upon a termination by the Company without cause, or by Ms. Krum upon the Company’s material breach, 5,184 shares of restricted stock would immediately vest, and 1,062 PSUs would immediately vest and be exchanged for one share of Common Stock per PSU, in each case on a prorated basis based on the number of months since the grant date. Using the closing stock price on December 31, 2025, the acceleration value of such equity awards would be equal to an aggregate of $751,581, plus accrued dividends of $7,302.

(3) These amounts represent continued health benefits for the 12-month period subsequent to the later of the remainder of the term of her employment contract, or the cessation of the severance pay period, or in the case of retirement, through the end of the restricted period, as defined in the Retirement Plan.

(4) As of December 31, 2025, Ms. Krum was eligible to retire under the Retirement Plan. Upon retirement from the Company, 22,831 shares of restricted stock would continue to vest, and 3,378 PSUs would continue to vest, and once vested, be exchanged for one share of Common Stock per PSU. Using the closing stock price on December 31, 2025, the value of such equity awards would be equal to an aggregate of $3,153,729, plus accrued dividends of $28,199.

Certain Relationships and Transactions

Pursuant to written Company policy, the Audit Committee reviews for approval or ratification all transactions with any related person, which SEC rules define to include directors, director nominees, executive officers, beneficial owners of in excess of 5% of the outstanding shares of the Common Stock, and their respective immediate family members. The policy classifies as pre-approved: (a) employment of executive officers and director compensation if the compensation is required to be reported under Item 402 of Regulation S-K; (b) transactions with another company or charitable contributions if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s or donee’s shares if the aggregate amount does not exceed the greater of $200,000 or 5% of that company’s or donee’s total annual revenues; (c) transactions where the related person’s interest arises solely from the ownership of the Company’s stock and all shareholders benefit on a pro rata basis; (d) transactions involving competitive bids; (e) regulated transactions involving services as a common carrier or public utility at rates fixed in conformity with law or governmental authority; and (f) transactions with related parties involving a bank as depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services. The Audit Committee receives notice of the occurrence of all pre-approved transactions. All other transactions with related persons are subject to approval or ratification by the Audit Committee. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The following are the material transactions or agreements that occurred or were in effect at any time after January 1, 2025, between the Company and related persons. The Audit Committee has approved or ratified all of these transactions that occurred after the date of the adoption of the policy.

COOPERATION AGREEMENT. On August 3, 2018, the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with Elaine P. Wynn (“Ms. Wynn”) regarding the composition of the Board and certain other matters, including, among other things, the appointment of Mr. Satre to the Board, standstill restrictions, releases, non-disparagement, reimbursement of expenses, and the grant of certain complimentary privileges. The term of the Cooperation Agreement expires on the date that Phil Satre no longer serves as Chair of the Board, unless earlier terminated pursuant to the circumstances described in the Cooperation Agreement.

REIMBURSABLE COSTS. The Company periodically provides services to certain executive officers, directors, or former directors of the Company, including the personal use of employees, construction work and other personal services, for which the officers, directors, or former directors reimburse the Company. The Company requires prepayment for any such services, which amounts are replenished on an ongoing basis as needed. As of December 31, 2025, these net deposit balances with the Company were immaterial, as were the services provided.

AIRCRAFT ARRANGEMENTS. NEOs, among other executives, may periodically use the Company’s aircraft for business or personal travel. Should an executive use the Company’s aircraft for personal reasons, they are required to enter into a time-sharing arrangement with the Company, whereby the executive reimburses the Company for the direct, incremental cost associated with the flight. Additionally, the Company is required to include as taxable compensation of an executive, the direct costs that the Company incurs in operating the aircraft where personal passengers accompany the executive on business flights, up to an amount determined by using the Internal Revenue

Service Standard Industry Fare Level (SIFL) tables. During 2025, $10,714 was included in Mr. Billings’ taxable compensation for business flights with personal accompaniment. The Company does not provide tax gross ups related to the value of aircraft usage that is imputed into compensation. Ms. Cameron-Doe and Ms. Krum did not use the Company’s aircraft for personal travel during 2025.

OTHER. In addition to the above, the Company (or its subsidiaries) employs Maryann Pascal, the sister-in-law of Ms. Wynn (who, prior to her death in April 2025, was the beneficial owner of in excess of 5% of the outstanding shares of the Common Stock), as Vice President – Player Development at Wynn Las Vegas. The Audit Committee of the Company approved the employment arrangement and determined that compensation was at (or below) levels paid to non-family members. Total compensation paid to Ms. Pascal for 2025 included the following amounts calculated in the same manner as the Summary Compensation Table values presented for NEOs: salary of $325,000, stock awards of $47,648, bonus of $270,111, and other compensation of $0.

Pay Ratio Disclosure

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The pay ratio reported below is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. For these purposes, we determined the median compensated employee using taxable income for 2025, which we annualized for any employee who did not work for the entire year unless designated as a temporary employee. We determined that, as of December 31, 2025, our employee population consisted of approximately 28,500 employees, with approximately 42% working in Macau as an employee of Wynn Macau, Limited or one of its subsidiaries. In identifying the median employee, we made a cost-of-living adjustment using the International Monetary Fund’s implied purchasing power conversion rate of 4.5 with respect to employees located in Macau. Using this methodology, we determined that the median employee for 2025 was a full-time, salaried employee located in Macau. The 2025 annual total compensation of our median compensated employee, other than our CEO, was $63,081; the 2025 annual total compensation of our CEO, Mr. Billings, was $15,090,901; and the ratio of these amounts was 1-to-239.

To identify the median employee without a cost-of-living adjustment, we converted the compensation paid in Macau currency to U.S. dollars by applying a Macau patacas to U.S. dollars exchange rate using the noon buying rate of exchange of Macau patacas to U.S. dollars of 8.01 on December 31, 2025. The 2025 annual total compensation of our median compensated employee, other than our CEO serving as of December 31, 2025, without the cost-of-living adjustment was $51,032; and the ratio of this amount to Mr. Billings’ 2025 annual total compensation was 1-to-296.

We believe the employee population for gaming and hospitality industries includes a large percentage of “steady extra workers.” These are permanent workers who are paid hourly and obtain hours based on business volumes (e.g., coverage during peak times such as when large conventions are in town) and personal needs of the employee. As of December 31, 2025, approximately 18% of our employee population of approximately 28,500 consisted of steady extra workers, most of whom are eligible for medical and other benefits. Based on SEC’s rules, these permanent workers are included in the employee population used in calculating the median employee compensation and may impact comparability of our median employee compensation amount with that in other industries.

Our talented and dedicated employees play an integral role in our overall success and we place great emphasis on creating an environment for our employees to excel and advance. We are committed to the development, health and well-being of our workforce through various programs, benefits and amenities. Please refer to “Our people and our stewardship” for additional information.

Pay vs. Performance
The following table sets forth SEC required information with respect to the Company’s financial performance and the compensation paid to our Principal Executive Officer(s) (each, a “PEO”) and our non-PEO
NEOs for the fiscal years ended on December 31, 2021, December 31, 2022, December 31, 2023, December 31, 2024, and December 31, 2025.

							VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO A (1)(2)	SUMMARY COMPENSATION TABLE TOTAL FOR PEO B (3)	COMPENSATION ACTUALLY PAID TO PEO A (1)(2)(5)	COMPENSATION ACTUALLY PAID TO PEO B (3)(5)(7)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOs (4)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOs (4)(5)(8)	TOTAL SHAREHOLDER RETURN (6)	PEER GROUP TOTAL SHAREHOLDER RETURN (6)	NET INCOME (LOSS) (9)	ADJUSTED PROPERTY EBITDAR (10)
2025	-	$15,090,901	-	$24,305,795	$4,073,600	$5,506,758	$145.60	$93.85	$327,334,000	$2,224,151,000
2024	-	$15,931,316	-	$14,188,727	$4,158,160	$4,094,550	$77.81	$84.53	$501,078,000	$2,364,917,000
2023	-	$16,152,634	-	$17,456,662	$4,621,082	$5,238,530	$66.70	$75.96	$729,994,000	$2,114,943,000
2022	$7,830,157	$12,229,087	$(698,593)	$6,644,349	$5,265,417	$5,161,405	$59.91	$58.28	$(423,856,000)	$725,387,000
2021	$12,928,747	-	$7,935,501	-	$6,936,390	$7,397,174	$61.77	$78.17	$(755,786,000)	$569,441,000
(1) Effective February 1, 2022, Mr. Billings (“PEO B”) succeeded Matt Maddox (“PEO A”) as the Company’s Chief Executive Officer and the Principal Executive Officer. For the year 2022, the amounts set forth in these columns reflect Mr. Maddox’s compensation for the period between January 1, 2022, and January 31, 2022, including severance. Mr. Maddox was also the PEO of the Company for fiscal year 2021. Mr. Billings was the Company’s Chief Executive Officer and the PEO for 2025, 2024, 2023 and February 1, 2022, through December 31, 2022, for 2022.
(2) For the year 2022, compensation information for Mr. Maddox includes consideration of the terms set forth in the Maddox Transition Agreement, including forfeitures.
(3) The amounts set forth in these columns reflect Mr. Billings’ total compensation. For fiscal year 2022, such amounts include compensation Mr. Billings received as the Company’s Chief Financial Officer for the period between January 1, 2022, and January 31, 2022.
(4) Effective February 1, 2022, Mr. Billings was named the PEO and was excluded from the list of
Non-PEO
NEOs. Mr. Billings’ compensation is included in PEO columns. Effective April 18, 2022,
Ms. Cameron-Doe
was appointed as the Company’s Chief Financial Officer and was named a NEO. Effective December 1, 2024, Ms. Krum was appointed as the Company’s Executive Vice President, General Counsel and Secretary and was named a NEO. For 2025, the Company’s non-PEO
NEOs were
Ms. Cameron-Doe
and Ms. Krum. For 2024, the Company’s
non-PEO
NEOs were
Ms. Cameron-Doe,
Ms. Krum, and Ms. Whittemore. For 2023 and 2022, the Company’s
non-PEO
NEOs were
Ms. Cameron-Doe,
who joined the Company on April 18, 2022, and Ms. Whittemore. For 2021, the Company’s
non-PEO
NEOs were Mr. Billings and Ms. Whittemore.
(5) In calculating the “Compensation Actually Paid” amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant other than the stock price of a subsidiary used in the valuation of subsidiary stock options. NEOs do not receive pension benefits.
(6) The Company TSR and the TSR of the Dow Jones Gambling Index (Ticker: DJUSCA), the Company’s peer group, reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100, including the reinvestment of dividends, on the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation
S-K.
(7) The “Compensation Actually Paid” to PEO B reflects the following adjustments made to the “Total Compensation” amounts reported in the Summary Compensation Table for the 2025 fiscal year, computed in accordance with Item 402(v) of Regulation
S-K:
$9,214,894 represents a change in fair value of equity awards at either the vesting date or December 31, 2025, in the case of unvested restricted stock awards and unexercised stock options. Of this amount, stock awards granted during 2025 with an aggregate grant date fair value of $9,624,110 were remeasured at $13,901,960, for a change of $4,277,850, as of December 31, 2025, $5,191,605 was granted prior to 2025 and is outstanding at December 31, 2025, and $(254,561) was granted prior to 2025 and vested in 2025.
(8) The average “Compensation Actually Paid” to the
non-PE
Os
reflects the following adjustments made to the “Total Compensation” amounts reported in the Summary Compensation Table for the 2025 fiscal year, computed in accordance with Item 402(v) of Regulation
S-K:
$1,433,159 represents a change in the fair value of equity awards at either the vesting date or December 31, 2025, in the case of unvested restricted stock awards and unexercised stock options. Of this amount, stock awards granted during 2025 with an average aggregate grant date fair value of $1,943,395 were remeasured at $2,667,619, for a change of $724,225, as of December 31, 2025, $728,404 was granted prior to 2025 and is outstanding at December 31, 2025, and $(19,470) was granted prior to 2025 and vested in 2025.
(9) The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(10) We have selected Adjusted Property EBITDAR as our most important financial measure (that is not otherwise required to be disclosed in this table) used to link ‘compensation actually paid’ to our NEOs to company performance for fiscal year 2025. See the section entitled “2025 Highlights” for a definition of Adjusted Property EBITDAR.

Relationship Between Executive Compensation and Performance
The following chart outlines the relationship among the Company’s key performance metrics and the aggregate “total compensation actually paid” to all NEOs for each applicable fiscal year.

Pay vs. Performance Tabular List
The table below lists our most important performance measures used to link compensation actually paid for our NEOs to company performance, over the fiscal year ended December 31, 2025. The performance measures included in this table are not ranked by relative importance.

PERFORMANCE MEASURE

(1) Adjusted Property EBITDAR

(2) Market Share of Gross Gaming Revenues

(3) Achievement of Forbes Five-Star awards

Security Ownership

CERTAIN BENEFICIAL OWNERSHIP AND MANAGEMENT

The following table sets forth, as of March 12, 2026, (unless otherwise indicated), certain information regarding the shares of Common Stock beneficially owned by: (i) each director; (ii) each shareholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock; (iii) each of the Company’s NEOs; and (iv) all executive officers, directors and director nominees as a group. Each shareholder’s beneficial ownership and corresponding percentage includes exercisable stock options, restricted shares and performance stock units that become exercisable or may be settled within 60 days of March 12, 2026, at the discretion of the shareholder. The percentage ownership is based on 104,043,396 shares of Common Stock outstanding as of March 12, 2026, and treats as outstanding all options held by that shareholder and exercisable within 60 days of March 12, 2026.

	BENEFICIAL OWNERSHIP OF SHARES (1)

NAME AND ADDRESS OF BENEFICIAL OWNER (2)	NUMBER	PERCENTAGE

5% Shareholders:

Tilman J. Fertitta (3)(4) c/o Fertitta Entertainment, Inc. 1510 West Loop South Houston, TX 77027	12,600,000	12.11%

The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	10,862,024	10.44%

Capital World Investors (6) 333 South Hope Street 55th Floor Los Angeles, CA 90071	9,584,511	9.21%

Elaine Wynn Family Trust (7) c/o Elaine P. Wynn and Family Foundation 3800 Howard Hughes Parkway Suite 960 Las Vegas, NV 89169	9,539,077	9.17%

Blossom Fountain Limited (8) Vistra Corporate Services Centre Wickhams Cay II, Road Town Tortola, VG1110, British Virgin Islands	5,200,000	5.00%

Named Executive Officers, Directors and Director Nominees:

Philip G. Satre (9)	66,311	*

Betsy S. Atkins (10)	16,173	*

Richard J. Byrne (11)	21,554	*

Paul Liu (12)	10,362	*

	BENEFICIAL OWNERSHIP OF SHARES (1)

NAME AND ADDRESS OF BENEFICIAL OWNER (2)	NUMBER	PERCENTAGE

Winifred M. Webb (13)	24,506	*

Patricia Mulroy (14)	11,451	*

Anthony Sanfilippo (15)	156,066	*

Darnell O. Strom (16)	17,007	*

Craig S. Billings (17)	418,524	*

Julie M. Cameron-Doe (18)	98,873	*

Jacqui Krum (19)	51,301	*

All current directors and executive officers as a group (11 persons)	892,128	*

* Less than one percent

(1) This table is based upon information supplied by our executive officers, directors, and nominees for director, and contained in Forms 3 and 4 and Schedules 13D and 13G (and amendments thereto) filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Executives and directors have voting power over shares of restricted stock but cannot transfer such shares unless and until they vest.

(2) Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(3) Tilman J. Fertitta, Fertitta Entertainment, Inc., Hospitality Headquarters, Inc. and Fertitta Entertainment, LLC (collectively, “Fertitta”) reported beneficial ownership of these shares as of March 21, 2025. The shares of common stock reported as beneficially owned in the table includes (i) 161,925 shares that are beneficially owned by Mr. Fertitta; (ii) 10,000 shares that are beneficially owned by Fertitta Entertainment, Inc.; (iii) 8,546,824 shares that are beneficially owned by Hospitality Headquarters, Inc.; and (iv) 3,881,251 shares that are beneficially owned by Fertitta Entertainment, LLC. Mr. Fertitta is the sole shareholder of Fertitta Entertainment, Inc., which is the sole shareholder of Hospitality Headquarters, Inc. and the sole indirect owner of Fertitta Entertainment, LLC. As such, Mr. Fertitta may be deemed to share beneficial ownership of the securities beneficially owned by Fertitta Entertainment, Inc., Hospitality Headquarters, Inc. and Fertitta Entertainment, LLC. The information provided is based upon a Schedule 13G/A filed on March 25, 2025 by Fertitta. The shares of common stock beneficially owned by Fertitta may have changed since the filing of Schedule 13G/A.

(4) Includes written call options on 9,003,000 shares of common stock with strike prices ranging from $120.00 to $200.00 and expiry dates ranging from May 15, 2026 to September 25, 2026. If exercised, Fertitta’s beneficial ownership would decrease by 9,003,000 shares, representing 8.65% of the Company’s common stock.

(5) The Vanguard Group (“Vanguard”) reported beneficial ownership of these shares as of December 31, 2023. Vanguard has sole dispositive power as to 10,458,738 shares, shared voting power as to 121,033 shares and shared dispositive power as to 403,286 shares. The information provided is based upon a Schedule 13G/A filed on February 13, 2024 by Vanguard. The shares of common stock beneficially owned by Vanguard may have changed since the filing of the Schedule 13G/A.

(6) Capital World Investors (“CWI”) reported beneficial ownership of these shares as of June 30, 2025. CWI has sole dispositive power as to 9,584,511 shares and sole voting power as to 9,548,104 shares. The information provided is based upon a Schedule 13G/A filed on August 13, 2025 by CWI. The shares of common stock beneficially owned by CWI may have changed since the filing of the Schedule 13G/A.

(7) The information provided is based upon a Schedule 13G, dated May 16, 2025, filed by Kevyn Wynn, Gillian Wynn and Elaine P. Wynn Family Trust - 2016 dtd 5/24/2016, collectively “Elaine Wynn Family Trust.” The shares of common stock reported as beneficially owned in the table includes 9,439,351 shares that are beneficially owned by Elaine P. Wynn Family Trust - 2016 dtd 5/24/2016 and 99,726 shares that are beneficially owned by EPW 2020 Five Year Trust dtd 3/31/2020, for each of which Kevyn Wynn and Gillian Wynn serve as the trustee. The information provided is based upon a Schedule 13G filed on September 2, 2025 by Elaine Wynn Family Trust. The shares of common stock beneficially owned by Elaine Wynn Family Trust may have changed since the filing of the Schedule 13G.

(8) Blossom Fountain Limited (“Blossom”), Herobright Limited (“Herobright”), Galaxy Entertainment Group (“Galaxy”) (collectively, “Galaxy Group”) reported beneficial ownership of these shares as of September 30, 2025. Galaxy Group has shared dispositive and voting power as to 5,200,000 shares. Blossom is a wholly-owned subsidiary of Herobright, which itself is wholly owned by Galaxy. As such, each of Herobright and Galaxy may be deemed to have shared voting and dispositive power over, and thus to indirectly beneficially own, the 5,200,000 shares directly owned by Blossom. Galaxy is a publicly traded company listed on The Stock Exchange of Hong Kong Limited. Voting and dispositive power over the shares held by Blossom is exercised indirectly by a majority vote of the board of directors of Galaxy consisting of nine members, none of whom is individually deemed a beneficial owner of the shares. The information provided is based upon a Schedule 13G filed on October 24, 2025 by Galaxy Group. The shares of common stock beneficially owned by Blossom may have changed since the filing of the Schedule 13G.

(9) Includes (i) 34,195 shares held indirectly through a family trust and (ii) 10,827 shares subject to options to purchase the Company’s common stock that become exercisable on April 30, 2026.

(10) Includes (i) 1,533 shares of unvested restricted stock subject to vesting in accordance with restricted stock agreements, and (ii) 5,414 shares subject to options to purchase the Company’s common stock that become exercisable on April 30, 2026.

(11) Includes 3,066 shares of unvested restricted stock subject to vesting in accordance with restricted stock agreements.

(12) Includes (i) 3,066 shares of unvested restricted stock subject to vesting in accordance with restricted stock agreements, and (ii) 1,600 shares held indirectly through a family trust.

(13) Includes 3,066 shares of unvested restricted stock subject to vesting in accordance with restricted stock agreements.

(14) Includes (i) 3,066 shares of unvested restricted stock subject to vesting in accordance with restricted stock agreements, and (ii) 8,385 shares held indirectly through a family trust.

(15) Includes 3,066 shares of unvested restricted stock subject to vesting in accordance with restricted stock agreements.

(16) Includes 3,066 shares of unvested restricted stock subject to vesting in accordance with restricted stock agreements.

(17) Includes (i) 127,622 shares of unvested restricted stock subject to vesting in accordance with restricted stock agreements, and (ii) 156,189 shares held indirectly through a family trust.

(18) Includes (i) 25,877 shares of unvested restricted stock subject to vesting in accordance with restricted stock agreements, and (ii) 57,078 shares held indirectly through family trust.

(19) Includes 25,648 shares of unvested restricted stock subject to vesting in accordance with restricted stock agreements.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and any persons who own more than 10% of the Company’s Common Stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and any greater than 10% beneficial owners are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of reports filed with the SEC, or written representations from reporting persons that all reportable transactions were reported, the Company believes that all its executive officers and directors timely filed all reports they were required to file under Section 16(a) of the Exchange Act.

2 0 2 6 PROXY STATEMENT

Proposal 1:

ELECTION OF DIRECTORS

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following individuals for election as Class III directors:

-	Richard J. Byrne
-	Patricia Mulroy
-	Philip G. Satre

If elected at the 2026 Annual Meeting, each nominee will serve a three-year term expiring at the 2029 Annual Meeting and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement. Each director nominee has consented to being named in this Proxy Statement. In the event any nominee for director is unable to serve, or chooses not to serve, the persons designated as proxies will have discretion to cast votes for a substitute nominated by the Board. Alternatively, the Board may let the vacancy stay unfilled until an appropriate candidate is identified, or the Board may choose to reduce the size of the Board. At present, it is not anticipated that any nominee will be unable to serve. If any director nominee is not elected at the Annual Meeting, a majority of the remaining directors may fill the resulting vacancy, or the Board may choose to reduce the size of the Board. Biographical and other information for our director nominees and our continuing directors is provided in the “Director Biographies” section.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Proposal 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Ernst & Young LLP, a registered public accounting firm, as our independent auditors to examine and report to our shareholders on the consolidated financial statements of our Company and its subsidiaries for the fiscal year ending December 31, 2026. Representatives of Ernst & Young LLP are expected to be present at the virtual Annual Meeting and will be given an opportunity to make a statement.

As a matter of good corporate governance, the Audit Committee has determined to seek shareholder ratification of its appointment of Ernst & Young LLP as the Company’s independent auditors, even though this is not required under Nevada law, the Company’s Articles of Incorporation or Bylaws, SEC rules or applicable listing standards. If the shareholders do not ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year 2026, the Audit Committee will evaluate what would be in the best interests of the Company and its shareholders and consider whether to appoint new independent auditors. Even if the shareholders ratify the selection of Ernst & Young LLP, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm as our independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2026.

AUDIT AND OTHER FEES

The following table presents the aggregate fees billed (or expected to be billed) to the Company for audit and other services provided by Ernst & Young LLP, the Company’s independent registered public accounting firm, for each of the fiscal years ended December 31, 2025, and December 31, 2024:

	AGGREGATE FEES

CATEGORY	2025	2024

Audit fees	$3,550,477	$3,373,826

Audit-related fees	$32,000	$45,000

Tax fees	$82,937	$212,300

All other fees	—	—

“Audit fees” includes the aggregate fees for professional services rendered for the reviews of our consolidated financial statements for the quarterly periods ended March 31, June 30 and September 30, for the audit of our consolidated financial statements and the consolidated financial statements of certain of our subsidiaries for the years ended December 31, 2025, and 2024, and for the audit of our internal controls over financial reporting as of December 31, 2025, and 2024. “Audit fees” also include fees for services provided in connection with capital market transactions, audit-related accounting consultations and statutory audits of certain subsidiaries of the Company. “Audit-related fees” include the aggregate fees for the audit of the Company’s defined contribution employee benefit plan. “Tax fees” include fees for domestic tax planning and other research.

PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants by pre-approving certain types of services at usual and customary rates. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent registered public accountants will perform. Management reports to the Audit Committee on the actual fees charged by the independent registered public accountants for each category of service.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval authority. In those instances, management submits a request to the Audit Committee describing a specific project at a specific fee or rate and, if deemed appropriate and necessary, the Audit Committee approves the services before we engage the independent registered public accountants.

The Audit Committee pre-approved all fees related to services provided by Ernst & Young LLP in 2025.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of the five members named below. As required by our committee charter, each member of the Audit Committee has been determined by the Board, in its business judgment to be an “independent director,” as defined under the NASDAQ listing rules and the rules of SEC. In addition, the Board has determined that three of the five Audit Committee members (Messrs. Byrne and Sanfilippo and Ms. Webb) are audit committee financial experts, as defined by SEC rules.

DURING 2025, WE HELD FIVE AUDIT COMMITTEE MEETINGS.

Our purpose and responsibilities are set forth in our committee charter, which is reviewed and updated, as appropriate, to address changes in regulatory requirements, authoritative guidance, evolving oversight practices and investor feedback.

Our role is to oversee, on behalf of the Board, the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, including review of the Company’s guidelines and policies with respect to risk assessment and risk management related to financial reporting and internal controls, major financial risk exposures of the Company and the steps the Company’s management has taken to monitor and control such exposures. The Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America and for auditing and providing an attestation report on the effectiveness of our internal control over financial reporting.

In fulfilling our oversight duties, periodically throughout the year, we met separately in executive session with Ernst & Young LLP, our independent registered public accountants, as well with each of the Company’s General Counsel, Chief Audit Executive (who heads internal audit), and Chief Financial Officer. During these meetings, we discussed the quality of the Company’s accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures; reviewed significant audit findings prepared by each of the independent registered public accountants and internal audit department, together with management’s responses; reviewed the overall scope and plans for the audits by the internal audit department and the independent registered public accountants; reviewed critical accounting policies and the significant estimates and judgments management used in preparing the financial statements and their appropriateness for the Company’s business and current circumstances; and reviewed each Company press release concerning Company earnings prior to its release.

The Audit Committee and management have robust policies and procedures in place to monitor and confirm Ernst & Young LLP’s independence from the Company on an ongoing basis. These policies and procedures include:

•	Private sessions between the Audit Committee and Ernst & Young LLP throughout the year;

•	Pre-approval by the Audit Committee of audit and non-audit services proposed to be performed by Ernst & Young LLP;

•	Lead engagement partner rotation at least every five years; and

•	Concurring audit partner rotation at least every five years.

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2006. In evaluating and selecting the Company’s independent registered public accounting firm, we consider, among other things, the historical and recent performance of our current firm, the firm’s global reach, external data on audit quality and performance, including Public Company Accounting Oversight Board (“PCAOB”) reports, industry experience, audit fee revenues, firm capabilities and audit approach, and the independence and tenure of the accounting firm. As discussed above, the Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2026.

In addition to the activities discussed above, prior to the Company’s filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, with the SEC, we reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2025, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards of the PCAOB and the SEC, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. We received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the audit committee concerning independence and have discussed with the independent auditors their firm’s independence. Based on the review and discussions described in this report, we recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC.

AUDIT COMMITTEE

Winifred M. Webb, Chair

Richard J. Byrne

Paul Liu

Patricia Mulroy

Anthony Sanfilippo

Proposal 3:

ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”)) and the related rules of the SEC, and consistent with the frequency selected by shareholders, on an advisory basis, at the 2023 Annual Meeting of Shareholders, the Company presents its shareholders with the opportunity each year to vote to approve, on an advisory and non-binding basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.

This proposal, commonly known as a “Say-on-Pay” proposal, allows our shareholders the opportunity to express their views on our NEOs’ compensation. At our 2023 Annual Meeting of Shareholders, shareholders voted, on an advisory and non-binding basis, that Say-on-Pay proposals be presented to our shareholders every year, and on the basis of that recommendation, the Board determined that future Say-on-Pay proposals would be conducted every year. Accordingly, Say-on-Pay proposals will continue to be presented to our shareholders annually unless our shareholders vote at our 2029 Annual Meeting of Shareholders, as required under the Dodd Frank Act and the related rules of the SEC rules, to approve a different say-on-pay proposal frequency.

In considering this proposal, we urge shareholders to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure. Although this vote is advisory only, and therefore non-binding, the Board and the Compensation Committee will review and evaluate the voting result when considering future executive compensation decisions.

As described in detail in the Compensation Discussion and Analysis, the majority of our executives’ total compensation is at-risk, tied to achieving annual and long-term goals that enhance the value of our reputation and brand, sustain the performance and attractiveness of our resorts and drive long-term shareholder value. The design of our long-term incentives coupled with robust stock ownership guidelines ensure that our executives’ interests are aligned with those of long-term shareholders.

Therefore, in accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2026 Annual Meeting:

“RESOLVED, that the shareholders of Wynn Resorts, Limited (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding each named executive officer’s compensation (together with the accompanying narrative disclosure) in the Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, for the 2026 Annual Meeting of Shareholders.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON OUR NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal 4:

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE 2014 AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN TO INCREASE THE AUTHORIZED SHARES BY 3,000,000 SHARES

The Board has approved, subject to shareholder approval, the amendment and restatement (the “Plan Amendment”) of the Wynn Resorts, Limited Amended and Restated 2014 Omnibus Incentive Plan, as previously amended in 2020 (the “2014 Plan”) to increase the share reserve of the 2014 Plan by an additional 3,000,000 shares of Common Stock and extend the term of the 2014 Plan to May 6, 2036, the 10-year anniversary of the date of the Plan Amendment’s adoption by the Board. The Plan Amendment will bring the total number of shares authorized under the 2014 Plan to 4,353,847.

At the Annual Meeting, our shareholders are being asked to vote on the proposal to approve the Plan Amendment.

WHY YOU SHOULD VOTE FOR PROPOSAL 4

-	Long-term equity awards are a critical design element of our compensation program for key employees.
-

Equity incentives have the dual benefit of allowing the Company to align the interests of our employees with those of long-term stockholders as well as deploy cash into creating incremental shareholder value.

-	If the Plan Amendment is not approved, our ability to attract and retain employees who are critical to the creation of incremental shareholder value could be significantly impacted.
-	We therefore request that shareholders support the Plan Amendment, the key features of which are highlighted below:

Reasonable Plan Cost Allows Continued Alignment of Employee and Shareholder Interests

•	Permits continued alignment of interests through use of equity compensation
•	Reasonable number of additional shares requested—an additional 3,000,000 shares of Common Stock, which represents a potential equity dilution of approximately 2.88%
•	The increase requested is based on the historical number of equity awards granted under the 2014 Plan, as well as the Company’s three-year average burn rate (2023-2025) of approximately 0.83%

Responsible Grant Practices Enables Continued Focus on Pay-For-Performance Philosophy

•	Equity awards granted to our NEOs have a vesting period of at least three years
•

Our Compensation Committee maintains a policy requiring that at least 55% of NEO equity grants are subject to performance conditions to better align executives’ interests with those of long-term shareholders

•

Broad-based equity grants made under the 2014 Plan beyond our NEOs include over 450 employees who are currently eligible for recurring awards and approximately 11,000 additional employees who are currently eligible for non-recurring awards

•	Our clawback policy applies to equity awards and protects against undeserved earnings
•	Robust performance-based hurdles for equity awards granted under the 2014 Plan ensure earned vesting only for superior performance
•	Robust stock ownership guidelines ensure employees think and act like owners

2014 Plan Features Protect Shareholder Interests

•	No repricing or cash buyout permitted without shareholder approval

•	No liberal change in control vesting risks
•	No share reserve evergreen feature
•	No dividends or distributions paid on unvested performance-based equity awards
•	No liberal share recycling

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PLAN AMENDMENT.

BACKGROUND

The Plan Amendment would increase the number of shares available for issuance under the 2014 Plan by an additional 3,000,000 shares of Common Stock. If the Plan Amendment is approved by shareholders, the number of shares available for future issuance under the 2014 Plan will be 4,353,847 as of March 12, 2026.

The 2014 Plan. The Existing 2014 Plan (a) provides the ability of the Compensation Committee to grant stock options (both incentive stock options and non-qualified stock options), restricted stock, SARs, performance awards, dividend equivalents, stock payments, deferred stock, deferred stock units, restricted stock units (“RSUs”) and performance-based awards to eligible participants; (b) includes performance targets other than Adjusted Property EBITDAR, including, among others net income, cash flow, stock price and achievement of construction or development milestones; and (c) limits the maximum amount of cash payable under an award to a single participant to $20 million in a calendar year. The 2014 Plan allows us to make a greater percentage of total compensation subject to the achievement of relevant performance targets. We may use previously unissued Common Stock or Common Stock held in treasury for awards under the 2014 Plan.

At its inception in 2014, the share reserve of the 2014 Plan was 4,409,390 shares of Common Stock. In 2020, the 2014 Plan was amended to increase the authorized share pool by an additional 1,500,000 shares of Common Stock, and in 2024, the 2014 Plan was amended again to increase the authorized share pool by an additional 2,000,000 shares of Common Stock. As of March 12, 2026, approximately 1,353,847 shares of Common Stock remained available for issuance under the 2014 Plan. As of March 12, 2026, options to purchase an aggregate of 16,241 shares of Common Stock were outstanding, with a weighted-average remaining term of 4.1 years and a weighted-average exercise price of $81.55 per share, and 542,754 full-value awards were outstanding.

The Board believes that the number of shares that currently remain available for future issuance under the 2014 Plan will be insufficient to achieve the purposes of the 2014 Plan beyond one year (and perhaps a shorter period), unless the additional shares contemplated by the Plan Amendment are authorized and approved by shareholders. The Plan Amendment authorizes an additional 3,000,000 shares of Common Stock for awards under the 2014 Plan (representing approximately 2.88% of all currently outstanding shares of Common Stock). In setting and recommending to shareholders the number of additional shares to authorize pursuant to the Plan Amendment, the Compensation Committee and the Board considered the historical number of equity awards granted under the 2014 Plan, the recent expansion of the pool of employees eligible under the 2014 Plan, as well as the Company’s three-year average burn rate (2023-2025) of approximately 0.83%. The new 3,000,000 shares of Common Stock available for issuance under the 2014 Plan pursuant to the Plan Amendment would represent an additional potential equity dilution of approximately 2.88%.

On March 12, 2026, the last trading day prior to the Record Date, the closing price per share of our Common Stock reported on the NASDAQ Global Select Market was $98.79 per share.

KEY FEATURES OF THE 2014 PLAN

The 2014 Plan is in the best interests of the Company and its shareholders and contains features that are consistent with sound and effective corporate governance and compensation practices, including the following:

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Flexibility for Performance-Based Awards. The 2014 Plan is designed to allow the Company to grant cash and equity incentive compensation awards that are intended to provide flexibility to the Compensation Committee in designing awards as performance-based compensation.

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No Liberal Share Recycling Provisions. The 2014 Plan does not permit shares tendered or withheld to satisfy the exercise price of stock options or tax withholding obligations with respect to any awards to be recycled back into the share reserve.

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Limitation On Grants. The 2014 Plan limits the maximum aggregate number of shares with respect to awards that may be granted to any one person during any calendar year of 1.5 million shares of Common Stock (subject to adjustment for certain equity restructurings and other corporate transactions). This limit allows us to structure our CEO’s compensation so that a higher proportion of his or her compensation is attributable to variable, at-risk components that drive shareholder value while substantially reducing his or her base cash salary. In addition, the 2014 Plan includes a limit on the maximum aggregate number of shares with respect to awards that may be granted to any non-employee director during any calendar year to 50,000.

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Does Not Permit Payment of Dividends or Dividend Equivalents on Performance-Based Awards until Vesting. Under the 2014 Plan, dividends and dividend equivalents payable in connection with performance-based awards will only be paid out to the extent that the performance-based vesting conditions are satisfied and the shares underlying such awards are earned and vested.

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Stock Option Exercise Prices and SAR Grant Prices Will Not be lower Than the Fair Market Value on the Grant Date. The 2014 Plan prohibits granting stock options with exercise prices and SARs with exercise prices lower than the fair market value of a share of Common Stock on the grant date.

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Does Not Permit Repricing without Shareholder Approval. Under the 2014 Plan, without shareholder approval, we may not amend any option or stock appreciation right to reduce the exercise price or replace any stock option or SAR with cash or any other award when the price per share of the stock option or SAR exceeds the fair market value of the underlying shares.

•	Provides for Independent Administration. The Compensation Committee of our Board, which consists of only independent directors, or another committee of our Board, administers the 2014 Plan.

The following is a general description of the material terms of the 2014 Plan. This summary is qualified in its entirety by reference to the full text of the 2014 Plan, which is attached as Appendix A to this Proxy Statement.

2014 OMNIBUS INCENTIVE PLAN

The 2014 Plan provides for the grant of stock options (both incentive stock options and non-qualified stock options), restricted stock, SARs, performance awards, dividend equivalents, stock payments, deferred stock, deferred stock units, restricted stock units (“RSUs”) and performance-based awards to eligible participants.

ADMINISTRATION

Unless otherwise determined by the Board, the 2014 Plan will continue to be administered by the Compensation Committee (collectively with Board, the “Administrator”), except that with respect to awards granted to independent directors, the Board will administer the 2014 Plan. The Administrator may delegate to a committee of one or more directors or one or more Company officers the authority to grant or amend awards under the 2014 Plan to participants other than (i) senior Company executives who are subject to Section 16 of the Exchange Act and (ii) Company officers or directors to whom the authority to grant or amend awards under the 2014 Plan has been delegated.

Unless otherwise determined by the Board, the Administrator will have the authority to administer the 2014 Plan, including the power to (i) designate participants under the 2014 Plan, (ii) determine the types of awards granted to participants under the 2014 Plan, the number of such awards, and the number of shares of Common Stock subject to such awards, (iii) determine and interpret the terms and conditions of any awards under the 2014 Plan, including the vesting schedule, exercise price, whether to settle or accept the payment of any exercise price, in cash, Common Stock, other awards or other property, and whether an award may be cancelled, forfeited or surrendered, (iv) accelerate the vesting or lapse of restrictions of any award at any time after the grant of an award, (v) prescribe the form of each award agreement and (vi) adopt rules for the administration, interpretation and application of the 2014 Plan.

ELIGIBILITY

Persons eligible to participate in the 2014 Plan include all employees (including officers of the Company) and consultants of the Company and its affiliates and directors, as determined by the Administrator. As of the date of this Proxy Statement, approximately eight non-employee directors, approximately 28,500 employees, and four consultants, were eligible to participate in the 2014 Plan.

Although the 2014 Plan contains broad eligibility standards, through 2018, the Company limited the pool of employees to whom equity awards were granted and occasionally made one-time awards to selected employees in the position of manager or above. In early 2019, in connection with certain other compensation plan changes, the Company expanded the pool of personnel eligible to receive annual recurring awards to those in positions of director and above (currently approximately 450 of our employees). In 2025, to honor the 20th anniversary of the opening of Wynn Las Vegas, the Company made a one-time grant to approximately 11,000 additional domestic employees. In the future, we may choose to expand eligibility for annual recurring awards to even more of our U.S. employees, and from time to time, make additional one-time non-recurring grants. Further, although the number of consultants retained by the Company fluctuates and at times can be significant, the Company has historically granted very few equity awards to consultants, typically only where such consultant has made a significant contribution to the Company. The Company expects to continue this practice.

LIMITATION ON AWARDS AND SHARES AVAILABLE

We are seeking approval to authorize an additional 3,000,000 shares of Common Stock for issuance pursuant to the Plan Amendment. If the Plan Amendment is approved by shareholders, the number of shares available for future issuance under the 2014 Plan will be 4,353,847 as of March 12, 2026.

As of March 12, 2026, the aggregate number of shares of Common Stock that may be issued under the 2014 Plan was equal to approximately 1,912,842 Shares (which includes Shares subject to previously granted and outstanding under the 2014 Plan). If the

Plan Amendment is approved by shareholders, the aggregate number of shares of Common Stock that may be issued under the 2014 Plan will be equal to 4,912,842 Shares (which includes Shares subject to previously granted and outstanding under the 2014 Plan). The shares of Common Stock covered by the 2014 Plan may be authorized but unissued shares, treasury shares or shares purchased in the open market.

Generally, shares of Common Stock subject to an award under the 2014 Plan that terminate, expire or lapse for any reason are made available for issuance again under the 2014 Plan. Shares of Common Stock tendered or withheld to satisfy the grant or exercise price pursuant to any stock option, shares of Common Stock tendered or withheld to satisfy the tax withholding obligation pursuant to an award, shares of Common Stock that were subject to a stock-settled SAR that are not issued upon exercise of the SAR and shares of Common Stock purchased on the open market with the cash proceeds from the exercise of options will not be available for issuance again under the 2014 Plan. The payment of dividend equivalents in cash in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2014 Plan. Furthermore, shares of Common Stock may not be optioned, granted or awarded again if it would prevent any stock option that is intended to qualify as an incentive stock option under Section 422 of the Code from so qualifying. In addition, shares issued in assumption of, or in substitution for, any outstanding awards previously granted by an entity plan in connection with a corporate transaction will not be counted against the shares available for issuance under the 2014 Plan.

The maximum number of shares of Common Stock that may be subject to one or more awards granted to any person pursuant to the 2014 Plan during any calendar year is 1.5 million. In addition, the maximum aggregate number of shares with respect to awards that may be granted to any non-employee director pursuant to the 2014 Plan during any calendar year is 50,000.

AWARDS

The 2014 Plan provides for grants of stock options (both incentive stock options and non-qualified stock options), restricted stock, SARs, performance awards, dividend equivalents, stock payments, deferred stock, deferred stock units, RSUs and performance-based awards. Each award must be evidenced by a written award agreement with terms and conditions consistent with the 2014 Plan. Upon the exercise or vesting of an award, the exercise or purchase price must be paid in full by: cash or check; tendering shares of Common Stock with a fair market value at the time of exercise or vesting equal to the aggregate exercise or purchase price of the award or the exercised portion thereof, if applicable; delivery of a written or electronic notice that the holder has placed a market sell order with a broker with respect to shares then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided that payment of such proceeds is then made to the Company upon settlement of such sale; or by tendering other property acceptable to the Administrator. Any withholding obligations may be satisfied in the Administrator’s sole discretion by allowing a holder to elect to have the Company withhold shares otherwise issuable under an award which are equal to the fair market value on the date of withholding or repurchase equal to aggregate amount of such liabilities.

Stock Options. Stock options, including incentive stock options (as defined under Section 422 of the Code) and non-qualified stock options may be granted pursuant to the 2014 Plan. The exercise price of incentive stock options and non-qualified stock options granted pursuant to the 2014 Plan will not be less than 100% of the fair market value of the Common Stock on the date of grant, unless incentive stock options are granted to any individual who owns, as of the date of grant, stock possessing more than 10% of the total combined voting power of all classes of Company stock (a “Ten Percent Owner”), in which case the exercise price of such incentive stock options will not be less than

110% of the fair market value of the Common Stock on the date of grant. Incentive stock options and non-qualified stock options may be exercised as determined by the Administrator, but in no event after (i) the fifth anniversary of the date of grant with respect to incentive stock options granted to a Ten Percent Owner or (ii) the tenth anniversary of the date of grant with respect to incentive stock options granted to other employees and non-qualified stock options.

Restricted Stock. Restricted stock awards may be granted pursuant to the 2014 Plan. A restricted stock award is the grant of shares of Common Stock at a price determined by the Administrator (including zero), that is subject to sale, transfer and pledge restrictions and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting rights with respect to such shares. In addition, with respect to a share of restricted stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of restricted stock vests. The restrictions will lapse in accordance with a schedule or other conditions determined by the Administrator.

Stock Appreciation Rights. A SAR is the right to receive payment of an amount equal to (i) the excess of (A) the fair market value of a share of Common Stock on the date of exercise of the SAR over (B) the fair market value of a share of Common Stock on the date of grant of the SAR, multiplied by (ii) the aggregate number of shares of Common Stock subject to the SAR. Such payment will be in the form of cash, Common Stock or a combination of cash and Common Stock, as determined by the Administrator, and SARs settled in Common Stock will satisfy all of the restrictions imposed by the 2014 Plan upon stock option grants. The Administrator will determine the time or times at which a SAR may be exercised in whole or in part, provided that the term of any SAR will not exceed ten years.

Restricted Stock Units. RSUs may be granted pursuant to the 2014 Plan, typically without consideration from the participant. RSUs may be subject to vesting conditions including continued employment or achievement of performance criteria established by the Administrator. Like restricted stock, RSUs may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, the Common Stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting rights prior to the time when vesting conditions are satisfied.

Performance Awards. Awards of performance awards which may be a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, shares or a combination of both, and may be linked to any one or more performance criteria determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any participant selected by the Administrator may be granted a cash bonus payable upon the attainment of performance goals that are established by the administrator and relate to any one or more performance criteria determined appropriate by the Administrator on a specified date or dates or over any period or periods determined by the Administrator.

Dividend Equivalents. Dividend equivalents are rights to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock. Dividend equivalents represent the value of the dividends per share of Common Stock paid by the Company, calculated with reference to the number of shares that are subject to any award held by the participant. Dividend equivalents are converted to cash or additional shares of Common Stock by such formula and at such time subject to such limitations as may be determined by the Administrator. In addition, with respect to an award with performance-based vesting, dividend equivalents which are paid prior to vesting shall only be paid out to the holder to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests. Dividend equivalents cannot be granted with respect to options or SARs.

Stock Payments. Stock payments include payments in the form of Common Stock, options or other rights to purchase Common Stock which may be made in lieu of all or any portion of the compensation that would otherwise be paid to the participant. The number of shares will be determined by the Administrator and may be based upon performance criteria determined appropriate by the Administrator, determined on the date such stock payment is made or on any date thereafter. Unless otherwise provided by the Administrator, a holder of a stock payment shall have no rights as a Company shareholder with respect to such stock payment until such time as the stock payment has vested and the shares underlying the Award have been issued to the Holder.

Deferred Stock. Deferred stock may be awarded to participants and may be linked to any performance criteria determined to be appropriate by the Administrator. Common Stock underlying a deferred stock award will not be issued until the deferred stock award has vested, pursuant to a vesting schedule or performance criteria set by the Administrator, and unless otherwise provided by the Administrator, recipients of deferred stock generally will have no rights as a shareholder with respect to such deferred stock until the time the vesting conditions are satisfied and the stock underlying the deferred stock award has been issued.

Deferred Stock Units. Awards of deferred stock units are denominated in unit equivalent of shares of Common Stock and vest pursuant to a vesting schedule or performance criteria set by the Administrator. The Common Stock underlying deferred stock units will not be issued until the deferred stock units have vested, and recipients of deferred stock units generally will have no voting rights prior to the time when vesting conditions are satisfied.

Performance-based Awards. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Administrator for the period are satisfied. With regard to a particular performance period, the Administrator will have the discretion to select the length of the performance period, the type of performance-based awards to be granted and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Administrator may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed by the Company or an affiliate throughout the applicable performance period to be eligible for a performance-based award.

Under the 2014 Plan, pre-established performance goals for awards must be based on one or more of the following performance criteria: (i) operating income (either before or after one or more of the following (a) depreciation, (b) amortization, (c) pre-opening costs, (d) property charges and other corporate expenses, (e) intercompany golf course and water rights leases, (f) stock-based compensation, and (g) triple-net operating lease rent expense related to Encore Boston Harbor, and (h) other non-operating income), (ii) adjusted property EBITDAR defined as earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, intercompany golf course and water rights leases, stock-based compensation, triple-net operating lease rent expense related to Encore Boston Harbor, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates, (iii) normalized adjusted property EBITDAR, (iv) income before income tax, (v) net income (either before or after net income attributable to non-controlling shareholdings) and adjusted net income, (vi) basic or diluted income per share of Common Stock and adjusted basic or diluted income per share of Common Stock, (vii) net revenue, (viii) cash flow (including, but not limited to, cash flow from operations, actual or free cash flow), (ix) return on assets, return on capital, return on shareholders’ equity and total shareholder return, return on sales, (x) operating margins or adjusted property EBITDAR margins, (xi) departmental profit contributions (xii) costs and expenses management, (xiii) working capital management, (xiv) cash conversion cycle, (xv) weighted average cost of capital, (xvi) maintenance of leverage targets, (xvii) dividend payout ratio, (xviii) dividend growth, (xix) price per share of Common Stock, (xx) economic value, (xxi) productivity ratios, (xxii) market share, (xxiii) objective measure of customer satisfaction, (xxiv) implementation or completion of critical projects, (xxv) achievement of construction or development milestones, (xxvi) achievement of strategic objectives (including development activity), (xxvii) completion of capital markets transactions, (xxviii) maintenance or achievement of corporate rating targets and (xxix) third party recognition of quality of service and/or product (e.g. Forbes star awards or similar). The performance criteria may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. In addition, the administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more performance goals established under any of these performance criteria, such as adjustments related to a change in accounting principle or tax laws, related to acquisitions, to asset impairment charges or to gains or losses for litigation, arbitration and contractual settlements.

Transferability of Awards. Awards cannot be assigned, transferred or otherwise disposed of by a participant other than by will or the laws of descent and distribution, pursuant to a domestic relations order subject to the consent of the Administrator or pursuant to beneficiary designation procedures approved from time to time by the Administrator. The Administrator may provide in any award agreement that an award (other than an incentive stock option) may be transferred to certain persons or entities related to a participant in the 2014 Plan, including but not limited to members of the participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of the participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly permitted by the Administrator. Such permitted assignees will be bound by and subject to such terms and conditions as determined by the Administrator.

Repricing. The Administrator cannot, without the approval of the shareholders of the Company, authorize the amendment of any outstanding option or SAR to reduce its price per share, or cancel any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares of Common Stock. Subject to adjustment of awards as described below, the Administrator does have the authority, without the approval of the shareholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an award with the grant of an award having a price per share that is greater than or equal to the price per share of the original award.

ADJUSTMENTS TO AWARDS

If there is a stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than cash dividends), that affects the shares of Common Stock (or other securities of the Company) or the stock price of Common Stock (or other securities), then the Administrator may make equitable adjustments to the aggregate number and kind of shares that may be issued under the 2014 Plan, (including adjustments to award limits), the number and kind of shares subject to each outstanding award under the 2014 Plan, the exercise price or grant price of such outstanding award (if applicable), and the terms and conditions of any outstanding awards (including any applicable performance targets or criteria). The Company may refuse to permit the exercise of any award during a period of 30 days prior to the consummation of any such transaction.

If there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than cash dividends) of Company assets to shareholders, or other unusual or nonrecurring transactions or events, the Administrator may, in its discretion:

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provide for the termination of any award in exchange for an amount of cash (if any) and/or other property equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights;

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provide for the replacement of any award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon exercise of such award or realization or the participant’s rights;

•	provide that any outstanding award cannot vest, be exercised or become payable after such event;

•	provide that awards may be exercisable, payable or fully vested as to shares of Common Stock covered thereby;

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provide that any surviving corporation (or its parent or subsidiary) will assume awards outstanding under the 2014 Plan or will substitute similar awards for those outstanding under the 2014 Plan, with appropriate adjustment of the number and kind of shares and the prices of such awards; or

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make adjustments (i) in the number and type of shares of Common Stock (or other securities or property) subject to outstanding awards or in the number and type of shares of restricted stock or deferred stock or (ii) to the terms and conditions of (including the grant or exercise price) and the criteria included in, outstanding or future awards.

If there is a nonreciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization, that affects the shares of Common Stock (or other securities of the Company) or the stock price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding awards, then the Administrator will make equitable adjustments to the number and type of securities subject to each outstanding award under the 2014 Plan, and the exercise price or grant price of such outstanding award (if applicable). The Administrator will make other equitable adjustments it determines are appropriate to reflect such an event with respect to the aggregate number and kind of shares that may be issued under the 2014 Plan. The Company may refuse to permit the exercise of any award during a period of 30 days prior to the consummation of any such transaction.

EFFECT OF A CHANGE IN CONTROL

In the event of a change in control of the Company, the Administrator may, in its sole discretion, take one or more of the following actions: shorten the period during which options or SARs are exercisable (provided they remain exercisable for at least 30 days after the date notice of such shortening is given to the holders of the options or SARs); accelerate the vesting of any Award; arrange to have the successor corporation assume the Awards; or cancel Awards upon payment to the holders of the Awards in cash, with respect to each Award to the extent then exercisable or vested.

AMENDMENT AND TERMINATION

The Administrator, subject to approval of the Board, may terminate, amend or modify the 2014 Plan at any time; provided, however, that shareholder approval will be obtained (i) to increase the number of shares of Common Stock available under the 2014 Plan (such as with respect to the Plan Amendment), (ii) to reduce the per share exercise price of any outstanding option or SAR and (iii) to cancel any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares of Common Stock. Generally, no amendment, suspension or termination of the 2014 Plan shall, without the consent of the holder, impair any rights or obligations under any awards unless the award itself expressly provides.

In no event may an award be granted pursuant to the 2014 Plan on or after the tenth anniversary of the date the Plan Amendment was adopted by the Board.

FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of the 2014 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2014 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending upon individual circumstances.

Section 409A of the Code. Certain types of awards under the 2014 Plan, including deferred stock and RSUs, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the 2014 Plan and awards granted under the plan will be structured and interpreted to comply with, or be exempt from, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A. To the extent determined necessary or appropriate by the Administrator, the 2014 Plan and applicable award agreements may be amended without award holder consent to exempt the applicable awards from Section 409A of the Code or to comply with Section 409A.

Non-Qualified Stock Options. For federal income tax purposes, if participants are granted non-qualified stock options under the 2014 Plan, participants generally will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of non-qualified stock options, participants will recognize ordinary income, and the Company will be entitled to a deduction in an amount equal to the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. The basis that participants have in shares of Common Stock, for purposes of determining their gain or loss on subsequent disposition of such shares of Common Stock generally, will be the fair market value of the shares of Common Stock on the date the participants exercise their options. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options. There is no taxable income to participants when participants are granted an incentive stock option under Section 422 of the Code or when that option is exercised. However, the amount by which the fair market value of the shares of Common Stock at the time of exercise exceeds the option price will be an “item of adjustment” for participants for purposes of the alternative minimum tax. Gain realized by participants on the sale of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to the Company, unless participants dispose of the shares of Common Stock within (i) two years after the date of grant of the option or (ii) within one year of the date the shares of Common Stock were transferred to the participant. If the shares of Common Stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares of Common Stock on the date of the option’s exercise (or the date of sale, if less) will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent that participants must recognize ordinary income. If such a sale or disposition takes place in the year in which participants exercise their options, the income such participants recognize upon sale or disposition of the shares of Common Stock will not be considered income for alternative minimum tax purposes.

Incentive stock options exercised more than three months after a participant terminates employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.

Restricted Stock. For federal income tax purposes, the grantee generally will not have taxable income on the grant of restricted stock, nor will the Company then be entitled to any deduction, unless the grantee makes a valid election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse such that the shares are no longer subject to a substantial risk of forfeiture, the grantee generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction for an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock. As previously noted, the grantee may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing a valid election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be generally taxable as capital gains or losses.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a SAR, but upon exercise of the SAR, the fair market value of the shares of Common Stock received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the grantee in the year of such exercise. The Company will be entitled to a deduction for compensation paid in the same amount which the grantee realized as ordinary income.

Performance Awards. The grantee generally will not realize taxable income at the time of the grant of the performance award, and the Company will not be entitled to a deduction at that time. When the award is paid, whether in cash or Common Stock, the grantee will have ordinary income, and the Company will be entitled to a corresponding deduction.

The grantee will generally recognize ordinary income at the time a performance cash-based bonus award is paid to the grantee. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.

Dividend Equivalents. The grantee generally will not realize taxable income at the time of the grant of the dividend equivalents, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the grantee will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

Stock Payments. If the grantee receives a stock payment in lieu of a cash payment that would otherwise have been made, he or she generally will be taxed as if the cash payment has been received, and the Company will have a deduction in the same amount.

Deferred Stock. The grantee generally will not have taxable income upon the issuance of the deferred stock and the Company will not then be entitled to a deduction. However, when deferred stock vests and is issued to the grantee, he or she will realize ordinary income and the Company will be entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance over the purchase price, if any, for the deferred stock. Deferred stock may be subject to Section 409A of the Code, and the failure of any award of deferred stock that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon the grant or vesting of the award. Furthermore, an additional 20% penalty tax may be imposed on the grantee pursuant to Section 409A of the Code, and certain interest penalties may apply.

Deferred Stock Units. The grantee generally will not realize taxable income at the time of the grant of the deferred stock units, and the Company will not be entitled to a deduction at that time. When the award is paid, whether in cash or Common Stock, the grantee will have ordinary income, and the Company will be entitled to a corresponding deduction. Deferred stock units may be subject to Section 409A of the Code, and the failure of any award of deferred stock units that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon the grant or vesting of the award. Furthermore, an additional 20% penalty tax may be imposed on the grantee pursuant to Section 409A of the Code, and certain interest penalties may apply.

Restricted Stock Units. The grantee generally will not realize taxable income at the time of the grant of the RSUs, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or Common Stock, the grantee will have ordinary income, and the Company will be entitled to a corresponding deduction. RSUs may be subject to Section 409A of the Code, and the failure of any RSU that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon vesting (rather than at such time as the award is paid). Furthermore, an additional 20% penalty tax may be imposed on the grantee under Section 409A of the Code, and certain interest penalties may apply.

Section 162(m). Under Code Section 162(m) of the Code, no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s covered employees, which includes our chief executive officer, chief financial officer and the other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these covered employees, including awards that the Company grants pursuant to the 2014 Plan, whether performance-based or otherwise, will be subject to the $1 million annual deduction limitation. Because of the elimination of the performance-based compensation exemption, it is possible that all or a portion of the compensation paid to covered employees in the form of equity grants under the 2014 Plan may not be deductible by the Company, to the extent that the annual deduction limitation is exceeded.

2014 PLAN BENEFITS

No determination has yet been made as to the awards, if any, that any eligible individuals will be granted in the future and no awards have been granted that are contingent on the approval of the Plan Amendment and, therefore, the benefits to be awarded under the 2014 Plan, which are determined in the Administrator’s sole discretion, are not determinable at this time.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes, as of December 31, 2025, compensation plans under which our equity securities are authorized for issuance, aggregated as to: (i) all compensation plans previously approved by shareholders, and (ii) all compensation plans not previously approved by shareholders. These plans are described in Item 8 (Financial Statements and Supplementary Data) of Part II of our Form 10-K filed on March 2, 2026. As of March 12, 2026, approximately 1,353,847 of these previously approved shares remained available for new awards under the 2014 Plan.

As of March 12, 2026, options to purchase an aggregate of 16,241 shares of Common Stock were outstanding, with a weighted-average remaining term of 4.1 years and a weighted-average exercise price of $81.55 per share, and 542,754 full-value awards were outstanding, which includes 461,110 of unvested restricted stock units and 81,644 performance share units at target.

EQUITY COMPENSATION PLAN INFORMATION

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)(1)	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)(2)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)

Equity compensation plans approved by security holders	558,995	$81.55	1,353,847

Equity compensation plans not approved by security holders	-	-	-

Total	558,995	$81.55	1,353,847

(1) Includes 16,241 outstanding options, 461,110 restricted share units and 81,644 performance share units at target and excludes 1,026,840 shares of unvested restricted stock, which are included in common shares outstanding.

(2) Weighted average exercise price for outstanding options only.

VOTE REQUIRED

Assuming a quorum is present, approval of the Plan Amendment by our shareholders requires that the number of votes cast in favor of the Plan Amendment exceeds the number of votes cast in opposition

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ADOPTION OF THE PLAN AMENDMENT TO THE 2014 OMNIBUS INCENTIVE PLAN.

General Information

OUR 2026 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Wynn Resorts in connection with the solicitation by the Board of proxies for the 2026 Annual Meeting of Shareholders (the “Annual Meeting”). Our 2026 Annual Meeting will be held virtually on May 6, 2026, via live webcast accessed at this website: http://www.virtualshareholdermeeting.com/WYNN2026, at 8:00 am (pacific time). Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully described herein.

THE BOARD RECOMMENDS A VOTE AS FOLLOWS:

PROPOSAL NUMBER	PROPOSAL	BOARD RECOMMENDATION

1	Election of the three Class III director nominees named in this Proxy Statement to serve until the 2029 Annual Meeting of Shareholders	“FOR” each nominee

2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026	“FOR”

3	Approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement	“FOR”

4	Approval of an amendment to the 2014 Omnibus Incentive Plan to increase the authorized shares by 3,000,000 shares	“FOR”

VOTING AND SOLICITATION

Only holders of record of shares of the Common Stock, as of the close of business on March 12, 2026, the record date fixed by the Board (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. As of the Record Date, there were 104,043,396 shares of Common Stock outstanding. Each shareholder is entitled to one vote for each share of Common Stock held as of the Record Date on all matters presented at the Annual Meeting.

At least a majority of the outstanding shares of Common Stock must be represented at the Annual Meeting, either present virtually at the Annual Meeting or represented by proxy, to constitute a quorum and to transact business at the Annual Meeting. Abstentions and broker non-votes, as discussed further below, are counted for purposes of determining whether there is a quorum.

For each item to be acted upon at the Annual Meeting, the item will be approved if the number of votes cast in favor of the item by the shareholders entitled to vote exceeds the number of votes cast in opposition to the item. You may vote “for,” “against” or abstain from voting on these proposals, and in the case of Proposal 1, you may vote “for,” “against” or abstain from voting on each director nominee. Abstentions will not be counted as votes cast on an item and, therefore, will not affect the outcome of these proposals. Broker non-votes will not be counted as votes cast on Proposals 1, 3 and 4, and therefore, will not affect the outcome of these proposals. Shares represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the directions of shareholders indicated in their proxies. If no specification is made, shares represented by properly executed and unrevoked proxies will be voted in accordance with the specific recommendations of the Board set forth above. If any other matter properly comes before the Annual Meeting, the shares will be voted in the discretion of the persons voting pursuant to the respective proxies.

For a shareholder who holds his or her shares through an intermediary, such as a broker, bank or other nominee (referred to as “beneficial owners”), such intermediary will not be permitted to vote on Proposal 1 (the election of directors), Proposal 3 (approval of the compensation of our named executive officers (known as a “Say-on-Pay” vote), or Proposal 4 (approval of an amendment to our 2014 Omnibus Incentive Plan) (this situation is called a “broker non-vote”). ACCORDINGLY, WE ENCOURAGE YOU TO VOTE YOUR SHARES ON ALL MATTERS BEING CONSIDERED AT THE ANNUAL MEETING. Notwithstanding the occurrence of a broker non-vote, the intermediary may still vote the shareholder’s shares on Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent auditor).

The following table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

PROPOSAL NUMBER	PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1	Election of Three Class III Directors	Number of votes cast in favor exceeds number of votes cast in opposition	No
2	Ratification of the Appointment of Ernst & Young LLP	Number of votes cast in favor exceeds number of votes cast in opposition	Yes

3	Advisory Vote to Approve the Compensation of Named Executive Officers	Number of votes cast in favor exceeds number of votes cast in opposition	No

4	Approval of an amendment to the 2014 Omnibus Incentive Plan to increase the authorized shares by 3,000,000 shares	Number of votes cast in favor exceeds number of votes cast in opposition	No

HOW YOU CAN VOTE

SHAREHOLDERS OF RECORD. For shareholders of record, there are four different ways you can vote:

•	By Internet. To vote via the Internet, use the website on the enclosed proxy card.

•	By Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card.

•	By Mail. To vote by mail, follow the instructions on the enclosed proxy card.

•

By Participating in the Virtual Annual Meeting. To vote electronically during the virtual Annual Meeting, visit http://www.virtualshareholdermeeting.com/WYNN2026, log in using the 16-digit control number printed in the box marked by the arrow on your Notice of Internet Availability or proxy card, click on the vote button on the screen and follow the instructions provided.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 11:59 p.m. Pacific Time on May 5, 2026. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card.

BENEFICIAL SHAREHOLDERS. For shareholders who own shares of the Common Stock through an intermediary, such as a broker, bank or other nominee, the ultimate intermediary is the shareholder of record but will vote your shares in accordance with your instructions. In order to have your shares voted, you will need to follow the instructions for voting provided by your broker, bank or other nominee.

REVOCABILITY OF PROXIES

SHAREHOLDERS OF RECORD. If you are a shareholder of record and you deliver a proxy pursuant to this solicitation, you may revoke that proxy at any time before it is voted by (a) giving written notice to our Secretary at the address set forth below, (b) delivering to our Secretary a later dated proxy, (c) submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed), or (d) voting electronically during the Annual Meeting. Written notice of revocation or subsequent proxy should be sent to:

Wynn Resorts, Limited

c/o Secretary

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

BENEFICIAL SHAREHOLDERS. If your shares are held through an intermediary, such as a bank, broker or other nominee, you must contact that person if you wish to revoke previously given voting instructions. In this case, attendance at the Annual Meeting, in and of itself, does not revoke a prior proxy.

PARTICIPATING IN THE ANNUAL MEETING

CONTROL NUMBER. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability, proxy card or voter instruction form to attend the virtual Annual Meeting and vote.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. Under rules adopted by the SEC, we are furnishing proxy materials to some shareholders via the Internet, instead of mailing printed copies of those materials to each shareholder. Beginning on or about March 25, 2026, we sent to shareholders either a printed copy of our proxy materials or a Notice of Internet Availability containing instructions on how to access our proxy materials electronically. The proxy materials include this Proxy Statement and our Annual Report for the fiscal year ended December 31, 2025. The Notice of Internet Availability also explains how to vote through the Internet, by telephone or electronically at the Annual Meeting.

This electronic access process expedites shareholders’ receipt of our proxy materials, lowers the cost of our Annual Meeting and conserves natural resources. However, if you would prefer to receive a printed copy of our proxy materials, a proxy card or voting instruction form, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically or by mail, you will continue to receive the proxy materials in that format unless you elect otherwise.

PROXY PROCEDURE AND EXPENSES OF SOLICITATION

We have retained Broadridge Financial Solutions, an independent tabulator, to receive and tabulate the proxies, to serve as an inspector of elections, and to certify the results. In addition, we have engaged Innisfree M&A Incorporated (“Innisfree”), a professional proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting. The Company has agreed to pay Innisfree a fee of $17,500, plus reimbursement for out-of-pocket expenses. The address of Innisfree is 501 Madison Avenue, 20th Floor, New York, New York 10022. If you need assistance in completing your proxy card or have questions regarding the Annual Meeting, please contact Innisfree toll-free at (888) 750-5834.

All expenses incurred in connection with the solicitation of proxies will be borne by us. We will also reimburse banks, brokers and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock held in their names.

Solicitation may be undertaken by mail, telephone, personal contact or other similar means by directors, officers and employees without additional compensation.

SHAREHOLDER NOMINATIONS AND PROPOSALS

Shareholders intending to present a proposal at the 2027 Annual Meeting of Shareholders for inclusion in our proxy statement and form of proxy for that meeting pursuant to Rule 14a-8 of the Exchange Act must submit the proposal in writing to Wynn Resorts, Limited, Attention: Secretary, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Such proposals must comply with the requirements of Rule 14a-8 of the Exchange Act and must be received by the Company no later than the close of business on November 25, 2026.

In addition, our Bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting (but not for inclusion in the Company’s proxy materials). To be timely, written notice of such a nomination or proposal submitted pursuant to our Bylaws must be delivered to our Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered to us not earlier than the close of business on the 120th day prior to such annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Accordingly, for our 2027 Annual Meeting, notice of a nomination or proposal must be delivered to us no later than February 5, 2027 and no earlier than January 6, 2027. Nominations and proposals also must satisfy other requirements set forth in the Bylaws and be submitted in writing and sent to the Company’s principal executive offices at Wynn Resorts, Limited, c/o Secretary, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. If a shareholder complies with the foregoing notice provisions and with certain additional procedural requirements in the Bylaws and SEC rules, as applicable, the Company will have authority to vote shares under proxies we solicit when and if the nomination or proposal is raised at the Annual Meeting. The Chair of the Board may refuse to acknowledge the introduction of any shareholder nomination or proposal not made in compliance with the foregoing procedures.

In addition to satisfying the requirements under the Company’s Bylaws, including the notice deadlines set forth above and therein, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the additional requirements of Rule 14a-19 under the Exchange Act, which written notice must be postmarked or transmitted electronically to the Secretary at our principal executive offices at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, no later than March 7, 2027. However, if the date of the 2027 Annual Meeting is changed by more than 30 days from May 6, 2027, then written notice must be provided by the later of the 60th day prior to the date of the 2026 Annual Meeting and the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by us.

ANNUAL REPORT

Our consolidated financial statements for the fiscal year ended December 31, 2025, are included in our 2025 Annual Report to Shareholders, which we are providing to our shareholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also posted on the Internet at http://www.wynnresorts.com on the Company Information page under the “Annual Meeting” heading. If you would like to receive a printed copy of these materials, please call our Investor Relations department at (702) 770-7555 or send a written request to the Company at Wynn Resorts, Limited, c/o Investor Relations, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and we will send a copy to you without charge.

HOUSEHOLDING

Shareholders who are beneficial owners, but not the record holders, of the Company’s securities and share a single address may receive only one copy of the Company’s proxy materials, unless the broker, bank or other nominee delivering the materials has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of the proxy materials, now or in the future, should submit his or her request to the Company by telephone at (702) 770-7555 or by submitting a written request to Wynn Resorts, Limited, c/o Investor Relations, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all shareholders at the shared address in the future.

OTHER BUSINESS

The Company is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by the executed proxies on such matters as they determine appropriate in their discretion.

Appendix A

WYNN RESORTS, LIMITED

THIRD AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN

ARTICLE 1.

PURPOSE

The purpose of the Wynn Resorts, Limited Third Amended and Restated 2014 Omnibus Incentive Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Wynn Resorts, Limited, a Nevada corporation, (the “Company”) by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 13.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Affiliate” shall mean any Parent or Subsidiary.

2.3 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4 “Applicable Law” shall mean any applicable law, including without limitation: (i) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (ii) corporate, securities, tax, gaming or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (iii) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.5 “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Deferred Stock Unit award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.6 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.7 “Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.

2.8 “Board” shall mean the Board of Directors of the Company.

2.9 “Change in Control” shall mean the occurrence of any one of the following events: (a) the direct or indirect acquisition by an unrelated “Person” or “Group” of “Beneficial Ownership” (as such terms are defined below) of more than fifty percent (50%) of the voting power of the Company’s issued and outstanding voting securities in a single transaction or a series of related transactions; (b) the direct or indirect sale or transfer by the Company of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions; (c) the consummation of the merger, consolidation or reorganization of the Company with or into another corporation or other entity in which the Beneficial Owners of more than fifty percent (50%) of the voting power of the Company’s issued and outstanding voting securities immediately before such merger or consolidation do not own more than fifty percent (50%) of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or (d) more than fifty percent (50%) of the members of the Company’s Board are individuals who were neither members of the Board immediately following the closing of the Company’s initial public offering nor individuals whose election (or nomination for election) to the Board was approved by a vote of at least fifty percent (50%) of the members of the Board immediately before such election or nomination (“Approved Directors”).

For purposes of determining whether a Change in Control has occurred, the following Persons and Groups shall not be deemed to be “unrelated”: (i) any Person or Group directly or indirectly having Beneficial Ownership of more than fifty percent (50%) of the issued and outstanding voting power of Company’s voting securities immediately before the transaction in question, (ii) any Person or Group of which the Company has Beneficial Ownership of more than fifty percent (50%) of the voting power of the issued and outstanding voting securities immediately before the transaction in question, and (iii) any Person or Group of which more than fifty percent (50%) of the voting power of the issued and outstanding voting securities are owned, directly or indirectly, by Beneficial Owners of more than fifty percent (50%) of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question. The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Exchange Act and the rules and regulations promulgated thereunder.

Notwithstanding the foregoing, an individual shall not be deemed to be an Approved Director if such individual became a member of the Board as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), or as a result of an agreement to avoid or settle an Election Contest or Proxy Contest.

In addition, if a Change in Control constitutes a payment event with respect to any portion of an Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in the Treasury Regulation §1.409A-3(i)(5) shall be consistent with such regulation.

2.10 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

2.11 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 13.1.

2.12 “Common Stock” shall mean the common stock of the Company.

2.13 “Company” shall have the meaning set forth in Article 1.

2.14 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.15 “Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.16 “Deferred Stock” shall mean a right to receive Shares awarded under Section 10.4.

2.17 “Deferred Stock Unit” shall mean a right to receive Shares awarded under Section 10.5.

2.18 “Director” shall mean a member of the Board, as constituted from time to time.

2.19 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 10.2.

2.20 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.21 “Effective Date” shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the Company’s stockholders.

2.22 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.

2.23 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate.

2.24 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.25 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.26 “Expiration Date” shall have the meaning set forth in Section 14.1.

2.27 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.28 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.29 “Holder” shall mean a person who has been granted an Award.

2.30 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.31  “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.32 “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

2.33 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.34 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.35 “Option Term” shall have the meaning set forth in Section 6.4.

2.36 “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.37 “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 10.1.

2.38 “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.39 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) operating income (either before or after one or more of the following (a) depreciation, (b) amortization, (c) pre-opening costs, (d) property charges and other corporate expenses, (e) intercompany golf course and water rights leases, (f) stock-based compensation, (g) triple-net operating lease rent expense related to Encore Boston Harbor, and (h) other non-operating income), (ii) adjusted property EBITDAR defined as earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, intercompany golf course and water rights leases, stock-based compensation, triple-net operating lease rent expense related to Encore Boston Harbor, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates, (iii) normalized adjusted property EBITDAR, (iv) income before income tax, (v) net income (either before or after net income attributable to non-controlling shareholdings) and adjusted net income, (vi) basic or diluted income per share of common stock and adjusted basic or diluted income per share of common stock, (vii) net revenue, (viii) cash flow (including, but not limited to, cash flow from operations, actual or free cash flow), (ix) return on assets, return on capital, return on stockholders’ equity and total stockholder return, return on sales, (x) operating margins or adjusted property EBITDAR margins, (xi) departmental profit contributions (xii) costs and expenses management, (xiii) working capital management, (xiv) cash conversion cycle, (xv) weighted average cost of capital, (xvi) maintenance of leverage targets, (xvii) dividend payout ratio, (xviii) dividend growth, (xix) price per share of common stock, (xx) economic value, (xxi) productivity ratios, (xxii) market share, (xxiii) objective measure of customer satisfaction, (xxiv) implementation or completion of critical projects, (xxv) achievement of construction or development milestones, (xxvi) achievement of strategic objectives (including development activity), (xxvii) completion of capital markets transactions, (xxviii) maintenance or achievement of corporate rating targets and (xxix) third party recognition of quality of service and/or product (e.g. Forbes star awards or similar); any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.40 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.41 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

2.42 “Performance Stock Unit” shall mean a Performance Award awarded under Section 10.1 which is denominated in units of value including dollar value of Shares.

2.43 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Administrator, after taking into account Applicable Law.

2.44  “Plan” shall have the meaning set forth in Article 1.

2.45 “Prior Plan” shall mean the Amended and Restated Wynn Resorts, Limited 2002 Stock Incentive Plan, as may be amended from time to time.

2.46 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.47 “Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.48 “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 9.

2.49 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.50 “Shares” shall mean shares of Common Stock.

2.51 “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 11.

2.52 “Stock Appreciation Right Term” shall have the meaning set forth in Section 11.4.

2.53 “Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 10.3.

2.54 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.55 “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.56 “Termination of Service” shall mean:

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Section 14.2 and Section 3.1(b) the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 4,353,847; provided, however, no more than 4,353,847 Shares may be issued upon the exercise of Incentive Stock Options.

(b) If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 at the same price paid by the Holder so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2 Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 14.2, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be 1,500,000, and the maximum aggregate amount of cash that may be paid in cash to any person during any calendar year with respect to one or more Awards payable in cash shall be $20,000,000; provided further, that the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any Non-Employee Director during any calendar year shall be 50,000. To the extent required by Section 162(m) of the Code, Shares subject to Awards which are canceled shall continue to be counted against the Award Limit.

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 4.6 regarding the grant of Awards pursuant to the Non-Employee Director Equity Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5 Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.6 Non-Employee Director Awards. The Administrator may, in its discretion, provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written non-discretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its discretion.

4.7 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS PERFORMANCE-BASED COMPENSATION.

5.1 Purpose. The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2 Applicability. The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Eligible Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3 Types of Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals, Restricted Stock Units that vest and become payable upon the attainment of specified Performance Goals and any Performance Awards described in Article 10 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

5.4 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Eligible Individuals which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.5 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or an Affiliate throughout the Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

5.6 Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

6.1 Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the

Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

6.3 Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4 Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 6.4, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 14.1, any other term or condition of such Option relating to such a Termination of Service.

6.5 Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator.

(b) No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option.

6.6 Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

6.7 Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining Option Term as the substituted Option.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

7.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 12.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Sections 12.1 and 12.2.

7.3 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 8.

AWARD OF RESTRICTED STOCK

8.1 Award of Restricted Stock.

(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

8.2 Rights as Stockholders. Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 8.3. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

8.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Program or the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement. Notwithstanding the foregoing, the Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

8.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, in it sole discretion, (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.

8.6 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 9.

AWARD OF RESTRICTED STOCK UNITS

9.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

9.2 Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

9.3 Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

9.4 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Affiliate, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

9.5 Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 12.4(e), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

9.6 Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

9.7 No Rights as a Stockholder. Unless otherwise determined by the Administrator, a Holder who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until the same are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.

9.8 Dividend Equivalents. Subject to Section 10.2, the Administrator may, in its sole discretion, provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the maturity date of such Award.

ARTICLE 10.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK

PAYMENTS, DEFERRED STOCK, DEFERRED STOCK UNITS

10.1 Performance Awards.

(a) The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.

(b) Without limiting Section 10.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5.

10.2 Dividend Equivalents.

(a) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

10.3 Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

10.4 Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

10.5 Deferred Stock Units. The Administrator is authorized to grant Deferred Stock Units to any Eligible Individual. The number of Deferred Stock Units shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Stock Unit shall entitle the Holder thereof to receive one Share on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may (but is not required to) be the date of the Holder’s Termination of Service). Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

10.6 Term. The term of a Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award shall be set by the Administrator in its sole discretion.

10.7 Purchase Price. The Administrator may establish the purchase price of a Performance Award, Shares distributed as a Stock Payment award, shares of Deferred Stock or Shares distributed pursuant to a Deferred Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

10.8 Termination of Service. A Performance Award, Stock Payment award, Dividend Equivalent award, Deferred Stock award and/or Deferred Stock Unit award is distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award may be distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 11.

AWARD OF STOCK APPRECIATION RIGHTS

11.1 Grant of Stock Appreciation Rights.

(a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b) A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 11.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the Shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market

Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

11.2 Stock Appreciation Right Vesting.

(a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b) No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

11.3 Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

11.4 Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right Term. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder or the first sentence of this Section 11.4, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 14.1, any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

11.5 Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 11 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 12.

ADDITIONAL TERMS OF AWARDS

12.1 Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

12.2 Tax Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required or permitted by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may, in its sole discretion and subject to such terms and conditions as it may specify, allow or provide for the Company to withhold Shares otherwise issuable under an Award (or allow the surrender of Shares) in payment of such tax withholding. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase sufficient to satisfy the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with any applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation. Pursuant to Section 3.1(b)(ii), any such Shares withheld or surrendered will not be available for future grants of Awards under the Plan.

12.3 Transferability of Awards.

(a) Except as otherwise provided in Section 12.3(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 12.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution or pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer.

(c) Notwithstanding Section 12.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or has a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse, or domestic partner, as applicable, as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

12.4 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with Applicable Law.

(b) All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

12.5 Forfeiture and Claw-Back Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:

(a) (i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder); and

(b) All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

12.6 Prohibition on Repricing. Subject to Section 14.2, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 14.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

ARTICLE 13.

ADMINISTRATION

13.1 Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, and with respect to Awards that are intended to be Performance-Based Compensation, including Options and Stock Appreciation Rights, then the Committee (or another committee or subcommittee of the Board assuming the functions of the Committee under the Plan) shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded; provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6.

13.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 14.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

13.3 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.4 Authority of Administrator. Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any Performance Criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)  Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)  Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j)  Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 14.2.

13.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

13.6 Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 13; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and other Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 14.

MISCELLANEOUS PROVISIONS

14.1 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 14.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14.2, (a) increase the limits imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (b) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 12.6, or (c) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 14.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may an Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

14.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than cash dividends) of Company assets to stockholders, or any other change affecting the Shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3 on the maximum number and kind of Shares which may be issued under the Plan, adjustments of the Award Limit); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 14.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.2(a) and 14.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3 on the maximum number and kind of Shares which may be issued under the Plan, adjustments of the Award Limit). The adjustments provided under this Section 14.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d) Upon a Change in Control, the Administrator, may, in its sole discretion, do one or more of the following: (i) shorten the period during which Options or Stock Appreciation Rights are exercisable (provided they remain exercisable for at least 30 days after the date notice of such shortening is given to the holders of the Options or Stock Appreciation Rights); (ii) accelerate any vesting schedule to which an Award is subject; (iii) arrange to have the surviving or successor entity or any parent entity thereof assume the Awards; or (iv) cancel Awards upon payment to the holders of the Awards in cash, with respect to each Award to the extent then exercisable or vested

(including, if applicable, any Awards as to which the vesting schedule has been accelerated as contemplated in clause (ii) above), of an amount that is the equivalent of the excess of the Fair Market Value of the Common Stock (at the effective time of the merger, reorganization, sale or other event) over (in the case of Options or Stock Appreciation Rights) the exercise price of the Option or Stock Appreciation Right. The Administrator may also provide for one or more of the foregoing alternatives in any particular Award Agreement. For the purposes of this Section 14.2(d), an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(e) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(f) With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(g) The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h) No action shall be taken under this Section 14.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(i) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

14.3 Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when the Plan is approved by the stockholders; and provided, further, that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

14.4 No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

14.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

14.6 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

14.7 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Law.

14.8 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

14.9 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Nevada without regard to conflicts of laws thereof or of any other jurisdiction.

14.10 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

14.11 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

14.12 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.

14.13 Indemnification. To the extent allowable pursuant to Applicable Law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.14 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.15 Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

SW STEAKHOUSE, WYNN LAS VEGAS
RENOVATION COMPLETED AUGUST 2025

WYNN RESORTS, LIMITED ATTN: CORPORATE SECRETARY 3131 LAS VEGAS BLVD. SOUTH LAS VEGAS, NV 89109 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 5, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WYNN2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 5, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V87713-P44862 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY WYNN RESORTS, LIMITED The Board of Directors recommends you vote FOR each of the following nominees for director set forth in Proposal 1: 1. To elect three Class III directors to serve until the 2029 Annual Meeting of Shareholders Nominees: For Against Abstain 1a. Richard J. Byrne 1b. Patricia Mulroy 1c. Philip G. Satre The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. 3. To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the Proxy Statement. 4. To approve an amendment and restatement of our amended and restated 2014 Omnibus Incentive Plan to increase the authorized shares by 3,000,000 shares. NOTE: To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com V87714-P44862 WYNN RESORTS, LIMITED Proxy for Annual Meeting of Shareholders To Be Held on May 6, 2026 This proxy is solicited by the Board of Directors The undersigned shareholder of Wynn Resorts, Limited, a Nevada corporation (the “Company”), hereby appoints Craig S. Billings or Jacqui Krum, and each of them, as proxies for the undersigned, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held virtually at www.virtualshareholdermeeting.com/WYNN2026 on May 6, 2026, at 8:00 a.m., PT (the “Annual Meeting”), and at any adjournment(s) or postponement(s) thereof, and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Annual Meeting, with the same effect as if the undersigned were present. The undersigned instructs such proxies or their substitutes to act on the matters referred to on the reverse side of this Proxy as specified by the undersigned, and to vote in such manner as such proxies or their substitutes may determine on any other matters that may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES LISTED ON PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2, “FOR” PROPOSAL NO. 3 AND “FOR” PROPOSAL NO. 4 AND THEY WILL BE VOTED IN THE DISCRETION OF THE PROXIES OR THEIR SUBSTITUTES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. IMPORTANT - This Proxy is continued and must be signed and dated on the reverse side. Continued and to be signed on reverse side